Exhibit 10.1

77 CITYPOINT

WALTHAM, MASSACHUSETTS

LEASE DATED AS OF FEBRUARY 13th, 2008

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 77 CityPoint, Waltham, Massachusetts.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

REFERENCE DATA

1.1           Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	BP Fourth Avenue, L.L.C., a Delaware limited liability company

Landlord’s Original Address	c/o Boston Properties Limited Partnership Prudential Tower 800 Boylston Street, Suite 1900 Boston, MA 02199-8103

Landlord’s Construction Representative:	Jon Randall or Ben Lavery

Tenant:	Phase Forward, Inc., a Delaware corporation

Tenant’s Original Address:	880 Winter Street Waltham, MA

Tenant’s Construction Representative:	John Pilkington at A/E/C Solutions

Interim Plans Date:	March 14, 2008

Tenant Plans Date:	April 18, 2008

Long Lead Item Release Date:	May 2, 2008

Authorization to Proceed Date:	May 16, 2008

Estimated Commencement Date:	December 1, 2008

Commencement Date:	As defined in Section 2.4.

Outside Completion Date:	June 1, 2009

Rent Commencement Date:	Three (3) months after the Commencement Date.

Estimated Rent Commencement Date:	March 1, 2009

Term (Sometimes Called the “Original Term”):

The period commencing on the Commencement Date and expiring on the last day of the one hundred twentieth (120th) calendar month after the Rent Commencement Date (plus the partial month, if any, immediately following the Commencement Date) (“Expiration Date”), unless extended or sooner terminated as provided in this Lease.

Extension Options:	Two (2) periods of five (5) years each as provided in and on the terms set forth in Section 8.20 hereof.

The Site:	That certain parcel of land known as and numbered 77 Fourth Avenue, Waltham, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto.

The Building:	The Building known as and numbered 77 CityPoint, Waltham, Massachusetts.

Premises A:

The entire second (2nd), third (3rd) and sixth (6th) floors of the Building and certain portions of the first (1st) and fourth (4th) floors of the Building, all as shown on the floor plans annexed hereto as Exhibit D-1 and incorporated herein by reference.

Premises B:	A portion of the first (1st) floor of the Building, as shown on the floor plan annexed hereto as Exhibit D-2 and incorporated herein by reference.

Premises C:	A portion of the fourth (4th) floor of the Building, as shown on the floor plan annexed hereto as Exhibit D-3 and incorporated herein by reference.

Premises:

Premises A, Premises B and Premises C, collectively (it being understood and agreed that wherever in this Lease the term “Premises” is used, it shall be deemed to refer to Premises A, Premises B and Premises C collectively and not to any of the foregoing spaces independently, unless the applicable language specifically and expressly indicates that the reference is intended to be made to one of the foregoing independently).

Number of Parking Spaces:	To be provided at the rate of 3.4 spaces per 1,000 of Rentable Floor Area of the Premises, subject to the terms and conditions of Section 2.2.1 below.

Premises A Annual Fixed Rent:

(a) For Lease Years one (1) through five (5), at the annual rate of $5,921,800.50 (being the product of (x) $39.50 and (y) the “Rentable Floor Area of Premises A” (as hereinafter defined in this Section 1.1)), provided, however, that Premises A Annual Fixed Rent shall not commence until the Rent Commencement Date (as hereinabove defined in this Section 1.1).

(b) For Lease Years six (6) through ten (10), at the annual rate of $6,521,476.50 (being the product of (x) $43.50 and (y) the Rentable Floor Area of Premises A).

(c) During the extension option periods (if exercised), as determined pursuant to Section 8.20.

Premises B Annual Fixed Rent:

(a) For Lease Years one (1) through five (5), at the annual rate of $180,400.50 (being the product of (x) $41.50 and (y) the “Rentable Floor Area of Premises B” (as hereinafter defined in this Section 1.1)), provided, however, that Premises B Annual Fixed Rent shall not commence until the Rent Commencement Date (as hereinabove defined in this Section 1.1).

(b) For Lease Years six (6) through ten (10), at the annual rate of $197,788.50 (being the product of (x) $45.50 and (y) the Rentable Floor Area of Premises B).

(c) During the extension option periods (if exercised), as determined pursuant to Section 8.20.

Premises C Annual Fixed Rent:

(a) For Lease Years one (1) through five, at the annual rate of $477,972.00 (being the product of (x) $44.00 and (y) the “Rentable Floor Area of Premises C” (as hereinafter defined in this Section 1.1)), provided, however, that Premises C Annual Fixed Rent shall not commence until the Rent Commencement Date (as hereinabove defined in this Section 1.1).

(b) For Lease Years six (6) through ten (10), at the annual rate of $521,424.00 (being the product of (x) $48.00 and (y) the Rentable Floor Area of Premises C).

(c) During the extension option periods (if exercised), as determined pursuant to Section 8.20.

Annual Fixed Rent:

The sum of Premises A Annual Fixed Rent, Premises B Annual Fixed Rent and Premises C Annual Fixed Rent (it being understood and agreed that wherever in this Lease the term “Annual Fixed Rent” is used, it shall be deemed to refer to Premises A Annual Fixed Rent, Premises B

Annual Fixed Rent and Premises C Annual Fixed Rent collectively and not to any of the foregoing rental amounts independently, unless the applicable language specifically and expressly indicates that the reference is intended to be made to one of the foregoing independently).

Lease Year:

For purposes hereof, “Lease Year” shall mean a twelve-(12)-month period beginning on the Rent Commencement Date or an anniversary of the Rent Commencement Date, provided, however, that (i) the first Lease Year shall include the period from the Commencement Date through the Rent Commencement Date (notwithstanding that this will result in a Lease Year containing more than twelve (12) months) and (ii) if the Rent Commencement Date does not fall on the first day of a calendar month, then the first Lease Year shall begin on the Commencement Date and end on the last day of the month containing the first anniversary of the Rent Commencement Date, and each succeeding Lease Year shall begin on the day following the last day of the prior Lease Year.

Base Operating Expenses:	Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2009 (being January 1, 2009 through December 31, 2009).

Base Taxes:

Landlord’s Tax Expenses (as hereinafter defined in Section 2.7), representing a fully-assessed building (which will be determined in conjunction with the Waltham Tax Assessor’s Office), for fiscal tax year 2010 (being July 1, 2009 through June 30, 2010); provided that in the event that certificates of occupancy have not been authorized for issuance for both the Base Building Work and the Tenant Improvement Work by December 31, 2008

(unless either of the same have not been so authorized as the result of a Tenant Delay, as defined in Section 3.2(B) below), or the tax assessment for fiscal tax year 2010 is otherwise discounted by the Waltham tax assessor due to Tenant not having been in occupancy of the Premises (provided Tenant moves in within thirty (30) days following the Substantial Completion Date), then Base Taxes shall be Landlord’s Tax Expenses, representing a fully-assessed building, for the fiscal tax year next following the first January 1 after such certificate of occupancy is issued. By way of example only, if the applicable certificate of occupancy is issued on February 15, 2009, then Base Taxes shall be based upon fiscal tax year 2011, which begins on July 1, 2010, and which therefore is the first fiscal tax year next following the first January 1 after the certificate of occupancy is issued (being January 1, 2010). Notwithstanding the foregoing, in no event shall the Base Taxes be less than the average taxes, on a per square foot basis, for the fiscal year on which the Base Taxes are computed for the following properties in Waltham, Massachusetts: 201 Jones Road, 230 CityPoint, and 200 West Street.

Tenant Electricity:	Initially as provided in Section 2.5 subject to adjustment as provided in Section 2.8.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Rentable Floor Area of Premises A:	149,919 square feet, subject to the provisions of Section 2.1 hereof.

Rentable Floor Area of Premises B:	4,347 square feet, subject to the provisions of Section 2.1 hereof.

Rentable Floor Area of Premises C:	10,863 square feet, subject to the provisions of Section 2.1 hereof.

Rentable Floor Area of the Premises:

165,129 square feet (being the sum of the Rentable Floor Area of Premises A, the Rentable Floor Area of Premises B and the Rentable Floor Area of Premises C), subject to the provisions of Section 2.1 hereof (it being understood and agreed that wherever in this Lease the term “Rentable Floor Area of the Premises” is used, it shall be deemed to refer to the Rentable Floor Area of Premises A, the Rentable Floor Area of Premises B and the Rentable Floor Area of Premises C collectively and not to any of the foregoing rentable floor areas independently, unless the applicable language specifically and expressly indicates that the reference is intended to be made to one of the foregoing independently).

Total Rentable Floor Area of the Building:	Agreed to contain 209,707 square feet.

Permitted Use:	General office purposes and uses ancillary thereto (such as kitchenettes, executive bathrooms, server rooms, etc.) as from time to time permitted under the Zoning By-Law for the City of Waltham.

Initial Minimum Limits of Tenant’s Commercial General Liability:	$10,000,000.00 combined single limit per occurrence on a per location basis, which can be achieved through a combination of primary and umbrella liability coverage.

Broker(s):	DTZ FHO Partners One International Place Boston, MA 02110

Security Deposit:	$961,980.25 subject to and in accordance with the provisions of Section 8.21 below.

Guarantor:	None.

1.2           Exhibits

There are incorporated as part of this Lease:

Exhibit A	Description of Site

Exhibit B-1	Base Building Plans and Specifications

Exhibit B-2	Base Building Enhancements

Exhibit B-3	Interim Plan Requirements

Exhibit B-4	Tenant Plan and Working Drawing Requirements

Exhibit B-5	Pre-Approved General Contractors

Exhibit C	Landlord’s Services

Exhibit D-1	Premises A Floor Plan

Exhibit D-2	Premises B Floor Plan

Exhibit D-3	Premises C Floor Plan

Exhibit E	Form of Declaration Fixing Specific Dates

Exhibit F	Form of Lien Waivers

Exhibit G	Form of Letter of Credit

Exhibit H	Broker Determination of Annual Market Rent

Exhibit I-1	Impact Signage Conceptual Plan

Exhibit I-2	Monument Sign Conceptual Plan

Exhibit I-3	Building Signage Conceptual Plan

Exhibit J	Roof Location for Emergency Generator

Exhibit K	CityPoint Project

Exhibit L	Form of Notice of Lease

1.3           Table of Articles and Sections

ARTICLE I		1
Reference Data		1
1.1	Subjects Referred To	1
1.2	Exhibits	7

1.3	Table of Articles and Sections	8

ARTICLE II	11
Building, Premises, Term and Rent	11
2.1	The Premises	11
2.2	Rights to Use Common Facilities	18
2.3	Landlord’s Reservations	23
2.4	Habendum	23
2.5	Fixed Rent and Electricity Payments	23
2.6	Operating Expenses	24
2.7	Real Estate Taxes	34
2.8	Tenant Electricity	37

ARTICLE III	40
Construction	40
3.1	Base Building Work; Base Building Enhancements	40
3.2	Tenant Improvement Work	40
3.3	Substantial Completion	49
3.4	Tenant’s Remedies Based on Delays in Landlord’s Work	52
3.5	Quality and Performance of Work	53
3.6	Landlord’s Contribution; Tenant Plan Excess Costs	55
3.7	Arbitration	57

ARTICLE IV	57
Landlord’s Covenants; Interruptions and Delays	57
4.1	Landlord Covenants	57
4.2	Interruptions and Delays in Services and Repairs, Etc.	61
4.3	Landlord’s Insurance	63
4.4	Landlord’s Indemnity	64
4.5	Leasing Restriction	64

ARTICLE V	65
Tenant’s Covenants	65
5.1	Payments	65
5.2	Repair and Yield Up	65
5.3	Use	66
5.4	Obstructions; Items Visible From Exterior; Rules and Regulations	68
5.5	Safety Appliances	68
5.6	Assignment; Sublease	68
5.7	Indemnity; Insurance	77
5.8	Personal Property at Tenant’s Risk	78
5.9	Right of Entry	79
5.10	Floor Load; Prevention of Vibration and Noise	79
5.11	Personal Property Taxes	79
5.12	Compliance with Laws	80
5.13	Payment of Litigation Expenses	80
5.14	Alterations	80

5.15	Vendors	84
5.16	Patriot Act	84

ARTICLE VI		85
Casualty and Taking		85
6.1	Damage Resulting from Casualty	85
6.2	Uninsured Casualty	87
6.3	Rights of Termination for Taking	88
6.4	Award	89
6.5	Allocation of Proceeds Following Termination	90

ARTICLE VII		91
Default		91
7.1	Tenant’s Default	91
7.2	Landlord’s Default	95

ARTICLE VIII		95
Miscellaneous Provisions		95
8.1	Extra Hazardous Use	95
8.2	Waiver	95
8.3	Cumulative Remedies	96
8.4	Quiet Enjoyment	96
8.5	Notice to Mortgagee and Ground Lessor	97
8.6	Assignment of Rents	97
8.7	Surrender	98
8.8	Brokerage	98
8.9	Invalidity of Particular Provisions	98
8.10	Provisions Binding, Etc.	99
8.11	Recording; Confidentiality	99
8.12	Notices	99
8.13	When Lease Becomes Binding	100
8.14	Section Headings	101
8.15	Rights of Mortgagee	101
8.16	Status Reports and Financial Statements	102
8.17	Self-Help	102
8.18	Holding Over	104
8.19	Non-Subrogation	104
8.20	Extension Option	105
8.21	Security Deposit	107
8.22	Late Payment	108
8.23	Tenant’s Payments	109
8.24	Waiver of Trial By Jury	109
8.25	Governing Law	109
8.26	Tenant’s Equipment	109
8.27	Building Amenities	113
8.28	Emergency Generator	113
8.29	Neighborhood Utilities and Telecommunications Lines	116

8.30	Waiver of Landlord’s Lien	117
8.31	Arbitration	117

ARTICLE II

BUILDING, PREMISES, TERM AND RENT

2.1           The Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Building excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor. Tenant shall have the non-exclusive right to use the loading areas, fan rooms, janitorial, electrical, telephone and telecommunications closets, conduits, risers, shafts, plenum spaces and elevators serving such Building, subject, however, to the extent Tenant is given prior written notice thereof, Landlord’s reasonable rules and regulations relative to the access to and use of such spaces.

The term “Building” means the Building identified on the first page, and which is the subject of this Lease; the term “Site” means all, and also any part of the land described in Exhibit A, plus any additions or reductions thereto resulting from the change of any abutting street line and all parking areas and structures from time to time located on the Site. The term “Property” means the Building and the Site.

2.1.1        Tenant’s Continuing Right of First Offer

(A)          For the period commencing on the first day of the nineteenth (19th) full calendar month immediately following the date of this Lease and continuing throughout the Lease Term, on the conditions (which conditions Landlord may waive by written notice to Tenant at any time), that as of both the time that any portion of the RFO Premises (as hereinafter defined) becomes available for reletting (as hereinafter defined) and as of the commencement date of Tenant’s leasing of such portion of the RFO Premises: (i) Tenant directly leases from Landlord at least 113,000 square feet of rentable floor area, (ii) no monetary or other material Event of Default of Tenant exists and there have been no more than two (2) monetary or other material Event of Default occurrences during the Lease Term, (iii) this Lease is still in full force and effect, and (iv) Tenant has neither assigned this Lease nor sublet more than twenty-five percent (25%) of the rentable floor area then leased by Tenant (except for an assignment or sublease under Section 5.6.1 below and except for the Initial Second Floor Subleases, as that term is defined in Section 5.6.6 below), Tenant shall have a right of first offer

(“Right of First Offer”) to lease the RFO Premises, as hereinafter defined.

For the purposes hereof, the “RFO Premises” shall be defined as any and all space in the Building as and when such space becomes available for reletting (as hereinafter defined).

(B)           When any portion of the RFO Premises becomes available for reletting, as hereinafter defined, Landlord shall notify Tenant (“Landlord’s RFO Premises Notice”) of the availability of such space, which notice shall contain the size, configuration, location and date of availability of such RFO Premises (which such date of availability shall be (x) the day immediately following the date on which the lease term of the then-current tenant of the RFO Premises expires, in the event the RFO Premises becomes available as the result of a lease expiration, or (y) ninety (90) days following the date of Landlord’s RFO Premises Notice, in the event the RFO Premises becomes available as the result of a termination of the existing lease prior to its scheduled expiration date), the Annual Market Rent, and the other business terms upon which Landlord is willing to so lease such space.  The net effective rental rate set forth in Landlord’s RFO Premises Notice expressed by the (i) Annual Market Rent for the RFO Premises quoted by Landlord, (ii) amount of Base Taxes and Base Operating Expenses, (iii) free rent or “build-out” period, if any, after the commencement of the lease term, (iv) tenant improvement allowance, if any, and (v) length of the lease term, shall hereinafter be referred to as “Landlord’s Offered Rental Terms.”

For the purposes hereof:

(1)           The “Annual Market Rent” shall be the annual fair market rent for such space as of the date when the same becomes available for reletting, based upon the use of such space as first class office space utilizing properties of similar class and character within the Market Area (which for the purposes of this Lease shall be defined as Waltham, South Lexington, Needham, Newton and Wellesley).

(2)           Subject to the provisions of the immediately following paragraph, RFO Premises shall be deemed “available for reletting” when Landlord reasonably determines, subject to the provisions of the next paragraph of this subsection (B), that the then current tenant or occupant of the RFO Premises will vacate the RFO Premises at the expiration or earlier termination of such tenant’s lease.

In connection with the foregoing, Tenant acknowledges and agrees that Tenant’s Right of First Offer shall be subject and subordinate to the existing extension rights of Administaff Client Services, L.P. and Pittiglio, Rabin, Todd & McGrath, Inc. (“PRTM”) (the “Existing Tenants”) under the terms of their existing leases with Landlord in effect as of the date of this Lease (the “Existing Leases”).   Landlord agrees that it shall not have the right to amend either of the Existing

Leases to provide the Existing Tenants with additional extension or expansion rights unless such rights are subordinate to Tenant’s Right of First Offer; provided, however, that notwithstanding the foregoing, if either of the Existing Tenants shall fail to exercise any extension option within the applicable time period for exercise set forth in its Existing Lease, Landlord shall nonetheless have an additional period of seven (7) business days beyond the extension exercise deadline in its lease as aforesaid within which to receive and honor an extension exercise by such Existing Tenant of its Existing Lease before the portion of the ROFO Premises leased by such Existing Tenant shall be deemed available for reletting hereunder (it being expressly understood and agreed that (x) Landlord shall have no right to provide either of the Existing Tenants with extension or renewal rights beyond those provided to such Existing Tenants in their Existing Leases  prior to the date hereof, without first providing Tenant with an opportunity to exercise its Right of First Offer hereunder and (y) the foregoing shall not preclude Landlord from providing additional extension options to either the Existing Tenants or any future tenant of RFO Premises in the event that Tenant has either declined or failed to timely exercise its Right of First Offer with respect to the portion of the RFO Premises at issue, whether or not such extension options are granted in the original lease documents executed by such tenants after Tenant has passed on such RFO Premises or in documents executed at a later date).

(C)           If Tenant wishes to exercise Tenant’s Right of First Offer, Tenant shall do so, if at all, by giving Landlord notice (“Tenant’s RFO Exercise Notice”) within ten (10) business days after receipt of Landlord’s RFO Premises Notice.  Tenant’s RFO Exercise Notice shall specify:

(i)            whether or not Tenant disputes that the Annual Fixed Rent set forth in Landlord’s RFO Premises Notice is the Annual Market Rent; and

(ii)           whether it shall be leasing the RFO Premises for (1) the lease term specified in Landlord’s RFO Premises Notice or (2) a lease term that is coterminous with the Term of this Lease with respect to the original Premises (it being understood and agreed that if less than thirty-six (36) months then remain in the Lease Term at the time Tenant delivers the Tenant’s RFO Exercise Notice and Tenant desires that the lease term with respect to the RFO Premises be coterminous with the Lease Term with respect to the original Premises and if such period is shorter than the lease term offered in Landlord’s RFO Premises Notice, Tenant must simultaneously exercise its extension option under Section 8.20 with its exercise of its rights under this Section 2.1.1 and that if no such extension option is then available to Tenant then the term with respect to the RFO Premises shall automatically be as specified in Landlord’s RFO Premises Notice) (the lease term as determined under subsection (1) or (2) being hereinafter referred to as the “Designated RFO Lease Term”).

(D)          (1)           If Tenant shall give Tenant’s RFO Exercise Notice that does not indicate a Rent Dispute, the same shall constitute an agreement to lease the RFO Premises upon all of the same terms and conditions in this Lease, except (i) to the extent inconsistent with the provisions of this Section 2.1.1, (ii) to the extent inconsistent with Landlord’s Offered Rental Terms and (iii) that the Annual Fixed Rent shall be the amount specified in Landlord’s RFO Premises Notice.  Although such agreement to lease the RFO Premises shall be self-executing and binding on Tenant upon delivery of Tenant’s RFO Exercise Notice, Landlord and Tenant shall exercise commercially reasonable good faith efforts to enter into an instrument in writing memorializing such leasing of the RFO Premises within sixty (60) days after Landlord’s submission to Tenant of an amendment therefor and provided such amendment is limited in scope to modifications of the Lease necessary to memorialize Tenant’s lease of the RFO Premises.

                (2)           If Tenant shall give Tenant’s RFO Exercise Notice that does indicate a Rent Dispute, the parties shall negotiate in good faith for a period of twenty (20) days (“Negotiation Period”) to reach agreement on the Annual Fixed Rent.  If the parties reach such agreement within the Negotiation Period, then the same shall constitute an agreement to lease the RFO Premises upon all of the same terms and conditions in this Lease, except (i) to the extent inconsistent with the provisions of this Section 2.1.1, (ii) to the extent inconsistent with the Landlord’s Offered Rental Terms and (iii) that the Annual Fixed Rent shall be the amount so agreed to by the parties pursuant to paragraph (3) below or by broker determination pursuant to paragraph (4) below, as applicable.   Although such agreement to lease the RFO Premises shall be self-executing and binding on Tenant upon the agreement of the parties during the Negotiation Period upon the Annual Fixed Rent, Landlord and Tenant shall exercise commercially reasonable good faith efforts to enter into an instrument in writing memorializing such leasing of the RFO Premises within sixty (60) days after Landlord’s submission to Tenant of an amendment therefor and provided such amendment is limited in scope to modifications of the Lease necessary to memorialize Tenant’s lease of the RFO Premises.

                (3)           If Tenant shall give Tenant’s RFO Exercise Notice that does indicate a Rent Dispute, and the parties do not reach agreement on the Annual Fixed Rent during the Negotiation Period, then Tenant shall have the right, for a period of five (5) business days after the expiration of the Negotiation Period, (i) to deliver to Landlord a notice (“Tenant’s Rescission Notice”) rescinding Tenant’s RFO Exercise Notice, or (ii) to deliver to Landlord a request (“Broker Determination Request”) for a broker determination of Annual Market Rent in accordance with the provisions of Section 8.20 and Exhibit H hereof.

(4)           If Tenant shall timely deliver the Broker Determination Request,

then the same shall constitute an agreement to lease the RFO Premises upon all of the same terms and conditions in this Lease, except (i) to the extent inconsistent with the provisions of this Section 2.1.1, (ii) to the extent inconsistent with the Landlord’s Offered Rental Terms and (iii) that the Annual Fixed Rent shall be the Annual Market Rent as determined by the broker determination; and although such agreement shall be self-executing and binding on Tenant upon delivery of the Broker Determination Request, Landlord and Tenant shall exercise commercially reasonable good faith efforts to enter into an instrument in writing memorializing such leasing of the RFO Premises within sixty (60) days after Landlord’s submission to Tenant of an amendment therefor and provided such amendment is limited in scope to modifications of the Lease necessary to memorialize Tenant’s lease of the RFO Premises.

(5)           If Tenant timely gives Tenant’s Rescission Notice, then Tenant’s RFO Exercise Notice shall be of no further force and effect, and the provisions of subsection (E) below shall apply.

(6)           If Tenant fails to timely give either a Tenant’s Rescission Notice or a Broker Determination Request, Tenant shall be deemed to have given a Tenant’s Rescission Notice.

(E)           If Tenant shall not timely exercise its rights under this Section 2.1.1 with respect to the RFO Premises designated in Landlord’s RFO Premises Notice, Landlord shall be free to lease such RFO Premises to any party.  If during the Term said RFO Premises again becomes available for reletting, Landlord shall again offer to lease such RFO Premises to Tenant pursuant to the provisions of this Section 2.1.1 and the terms of this Section shall continue to apply to such RFO Premises.

If, prior to the time that Landlord leases any portion of the RFO Premises which had previously been offered to Tenant pursuant to this Section 2.1.1 but with respect to which Tenant had declined or otherwise failed to timely exercise its Right of First Offer (such portion of the RFO Premises being hereinafter referred to as the “Declined RFO Premises”), Landlord and Tenant shall subsequently agree that such Declined RFO Premises shall be leased to Tenant (it being understood and agreed that Landlord shall be under no obligation to re-offer such space to Tenant and Tenant shall be under no obligation to lease such space from Landlord), Tenant shall be entitled to require that the Annual Fixed Rent for such Declined RFO Premises be determined by the broker determination process in the same manner as if Tenant had elected to exercise its Right of First Offer when the Declined RFO Premises was initially offered to Tenant by Landlord.

(F)           If Tenant shall timely exercise its rights under this Section 2.1.1 with respect to the RFO Premises designated in Landlord’s RFO Premises Notice and if, thereafter, the then occupant of the RFO Premises with respect to which Tenant shall have so exercised such right wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, Landlord shall use reasonable efforts and due diligence (which shall be limited to the commencement and prosecution of an eviction proceeding within sixty (60) days after the date on which the hold-over commences, but shall not require the taking of any appeal) to evict such occupant from such space and to recover from such occupant any Hold-Over Premium (as defined below) payable by such occupant. In such event, the commencement of the term of Tenant’s occupancy and lease of such additional space shall, in the event of such holding over by such occupant, be deferred until possession of the additional space is delivered to Tenant. The failure of the then occupant of such premises to so vacate shall not constitute a default or breach by Landlord and shall not give Tenant any right to terminate this Lease or to deduct from, offset against or withhold Annual Fixed Rent or Additional Rent (or any portions thereof); except that (i) if such hold-over exceeds sixty (60) days, then Tenant may, within ten (10) business days after such date, cancel the exercise of its option to lease such portion of the RFO Premises by giving to Landlord a written cancellation notice (the “Initial Cancellation Option”) and (ii) if Tenant does not exercise the Initial Cancellation Option and such hold-over exceeds three hundred (300) days, then Tenant may, within ten (10) business days after such date, cancel the exercise of its option to lease such portion of the RFO Premises by giving to Landlord a written cancellation notice (the “Subsequent Cancellation Option”) (provided, however, that in the case of both the Initial Cancellation Option and the Subsequent Cancellation Option, if Landlord delivers such RFO Premises to Tenant on or before the date thirty (30) days after Landlord receives such cancellation notice, such cancellation notice shall be void and without further force or effect).

Alternatively, in lieu of exercising the Initial Cancellation Option but without limitation of Tenant’s right to exercise the Subsequent Cancellation Option, Tenant shall have the right to require Landlord to pay to Tenant the net (i.e. net of the costs and expenses, including, attorneys’ fees, incurred by Landlord in obtaining such Hold-Over Premium) amount of any Hold-Over Premium received by Landlord from such hold-over occupant relative to periods from and after the sixty-first (61st) day of any hold-over, when and if Landlord receives any such payment; provided, however, that if Tenant does exercise the Subsequent Cancellation Option, it shall, as a condition precedent to the effectiveness of such Subsequent Cancellation Option, pay to Landlord as Additional Rent an amount equal to fifty percent (50%) of the net Hold-Over Premium paid by Landlord to Tenant through the date of exercise of the Subsequent Cancellation Option. For the purposes hereof, the term “Hold-Over Premium” shall be defined as the amount (if any) which a hold-over occupant of any portion of the RFO Premises is required to pay to Landlord in respect of its hold-over in the premises (whether characterized as rent, damages, or use and occupation) in excess of the amount of fixed rent and other charges which the tenant under whom such occupant claims would have been required to pay to Landlord had the term of such tenant’s lease been extended throughout the period of such hold-over at the same rental rate as such tenant was required to pay during the last month of its tenancy.

In the event that Tenant elects to cancel its exercise of its option hereunder as the result of a holding over by the existing occupant of the applicable portion of the RFO Premises, such portion of the RFO Premises will not be deemed available for reletting until the space has thereafter initially been leased to a third party, unless Landlord failed to comply with its obligations to use reasonable efforts and due diligence to evict the existing occupant as set forth in and limited by this Section 2.1.1(F) (in which event Landlord shall be required to re-offer the RFO Premises to Tenant prior to leasing the same to a third party).

(G)           Time is of the essence of this Section 2.1.1 and the rights granted to Tenant under this Section 2.1.1 are continuous to be effective from time to time as and when Landlord shall determine that any RFO Premises will become available for reletting and said rights may become effective more than once during the Term.

(H)          Upon Tenant’s written request made no more than twice in any calendar year during the Lease Term, Landlord shall provide Tenant with written updates of the expected availability of the leaseable areas in the Building and any buildings within the CityPoint Project then owned by Landlord or its affiliates; provided, however, that Landlord’s failure to provide such updates shall in no way be deemed to be a default of Landlord under this Lease or otherwise give rise to any liability on Landlord’s part unless such failure was in bad faith.

2.1.2        Tenant’s Contraction Option.

Tenant shall have the one-time option of surrendering a portion of the Premises consisting of the entirety of the sixth (6th) floor of the Building (the “Reduction Premises”) and containing 36,174 square feet of Rentable Floor Area (the “Rentable Floor Area of the Reduction Premises”). If Tenant shall desire to surrender the Reduction Premises, Tenant shall provide notice to Landlord its election to reduce the size of the Premises no later than the end of the fourth (4th) Lease Year and such reduction shall be effective as of the end of the fifth (5th) Lease Year (the “Surrender Date”). As of the Surrender Date, (i) Tenant shall vacate the Reduction Premises leaving the same in the condition required by this Lease upon the expiration or earlier termination of the Lease Term, (ii) the Reduction Premises shall be removed from the Premises demised to Tenant under the Lease, (iii) the “Rentable Floor Area of the Premises” shall be reduced by the Rentable Floor Area of the Reduction Premises and such reduced Rentable Floor Area of the Premises shall be used for purposes of calculating Annual Fixed Rent, Tenant’s Operating Expenses Payment, Tenant’s Tax Payment, and Tenant’s Electricity Payment from and after the Surrender Date.

Prior to the Surrender Date Landlord and Tenant agree to execute an appropriate amendment to this Lease to reflect the removal of the Reduction Premises from the space demised from Landlord to Tenant under this Lease. In addition, and as a condition prerequisite to the reduction of the Premises, Tenant shall deliver to Landlord on or before the Surrender Date an amount (the “Contraction Fee”) equal to the Unamortized Part (as defined below) of Landlord’s Transaction Costs (as defined below) in respect of the Reduction Premises. For the purposes hereof:

(i)            The “Unamortized Part” shall mean the amount which would remain unpaid as of the Surrender Date with respect to a loan in an original amount equal to Landlord’s Transaction Costs incurred by Landlord with respect to the Reduction Premises and which is amortized over the Original Term at an interest rate of ten percent (10%) per annum and repaid over the ten (10) year period commencing as of the Rent Commencement Date.

(ii)           “Landlord’s Transaction Costs” for the Reduction Premises shall be equal to the sum of: (i) Landlord’s Contribution in respect of the Reduction Premises, plus (ii) all brokerage commissions incurred by Landlord in connection with the demise of the Reduction Premises to Tenant (to be determined based upon a per square foot allocation of Landlord’s overall brokerage commissions in connection with the execution of this Lease).  Landlord shall, upon request of Tenant, promptly after the amount of the Landlord’s Transaction Costs has been determined, provide to Tenant a certified statement setting forth such costs.

2.2           Rights to Use Common Facilities

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non- exclusive right to use in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice (a) the common lobbies, corridors, stairways, elevators, trash areas, parking areas, loading areas, and other similar areas and facilities of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) common walkways and driveways necessary for access to the Building, (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor, and (d) the Amenities set forth in Section 8.27 of this Lease (collectively, the “Common Areas”). No changes shall be made to the Common Areas that would unreasonably interfere with Tenant’s access to or use of the Premises for the purposes of this Lease or that would adversely affect the quality of the Common Areas (including without limitation the Amenities) serving the Building as of the Rent Commencement Date (subject to the provisions of Section 8.27 below).  Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises except as may be required by applicable law and except that Landlord agrees to permit Verizon to have telecommunications access to the Premises and the Building at no additional charge for the purpose of providing telecommunications service to Tenant. Except as otherwise expressly provided above, if Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its reasonable discretion. Notwithstanding the foregoing, Landlord will not unreasonably withhold, condition or delay its approval of any telecommunications provider designated by Tenant to service the Premises, so long as such provider is not utilizing the Site to provide service to third parties other than Tenant.

Tenant shall have a non-exclusive right to use the fire stairwells in the Building (the “Fire Stairs”) for the purpose of access between the floors of the Building on which the Premises are located, at no additional rental charge to Tenant, provided that (1) such use shall be permitted by, and at all times be in accordance with, all applicable Legal Requirements (as that term is defined in Section 3.4 below); and (2) Tenant shall comply with all of Landlord’s reasonable rules and regulations adopted from time to time with respect thereto. Tenant may, at its sole cost and expense, install a key card locking system reasonably satisfactory to Landlord on all doors between the Fire Stairs and the floors of the Premises and tie Tenant’s security system into the Building security system, provided that in any event such locking system must be configured in such a way so as to automatically disengage in the event of an emergency. Tenant shall provide Landlord with a “master” card key so that Landlord shall have access through each entry door. Tenant may paint the Fire Stairs and install light fixtures therein and make such other Alterations as Landlord shall approve, which approval shall be granted or withheld in accordance with the terms of this Lease (provided, however, that under no circumstances shall Tenant be entitled to install (x) carpeting on the Fire Stairs or (y) lighting which does not meet the standards for emergency lighting).

2.2.1        Tenant’s Parking

(A)          Tenant shall have the right, free of charge for the Term of this Lease, to use in the parking areas on the Site throughout the Term the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles, in common with use by other tenants from time to time of the Building, provided, however, that Landlord shall not be obligated to furnish stalls or spaces on the Site specifically designated for Tenant’s use (provided further that if Landlord shall provide any other tenant in the Building with reserved parking spaces on the Site, Landlord shall (i) offer Tenant reserved spaces on the same basis as was provided to the other tenant, in proportion to the respective rentable floor areas leased by Tenant and such other tenant, and (ii) so long as Tenant occupies more rentable floor area in the Building that any other tenant, give Tenant the first opportunity  to select the location of its reserved parking spaces within the area(s) designated by Landlord for reserved parking). In the event that the Rentable Floor Area of the Premises increases or decreases at any time during the Lease Term, the Number of Parking Spaces provided to Tenant hereunder shall be increased or reduced proportionately (subject to the provisions of subsection (B) below) in accordance with the parking ratio set forth in Section 1.1.

(B)           Tenant has informed Landlord that Tenant may require parking at a ratio greater than the Number of Parking Spaces set forth in Section 1.1 (the “Original Parking Ratio”), and Landlord has estimated, based on projected parking usage patterns, that the existing parking areas on the Site can accommodate parking for up to 4.0 passenger vehicles per 1,000 square feet of the Rentable Floor Area of the Premises initially demised to Tenant (the “Higher Parking Ratio”). In connection with the foregoing, Tenant acknowledges that the total number of actual parking spaces on the Site is sufficient to satisfy parking at the Original Parking Ratio but not at the Higher Parking Ratio, and that the availability of additional parking in an amount up to the Higher Parking Ratio is dependent on the actual usage of the existing parking spaces by the tenants of the Building. Landlord represents that Landlord has not granted any other tenant or occupant of the Site the right to use parking spaces in excess of the Original Parking Ratio, and that it will use commercially reasonable efforts to enforce the terms and provisions of its leases with other tenants of the Building in the event of any use by such tenants of parking spaces in excess of the parking ratios provided to them. In addition, Landlord shall not (i) grant any tenant or occupant at the Site the right to use parking spaces serving the Building at a ratio in excess of the Original Parking Ratio, (ii) voluntarily reduce the number of available parking spaces at the Site unless expressly permitted in this Lease or (iii) grant any other owners, occupants or users of the CityPoint Project or other neighboring properties the right to park in the parking areas on the Site (such as, by way of example only, using a portion of the parking areas at the Site to satisfy any off-site parking obligations set forth in another lease at the CityPoint Project or other development by Landlord or any entity affiliated with Landlord), except to the extent that any of the foregoing can be done without adversely impacting Tenant’s ability to utilize the Higher Parking Ratio or causing a Parking Shortage (e.g., Landlord might be permitted to provide a third party with the right to park on the Site during off-peak hours or for a limited period of time, etc.)

Notwithstanding anything contained herein to the contrary (but subject to provisions of the last sentence of the next paragraph of this subsection (B)), Tenant shall not be deemed to be in default of its obligations under this Lease if it shall utilize more than the Original Parking Ratio, so long as Tenant does not exceed the Higher Parking Ratio; provided, however, that (x) the right to utilize the Higher Parking Ratio shall be personal to Phase Forward, Inc. (and any permitted assignee pursuant to Section 5.6.1) and shall not be transferable to any assignee or subtenant and (y) in the event that the size of the Premises shall increase at any time during the Term, Tenant shall only be entitled to additional parking rights for such additional premises at the Original Parking Ratio.

In the event that Tenant uses parking spaces in excess of the Original Parking Ratio and such excess usage results in the existence of a Parking Shortage (as defined in subsection (C) below), Landlord shall use commercially reasonable efforts to (x) implement a managed parking program for the parking areas on the Site (the “Managed Parking Program”) and/or (y) locate additional parking areas in the vicinity of the Site and within the CityPoint Project for use as satellite parking for the Building (the “Off-Site Parking”) (Landlord hereby further agreeing to use commercially reasonable efforts to obtain Off-Site Parking within such CityPoint Project as close to the Site as possible).  All costs associated with the Managed Parking Program shall be payable by the tenants of the Building as part of Landlord’s Operating Expenses under Section 2.6 below.  To the extent that Tenant is the sole user of the Off-Site Parking and the sole cause of the Parking Shortage, all costs associated therewith shall be payable by Tenant as Additional Rent within thirty (30) days after receipt by Tenant of an invoice from Landlord therefore (provided, however, that if Tenant is not the sole user of the Off-Site Parking, or is not the sole cause of the Parking Shortage, then Tenant shall only be required to pay its pro rata share of such costs as part of Landlord’s Operating Expenses under Section 2.6 below).  Notwithstanding the foregoing, under no circumstances shall Landlord be required to endeavor to obtain the Off-Site Parking in the event of a Parking Shortage that occurs during the last three (3) years of the Lease Term unless and until Tenant shall validly exercise its then-current extension option under Section 8.20 below (it being understood and agreed in connection with the foregoing that (x) Landlord shall have no obligation to endeavor to obtain the Off-Site Parking in the event that Tenant shall have no further rights to extend the Lease Term and (y) Landlord shall nonetheless be required to use commercially reasonable efforts to implement the Managed Parking Program to address the Parking Shortage irrespective of the amount of time remaining in the Lease Term).

Tenant acknowledges and agrees that there may be a temporary disruption in parking in connection with the conversion to a Managed Parking Program and/or Off-Site Parking, and Tenant shall reasonably cooperate with Landlord during such conversion (Landlord hereby agreeing to use commercially reasonable efforts to minimize such disruption).  Tenant further acknowledges and agrees that Landlord shall in no event be deemed to be in default of its obligations under this Lease if it cannot provide Tenant with parking in excess of the Original Parking Ratio, provided that Landlord has used commercially reasonable efforts to implement the Managed Parking Program and/or obtain the Off-Site Parking as set forth herein.  In addition, in the event there is a Parking Shortage and Landlord has been unable to implement a Managed Parking Program and/or provide Off-Site Parking despite the use of commercially reasonable efforts as aforesaid, Landlord shall have the right to modify the configuration of or access to the parking areas on the Site (e.g., by creating or designating separate “pods” within the parking areas for parking by specific tenants) as Landlord deems appropriate in its reasonable discretion to insure that Landlord is able to fulfill its obligations under leases with other Building tenants and Tenant to provide parking to such tenants and Tenant at the Original Parking Ratio.  In the event that Landlord does create separate “pods” as aforesaid, Landlord shall meet with Tenant beforehand to discuss the proposed location(s) of such pods (Landlord hereby agreeing to consult with Tenant in good faith regarding the location(s) of such pods, provided that the final determination shall be made by Landlord in its reasonable discretion).

(C)           For the purposes hereof, a “Parking Shortage” shall be defined as a lack of available parking spaces on the Site, as determined in accordance with the following procedure:

(i)            In the event that Landlord receives four (4) written complaints from tenants of the Building (which shall include complaints by Tenant) over a period of two (2) weeks indicating that they are unable to find parking spaces at the Building, Landlord shall perform and complete a parking survey of the Site within four (4) weeks of its receipt of the last such complaint.

(ii)           If the parking survey indicates that fewer than seven (7) parking spaces on the Site are available for tenant and visitor parking on more than four (4) Business Days over a period of two (2) weeks, then Landlord shall attempt to ascertain whether the cause of the problem is a particular tenant’s overuse of the number of parking spaces provided to such tenant under the terms of its lease and shall take reasonable measures to enforce the terms of such lease and rectify the situation.

(iii)          In the event that the overuse cannot be readily addressed by Landlord or is caused by Tenant’s use of parking spaces in excess of the Original Parking Ratio, then a Parking Shortage shall be deemed to exist and shall trigger Landlord’s obligations under this Section 2.2.1 to use commercially reasonable efforts to implement the Managed Parking Program and/or obtain the Off-Site Parking.

(D)          Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site (which may include vehicle stickers and/or access card programs), provided such rules and regulations are not inconsistent with Tenant’s rights under this Lease and are of general applicability to the occupants of the Site. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.6 through Section 5.6.5 or to a Permitted Occupant under Section 5.6.7 below (with the exception of the right to use parking spaces in excess of the Original Parking Ratio, which may not be transferred other than in connection with a transfer permitted under Section 5.6.1 of this Lease). Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.3           Landlord’s Reservations

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use and upon reasonable prior notice to Tenant (except in the event of an emergency): (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. In exercising its rights hereunder, Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises for the Permitted Use, consistent with the nature of the rights being exercised.

2.4           Habendum

Tenant shall have and hold the Premises for a period commencing on the date (the “Commencement Date”) that is the earlier of (a) the Substantial Completion Date (as that term is defined in Section 3.3 below) (but in no event prior to December 1, 2008), and (b) that date on which Tenant commences occupancy of any portion of the Premises for the Permitted Use and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 8.20.

As soon as may be convenient after the determination of the Commencement Date, Rent Commencement Date and Expiration Date, Landlord and Tenant agree to join with each other in the execution of a written Declaration, in the form of Exhibit E, in which said dates shall be stated. If Tenant fails to execute or correct such Declaration within thirty (30) days after such Declaration is submitted by Landlord to Tenant, the Commencement Date, Rent Commencement Date and Expiration Date shall be as originally set forth in the Declaration delivered by Landlord.

2.5           Fixed Rent and Electricity Payments

Tenant agrees to pay to Landlord, or as directed by Landlord, at Landlord’s Original Address specified in Section 1.1 hereof, or at such other place as Landlord shall from time to time designate by at least thirty (30) days prior written notice to Tenant, (1) (a) on the Rent Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (b) on the Commencement Date and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, an amount estimated by Landlord from time to time to cover Tenant’s monthly payments for electricity under Section 2.8 hereinbelow, and (2) on the first day of each and every calendar month during each extension option period (if exercised), a sum equal to (a) one twelfth (1/12th) of the Annual Fixed Rent as determined in Section 8.20 for the applicable extension option period plus (b) then applicable monthly electricity charges (subject to escalation for electricity as provided in Section 2.8 hereof). Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of America in Dallas, Texas, Bank Routing Number 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012, and in the case of (ii) or (iii) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address. All remittances received by Boston Properties Limited Partnership, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Rent Commencement Date (with the exception of payments on account of electricity, which shall commence on the Commencement Date as set forth in the first paragraph of this Section 2.5 and Tenant’s Operating Expenses Payment and Tenant’s Tax Payment which shall be commence as set forth in Sections 2.6 and 2.7, respectively); and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6           Operating Expenses

“Landlord’s Operating Expenses” means the cost of operation of the Building and the Site which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than twelve (12) months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage, provided, however, with respect to insurance coverages required to be carried by a holder of a mortgage, such coverages are of the type and amounts customarily required to be carried by lenders of comparable class A, multi-tenant office buildings in the Market Area); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged exclusively in the operating, maintaining or cleaning of the Building or Site (and in the event such persons are also employed on other properties of Landlord or its affiliates, such compensation shall be equitably prorated among the Building and such other properties), water, sewer, electric, gas, oil and telephone charges (excluding utility charges separately chargeable to tenants for additional or special services and excluding costs to supply electricity to leaseable areas of the Building, with the exception of any building management offices); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursable from contractors under guarantees); cost of snow removal and care of landscaping; cost of operating, maintaining, cleaning and providing utilities to any conference center, cafeteria, fitness center or other amenity serving the Building (and excluding any costs to construct and initially furnish such amenities or any subsidy for cafeteria operations unless specifically agreed to by Tenant in writing); payments under service contracts with independent contractors; management fees at reasonable rates for self managed buildings consistent with the type of occupancy and the service rendered, which management fees shall not exceed three percent (3%) of the total Gross Rents for the Building (“Gross Rents for the Building” for the purposes hereof being defined as annual fixed rent, Landlord’s Operating Expenses, with the exception of the aforesaid management fee, and Landlord’s Tax Expenses for the Building for the relevant calendar year); costs of maintaining a regional property management office (allocated pro rata among all properties owned by Landlord or its affiliates served by such regional property management office) in connection with the operation, management and maintenance of the Building; and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income, provided, however, there shall be included (a) depreciation for capital expenditures made by Landlord during the Lease Term (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed the annual depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which first become applicable to the Property after the Base Building Completion Date (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”); plus (b) in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located; depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

Notwithstanding the generality of the preceding text, the following items shall be excluded or deducted, as the case may be, from the calculation of Tenant’s share of Landlord’s Operating Expenses:

(i)            All capital expenditures and depreciation, including all costs that under generally accepted accounting principles are properly classified as capital expenses, capital improvements or capital repairs, except as otherwise explicitly provided in this Section 2.6;

(ii)           Interest on indebtedness, debt amortization, ground rent, financing and refinancing costs for any mortgage or ground lease or overlease of the Building or the Site and transfer taxes, recording costs and taxes, title insurance premiums, title closer’s fees and gratuities and other similar costs incurred in connection with the sale or transfer of an interest in Landlord or the Building;

(iii)          Legal, auditing, consulting and professional fees and other costs (other than those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Site), including, without limitation, those: (i) paid or incurred in connection with financings, refinancings or sales of any Landlord’s interest in the Building and/or the Site; (ii) relating to any special reporting required by securities laws; (iii) relating to negotiations or disputes with, or leasing to, tenants or prospective tenants; (iv) relating to litigation (including costs of settlement judgments and payments in lieu thereof); (v) the interpretation of leases or other occupancy agreements; (vi) the enforcement of the provisions of any lease or other occupancy agreement affecting the Building including without limitation this Lease; (vii) the initial construction of the improvements on the Site; (viii) the review, approval or other actions in connection with the sublease or assignment of tenant leases (provided, however, that Tenant shall nonetheless be responsible under Section 5.6.5(b) for any such costs relative to its own requests for consent to a sublease or assignment); (ix) any action against a present or former tenant or occupant under a lease or other occupancy agreement, including, without limitation, eviction, distraint, levy and collection actions; and (x) costs incurred as a result of the violation by Landlord or any tenant of the terms and conditions of any lease;

(iv)         The cost of any item or service to the extent reimbursed or reimbursable to Landlord by insurance required to be maintained under the Lease or by any third party;

(v)          The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation other than costs not in excess of a commercially reasonable deductible (currently $25,000.00) on any insurance maintained by Landlord which provides a recovery for such repair or replacement;

(vi)         Any advertising, promotional or marketing expenses for the Buildings;

(vii)        The cost of any service or materials provided by any party related to Landlord (other than the management fee), to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in buildings similar to the Building in the vicinity of the Building;

(viii)       Payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased to the extent that such payments exceed the amount which could have been included in Landlord’s Operating Expenses had Landlord purchased such equipment rather than leasing such equipment;

(ix)          Penalties, damages, and interest for late payment or violations of any obligations of Landlord, including, without limitation, taxes, Legal Requirements, insurance, equipment leases and other past due amounts;

(x)           Contributions to charitable or political organizations or trade associations such as BOMA or NAIOP, and any entertainment, dining or travel expenses of Landlord’s employees for any purpose;

(xi)          The costs incurred to monitor, test, survey, clean-up, contain, encapsulate, abate, remove or remediate any “Hazardous Materials” (as defined in Section 5.3), including asbestos and mold, in the Buildings or on the Site required by “Hazardous Materials Laws” (as defined in Section 5.3) and including costs to defend against claims in regard to the existence or release of Hazardous Materials at the Building or the Site;

(xii)         Any and all costs incurred to install, repair, operate, maintain and replace the subslab venting system installed in the Building as part of the Base Building Work under Section 3.1 below (or any costs associated with modifying the original subslab venting system or installing supplemental systems should it be determined that the original system installed as part of the Base Building Work was insufficient to mitigate air quality issues associated with conditions existing at the Property as of the date of this Lease);

(xiii)        Wages, salaries, or other compensation (including benefits and benefit plans) paid to any executive employees above the grade of Regional Property Manager;

(xiv)        Amounts payable by Landlord for withdrawal liability to a multi-employer pension plan (under Title IV of the Employment Retirement Income Security Act of 1974, as amended) due to complete or partial withdrawal that occurs during the term of this Lease due to events within the control of Landlord (e.g., the sale of Landlord’s interest in the Building);

(xv)         Costs in connection with leasing space in the Building or to retain existing tenants, including brokerage commissions, lease concessions, lease assumptions, rental abatements, construction allowances granted to specific tenants and alteration work performed by Landlord to prepare space for tenants, including any utilities or services incurred in connection with performing such work;

(xvi)        The cost of any work or service performed or rendered exclusively for any tenant of the Building, including Tenant, and costs incurred in connection with the making of repairs which are the obligations of another tenant of the Building;

(xvii)       The cost of acquisition of any sculpture, paintings or other objects of art;

(xviii)      Any amounts billed or billable to Tenant or any other tenant for any services furnished to Tenant or any other tenant by Landlord or Landlord’s agents or contractors for which a separate charge is made, including, without limitation, the supply of overtime air-conditioning, ventilation and heating, and above-standard cleaning services, or for services or work furnished to any tenant to the extent such services or work are furnished in a more favorable manner to such tenant than furnished generally to tenants of the Building as part of Landlord’s Operating Expenses;

(xix)        Any costs of maintenance, repairs or replacements required because of the negligent or willful act or omission of Landlord, its officers, directors, servants, agents, employees or contractors;

(xx)         Any expenses to design and construct (including permitting fees, costs of insurance and bonds, and costs of equipment and materials) the Base Building Work and the Base Building Enhancements and any costs to correct any defects, latent or patent, in any of the equipment or improvements which are a part of the Base Building Work and/or the Base Building Enhancements (except to the extent caused by Tenant’s use of the Premises for other than general office use);

(xxi)        Reserves for bad debts or for future improvements, repairs or additions;

(xxii)       Any above-standard cleaning (which shall include trash collection and removal), including, but not limited to construction cleanup or special cleanings associated with parties/events and specific tenant requirements in excess of service provided to Tenant, and including the costs of initial cleaning and rubbish removal performed for final completion of the Building, the Site or any tenant space;

(xxiii)      The costs of new services or substantial increases in existing services (such as a substantial increase in security services) to the extent such new or increased level of services are required solely as the result of the presence of a particular occupant of the Building, such as for example, the costs of providing additional security services due to threats against a particular occupant of the Building;

(xxiv)      Costs in connection with acquiring additional land or development rights or of constructing any additional buildings within the Site (provided, however, that the foregoing shall not be construed so as to limit or modify Tenant’s obligation to pay the costs associated with the Off-Site Parking under Section 2.2.1 above);

(xxv)       Without limitation of any other exclusions from Landlord’s Operating Expenses, costs and expenses incurred by Landlord in curing, repairing or replacing any structural portion of the Building (including the roof) within five (5) years of the Actual Base Building Completion Date (as the term is defined in Section 3.1(B) below) to the extent such cure, repair or replacement was made necessary as a result of defects in the design, workmanship or materials of the Base Building Work);

(xxvi)      Costs of initial landscaping of the Building or the Site;

(xxvii)     Costs of the initial stock of tools and equipment for operation, repair and maintenance of the Building and Site and all furniture, equipment and fixtures for the Amenities;

(xxviii)    Costs of mitigation or impact fees or subsidies imposed or incurred in connection with the initial construction of the Building, or imposed or incurred solely as a result of any tenant’s use of or occupancy of the Building or the Site;

(xxix)      Costs incurred in connection with the operation of any retail or restaurant operations for the Building, including without limitation, any operating subsidy for the cafeteria (provided that the costs of operating, maintaining, cleaning and providing utilities to the cafeteria may be included in Landlord’s Operating Expenses);

(xxx)       Costs incurred in connection with upgrading the Property to comply with laws, rules, regulations or codes first applicable to the Property prior to the Commencement Date; and

(xxxi)      Except as expressly provided in this Lease with respect to the Managed Parking Program and the Off-Site Parking and for so long as Tenant directly leases and occupies seventy percent (70%) or more of the Total Rentable Floor Area of the Building, costs of adding any new services or new building amenities not in place as of the Commencement Date which are not either (1) consented to by Tenant in writing or (2) actually utilized by Tenant’s employees irrespective of whether Tenant has not consented to the same (e.g., if Landlord initiates a shuttle bus service to public transportation and Tenant does not consent to the same but Tenant’s employees use the shuttle bus on a regular basis) or (3) required by applicable laws, rules, regulations or codes first applicable to the Property after the Commencement Date, and further subject to the gross up of Base Operating Expenses as hereinafter set forth.  Services or building amenities will not be deemed to be “utilized by Tenant’s employees” unless either (i) Tenant notifies

Landlord in writing that Tenant’s employees will utilize the service or amenity, or (ii) Landlord provides Tenant with written notice that Tenant’s employees have been found to be regularly or consistently using such service or amenity and, thereafter, such use by Tenant’s employees continues on or after the date that is two (2) weeks following Tenant’s receipt of Landlord’s notice.

Notwithstanding anything in this Lease to the contrary, to the extent that Landlord provides or procures services for the Building together with other buildings in the CityPoint Project or otherwise operated by Landlord or any affiliate thereof, then the costs of such services shall be allocated between the Building and such other buildings in a manner reasonably determined by Landlord.  In no event shall Landlord be entitled to retain more than one hundred percent (100%) of the Landlord’s Operating Expenses actually paid or incurred by Landlord in any particular calendar year.

 “Operating Expenses Allocable to the Premises” shall mean the same proportion of Landlord’s Operating Expenses for and pertaining to the Building and the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building.

“Base Operating Expenses” is hereinbefore defined in Section 1.1.  Base Operating Expenses shall not include (i) market-wide cost increases due to extraordinary circumstances (as hereinafter defined), including but not limited to Landlord’s Force Majeure (as hereinafter defined), conservation surcharges, boycotts, strikes, or embargoes or shortages and (ii) the cost of any Permitted Capital Expenditures required in order to comply with applicable laws, rules, regulations or codes first applicable to the Property after the Base Building Completion Date; provided, however, that if there are elements of Building repair and maintenance which would have been included in Base Operating Expenses except that they were covered under construction or installation warranties at no additional cost to Landlord, the cost of such repair and maintenance items shall be imputed into Base Operating Expenses.  When used in this Section 2.6, “Landlord’s Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorist acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.  For purposes of this Section 2.6, “market-wide cost increases due to extraordinary circumstances” shall mean an actual, material increase in a category of Landlord’s Operating Expenses under this Lease in excess of the amount reasonably budgeted by Landlord for such expense category in the Base Operating Expenses which is attributable to some unanticipated event or circumstance occurring during the Base Year and that affects the Market Area in general for a temporary period of time and where the costs for such category(ies) subsequently returns, within not more than nine (9) months after the calendar year used for calculating Base Operating Expenses, to amounts that would otherwise have been consistent with the projected and normal level of increases in such category(ies) of costs during subsequent years of the Term.  In the event that the costs of any new service, substantial increase in existing services or new building amenity (other than the Managed Parking Program or the Off-Site Parking) is added to

Landlord’s Operating Expenses (subject to the limitations of clause (xxxi) above) after calendar year 2009, the amount of Base Operating Expenses shall be equitably adjusted by adding an amount equal to the annual costs of such new services or amenities or substantial increase in existing services incurred during the first twelve (12) months following which such new service or amenity or substantial increase in service is instituted or first effected (in any event, discounted to reflect what such costs would have been in 2009).

“Base Operating Expenses Allocable to the Premises” means the same proportion of Base Operating Expenses for and pertaining to the Building and the Site as the Rentable Floor Area of Tenant’s Space bears to Total Rentable Floor Area of the Building.

If with respect to any calendar year falling within the Term, or fraction of a calendar year falling within the Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises for a full calendar year exceed Base Operating Expenses Allocable to the Premises, or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises then, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess (“Tenant’s Operating Expenses Payment”). Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6. (The Base Operating Expenses Allocable to the Premises do not include the tenant electricity to be paid by Tenant at the time of payment of Annual Fixed Rent and for which provision is made in Section 2.5 hereof, separate provision being made in Section 2.8 of this Lease for Tenant’s share of increases in electricity costs.) In no event will Tenant be obligated to make any payments of Tenant’s Operating Expenses Payment prior to January 1, 2010.

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord (an “Operating Expense Statement”), showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses and Operating Expenses Allocable to the Premises. The first such Operating Expense Statement from Landlord under this Lease shall also set forth the Base Operating Expenses and the Base Operating Expenses Allocable to the Premises. Such Operating Expense Statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as Additional Rent, and the amount of operating expenses remaining due from, or overpaid by, Tenant for the year or other period covered by such statement. Within thirty (30) days after the date of delivery of such Operating Expense Statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant

has no further obligation to Landlord).   Landlord’s failure to render or delay in rendering an Operating Expense Statement with respect to any calendar year shall not prejudice Landlord’s right thereafter to render the same with respect thereto nor shall the rendering of an Operating Expense Statement for any calendar year prejudice Landlord’s right thereafter to render a corrected Operating Expense Statement for such calendar year, provided, however, that (1) if Landlord’s delay in delivering an Operating Expense Statement or any subsequent corrections thereto would result in a materially adverse impact on Tenant’s stated earnings or require Tenant to restate earnings (either such event being hereinafter referred to as an “Earnings Impact”), Landlord must render the Operating Expense Statement in question (or any corrections thereto) within six (6) months after the end of the calendar year in question, or Landlord will not thereafter have any right to subsequently deliver an Operating Expense Statement (or any subsequent corrections thereto) which would increase the amounts owed by Tenant on account of Tenant’s Operating Expenses Payment such that it would result in an Earnings Impact, and (2) Landlord shall in all events render the Operating Expense Statement in question or any corrections thereto within one (1) year after the end of the calendar year covered by such Operating Expense Statement.

In addition, Tenant shall make payments monthly on account of Tenant’s Operating Expenses Payment anticipated for the then current year at the time and in the fashion herein provided for the payment of fixed rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant’s Operating Expenses Payment for each calendar year during the Term.

Notwithstanding the foregoing, in determining the amount of Landlord’s Operating Expenses for the Base Year and any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election with respect to years after the Base Year, but on a mandatory basis for the Base Year, those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period (it being understood and agreed for the purposes hereof that, without limiting the generality of the foregoing, management fees shall be calculated as if the Building was ninety-five (95%) occupied for an entire year with all tenants paying full base rent (without reduction for free rent periods) and payments on account of operating expenses and real estate taxes (to the extent applicable for tenants who either do not have base years in their leases or who have leases with base years that have passed at the time of the calculation described herein)).

2.6.1        Examination of Landlord’s Books and Records

Subject to the provisions of this paragraph, and provided that Tenant is not in default of any of its monetary or other material obligations under this Lease and has failed to cure the same after notice thereof from Landlord, Tenant shall have the right, at Tenant’s cost and expense, to examine or cause to be examined all of Landlord’s books, documentation and calculations used in the determination of Landlord’s Operating Expenses, Base Operating Expenses, Landlord’s Tax Expenses and Base Taxes under Section 2.7 below, and Tenant’s Electricity Payment under Section 2.8 below (the “Documentation”).

1.            Such Documentation shall be made available to Tenant at the offices, in the continental United States, where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a written request from Tenant to make such examination.

2.            Tenant shall have the right to make such examination no more than once in respect of any period for which Landlord has given Tenant a statement of the actual amount of Landlord’s Operating Expenses or Landlord’s Tax Expenses, as applicable.

3.             Any request for examination in respect of any calendar year may be made no more than twelve (12) months after Landlord advises Tenant of the actual amount of Landlord’s Operating Expenses or Landlord’s Tax Expenses, as applicable, in respect of such calendar year and provides to Tenant the year-end statement required above; provided, however, that Tenant shall have the right to make an examination of Base Operating Expenses and/or Base Taxes at such time (if any) Tenant makes an examination of Landlord’s Operating Expenses for calendar year 2010 or Landlord’s Tax Expenses for fiscal tax year 2011, as applicable, notwithstanding that more than twelve (12) months have elapsed since the delivery of Landlord’s year-end statement of Base Operating Expenses and/or Base Taxes.

4.            Such examination may be made only by Tenant’s employees or by an independent certified public accounting firm approved by Landlord, or a qualified real estate professional approved by Landlord, which approval in either case shall not be unreasonably withheld, conditioned or delayed. In no event shall Tenant be permitted to utilize any examiner who is being paid by Tenant on a contingent fee basis.

5.            As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination, provided however, that Tenant may disclose such information (i) to Tenant’s employees, counsel and advisors who have the need to know such information in order to provide Tenant with advice in connection with such audit, (ii) actual or proposed successors, assigns, subtenants, lenders or purchasers of Tenant and (iii) to the extent required by applicable law or reporting requirements or by administrative, governmental or judicial proceeding.

6.            If, after the audit by Tenant of Landlord’s books and records pursuant to this Section 2.6.1 with respect to any calendar year, it is determined that: (i) Tenant has made an overpayment on account of Tenant’s Operating Expenses Payment or Tenant’s Tax Payment, as applicable, Landlord shall credit such overpayment against the next installment(s) of Annual Fixed Rent and Additional Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the Term of this Lease, Landlord shall promptly refund to Tenant the amount of such overpayment, less any amounts then due from Tenant to Landlord; and (ii) Tenant has made an underpayment on account of Tenant’s Operating Expenses Payment or Tenant’s Tax Payment, as applicable, Tenant shall, within thirty (30) days of such determination, pay such underpayment to Landlord; and (iii) if the amount of Landlord’s Operating Expenses or Landlord’s Tax Expenses, as applicable, was overstated by more than five percent (5%) in the aggregate, Landlord shall pay Tenant’s reasonable out-of-pocket cost for such audit.

7.            Any disputes under this Section 2.6.1 relating to amounts of Fifty Thousand and 00/100 Dollars ($50,000.00) or more may be resolved by arbitration under Section 8.31 below.

2.7          Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord’s Tax Expenses Allocable to the Premises as hereinafter defined for a full Tax Year exceed Base Taxes Allocable to the Premises, or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises then, on or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess (“Tenant’s Tax Payment”). Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, Real Estate Taxes (as hereinafter defined) on the Building and the Site and abatements and refunds of any taxes and assessments. Reasonable expenditures for legal fees and for other expenses reasonably incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year to the extent such costs were not already included in the calculation of Real Estate Taxes. Said statement to be rendered to Tenant shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of Tenant’s Tax Payment already paid by Tenant as Additional Rent, and the amount of Tenant’s Tax Payment remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.7 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the over-payment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

In addition, payments by Tenant on account of Tenant’s Tax Payment anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent, provided, however, in no event will Tenant have any obligation to make any payment of Tenant’s Tax Payment prior to July 1, 2010. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s Tax Payment, at least ten (10) days, but not more than thirty (30) days, before the day on which such payments by Landlord would become delinquent.  In no event shall Landlord be entitled to retain more than one hundred percent (100%) of the Landlord’s Tax Expenses (as defined below) actually paid or incurred by Landlord in any particular fiscal tax year.

To the extent that Real Estate Taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Terms used herein are defined as follows:

(i)           “Tax Year” means the twelve-(12)-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii)          “Landlord’s Tax Expenses Allocable to the Premises” shall mean the same proportion of Landlord’s Tax Expenses for and pertaining to the Building and the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building.

(iii)         “Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate Real Estate Taxes on the Building and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv)         “Base Taxes” is hereinbefore defined in Section 1.1.

(v)          “Base Taxes Allocable to the Premises” means the same proportion of Base Taxes for and pertaining to the Building and the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building.

(vi)         “Real Estate Taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property (including without limitation, if applicable, the excise prescribed by Massachusetts General Laws (Ter Ed) Chapter 121A, Section 10 and amounts in excess thereof paid to the City of Waltham pursuant to agreement between Landlord and the City) and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses respecting Base Taxes shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all mitigation or impact fees or subsidies associated with the initial construction of the Building and all income, inheritance, estate, succession, transfer, gift, franchise, or capital stock taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “Real Estate Taxes” but only to the extent that the same would be payable if the Site and Building were the only property of Landlord.

(vii)        If during the Lease Term the Tax Year is changed by applicable law to less than a full twelve-(12)-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

Landlord represents that (i) the Building and the Site constitutes one tax parcel which does not currently include any real estate or improvements other than the Building and the parking areas located on the Site, and (ii) there are no tax exemption benefits contemplated or proposed for or affecting the Base Taxes that will phase out during the Term of this Lease (as the same may be extended).

2.7.1       Tenant’s Right to Contest Real Estate Taxes

So long as (i) this Lease is in full force and effect, (ii) no monetary or other material Event of Default shall have occurred under this Lease, (iii) Tenant shall directly lease more than fifty percent (50%) of the Total Rentable Floor Area of the Building and (iv) Tenant shall neither have assigned this Lease nor sublet more than twenty-five percent (25%) of the rentable floor area then leased by Tenant (except for an assignment or sublease under Section 5.6.1 below and except for the Initial Second Floor Subleases), after prior written notice to Landlord, Tenant shall have the right to request that Landlord contest the amount or validity of Real Estate Taxes by appropriate application or proceedings.  If Landlord notifies Tenant that Landlord does not elect or cause to undertake such an application and/or proceeding, Tenant may then undertake the same; provided, however, that as a continuing condition to such right, Tenant shall be required to make all of the payments respecting the real estate taxes as and at the times required by Section 2.7, notwithstanding any such contest.

Tenant further agrees that each such contest shall be promptly and diligently prosecuted in good faith to a final conclusion except only as provided herein.  Landlord agrees to cooperate with Tenant in any such proceeding provided that the same shall be at the sole cost and expense of Tenant.  Tenant will pay and save Landlord harmless against any and all losses, judgments, decrees and costs (including all reasonable attorneys’ fees and expenses) in connection with any such contest and will, promptly after the final settlement, compromise or determination of such contest, fully pay and discharge Tenant’s obligations under Section 2.7, as the case may be, together with all penalties, fines, interests, costs and expenses.  Further, any such contest by Tenant shall not be discontinued unless and until Tenant has given to Landlord written notice of Tenant’s intent to so discontinue and if Landlord shall not by notice to Tenant (the “Assumption Notice”) within fifteen (15) days after receipt of Tenant’s notice elect to assume, at Landlord’s sole cost and expense, the continued prosecution and conduct of such contest.  In the event Landlord shall give such Assumption Notice, Tenant shall cooperate with Landlord in all respects as may be necessary for Landlord’s continuation of such contest, but Tenant shall have no other obligation for the prosecution and conduct of such contest.

Notwithstanding anything to the contrary set forth in this Section 2.7.1, Tenant shall have not right to initiate any contest respecting Real Estate Taxes if less than six (6) months of the tax period for which Tenant seeks to challenge Real Estate Taxes fall within the last twelve (12) calendar months of the Lease Term.

2.8          Tenant Electricity

(A)         Landlord shall, as part of Base Building Work, cause check meters (“Main Check Meters”) to be installed and rendered operational to measure tenant electric usage for the Premises. If a Main Check Meter serves only the Premises or the entire floor leased to a tenant, it is herein referred to as a “dedicated” Main Check Meter; if it serves the Premises in common with other premises, it is herein referred to as a “shared” Main Check Meter. Such Main Check Meter(s) shall only measure electricity used for lights and electrical equipment utilized in the Premises, and fan-powered and variable air volume boxes which are part of the HVAC system serving the Premises. Any further equipment (including supplemental HVAC equipment) installed by or for Tenant shall have separate check meter(s) (“Supplemental Check Meters”) installed at Tenant’s expense. On each floor there shall be one or more Main Check Meter(s) serving all of the floor such that the portions of the Premises located on full floors shall be served by dedicated Main Check Meters, and on multi-tenant floors Landlord may require that the tenants (at their sole cost and expense) install Main Check Meters relating to their premises (to the extent there are no Main Check Meters already installed serving only such premises) and Supplemental Check Meters to separately meter special usage within tenant premises such as computer rooms. With respect to any portion of the Premises that may in the future not be separately check metered on a dedicated Main Check Meter, Landlord will not unreasonably withhold its consent to Tenant to install dedicated Main Check Meter(s) serving solely such portion of the Premises at Tenant’s sole cost and expense.

(B)          Tenant’s share of the costs of electricity shall be determined by Landlord on the following basis:

(i)            Landlord will cause the check meters serving the Premises to be read periodically, but not less often than once every six (6) months during the first two (2) years of the Term and once every twelve (12) months thereafter. Tenant shall have reasonable access to such check meters to read the same.

(ii)           For portions of the Premises served by dedicated Main Check Meter(s), and for all Supplemental Check Meter(s) serving the Premises, Tenant’s allocable share of electricity costs for the period (“Tenant’s Electricity Payment”) shall be determined by multiplying the actual average cost per kilowatt hour by the number of kilowatt hours utilized by Tenant for such period as indicated by the dedicated Main Check Meter(s) and Supplemental Check Meter(s) for Tenant’s Premises.

(iii)          For portions of the Premises served by shared Main Check Meter(s), if any, the Tenant’s Electricity Payment shall be determined by multiplying the cost per kilowatt hour by the number of kilowatt hours utilized as indicated by such shared Main Check Meter(s), and multiplying such total cost by a fraction, the numerator of which is the rentable area leased to Tenant and the denominator of which is the total rentable area under lease to tenants (inclusive of any vacant spaces where electricity is being used on a regular basis) served by such shared Main Check
Meter(s); provided, however, that if Landlord shall reasonably determine that the cost of electricity furnished to the Tenant at such portion of the Premises exceeds the amount being paid by Tenant, then Landlord shall deliver to Tenant written documentation establishing Landlord’s basis for such determination and Landlord may charge Tenant for such excess and Tenant shall promptly pay the same upon billing therefor as

Additional Rent under the Lease, subject to Tenant’s right to challenge such determination pursuant to Section 2.6.1.

(iv)          Where part or all of the rentable area on a floor has been occupied for less than all of the period for which adjustments are being made, appropriate and equitable modifications shall be made to the allocation formula so that each tenant’s allocable share of costs equitably reflects its period of occupancy, provided that in no event shall the total of all costs as allocated to tenants (or to unoccupied space) be less than the total cost of electricity for such floor for said period.

(C)          Tenant shall make estimated payments on account of Tenant’s Electricity Payment, as reasonably estimated by Landlord, on a monthly basis. No later than one hundred twenty (120) days after the end of each calendar year falling within the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord, showing for the preceding calendar year the Tenant’s Electricity Payment. Said statement to be rendered to Tenant also shall show for such period the amounts already paid by Tenant on account of Tenant’s Electricity Payment and the amount of Tenant’s Electricity Payment remaining due from, or overpaid by, Tenant for the period covered by the statement. If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. All payments by Tenant on account of Tenant’s Electricity Payment shall be deemed Additional Rent and shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. Tenant shall have the right to examine Landlord’s records relating to Tenant’s Electricity Payment and to dispute the amounts claimed to be owed by Landlord in accordance with the provisions of Section 2.6.1 of this Lease.

(D)          All costs of electricity billed to Landlord, other than the costs of tenant electricity allocated pursuant to the procedures established herein, shall be treated as part of Landlord’s Operating Expenses for purposes of determining the allocation of those costs. Taxes imposed upon the electricity furnished to the Building shall be included in the calculation of electricity charges payable under this Lease, however, there shall not be included in such electricity charges any tax imposed upon Landlord on account of Landlord’s sale, use or resale of electrical energy to Tenant or other tenants in the Building (i.e., no double taxation due to the fact that Landlord is not a licensed reseller of electricity).

(E)          Landlord shall be responsible for the maintenance of the Main Check Meter(s) and Tenant shall be responsible for the maintenance of the Supplemental Check Meter(s).

(F)          At any time following the completion of Base Building Work, Tenant shall have the right, subject to Landlord’s approval (not to be unreasonably withheld), to increase and/or shift the amount of electric power being drawn from the buss duct on any full floor within the Premises, at Tenant’s sole cost and expense, provided the total amount of power allotted to the Premises is not increased. At such time as Tenant shall surrender any floor, or portion thereof to Landlord as provided hereunder (including in connection with any space recaptured by Landlord), Tenant, at its sole cost and expense, shall reinstate all electric capacity on such floor as may have been reallocated or otherwise decreased as a result of any Tenant’s use thereof such that the electric capacity serving any such floor is not less than the electrical capacity for such floor on the date such floor was delivered to Tenant. In connection with the foregoing, it is acknowledged and agreed that electrical panels may need to be installed within the Premises itself (as opposed to within the electric closets or mechanical rooms outside of the Premises) in order to facilitate a shift in the amount of electric amount being provided to any given floor.

ARTICLE III

CONSTRUCTION

3.1          Base Building Work; Base Building Enhancements

(A)         It is acknowledged and agreed that Landlord has, prior to the date hereof, substantially completed the work (the “Base Building Work”) as defined in the Base Building Specifications and list of Base Building Plans attached hereto as Exhibit B-1.  Landlord agrees to diligently pursue the completion of any components of the Base Building Work that have not been completed as of the date of this Lease and any delay in the Substantial Completion of the Landlord’s Work (as both of such terms are defined in Section 3.3 below) as a result of Landlord’s failure to complete any outstanding item of Base Building Work shall constitute a “Landlord Delay.”

(B)          In addition to the Base Building Work, Landlord, at Landlord’s sole cost and expense, shall perform the modifications to the Base Building Specifications described on Exhibit B-2 attached hereto (the “Base Building Enhancements”) in a good and workmanlike manner, using new and quality materials, in full compliance with all applicable Legal Requirements.  In connection with the foregoing, it is expressly understood and agreed that Landlord’s obligation to perform the Base Building Enhancements at its sole cost and expense shall apply solely to Premises A, and to the extent that Tenant requires Base Building Enhancements in connection with the build-out of Premises B and/or Premises C, such Base Building Enhancements shall be considered to be a part of the Tenant Improvement Work (as defined in Section 3.2 below).

3.2          Tenant Improvement Work

(A)         Plans.

(1)           Interim Plans.  On or before February 29, 2008, Landlord shall deliver to Tenant and Tenant’s architect a complete set of updated design drawings (with architects and/or contractors field notes, if any, thereon) for the

Building reflecting the Base Building Work.  On or before the Interim Plans Date, Tenant shall deliver to Landlord a full set of design development plans for the work to be performed by Landlord to prepare the Premises for Tenant’s occupancy (the “Tenant Improvement Work”), such plans and specifications to be prepared by an architect, licensed by the Commonwealth of Massachusetts and reasonably approved by Landlord (the “Interim Plans”). Provided that the Interim Plans (x) contain at least the information required by, and shall conform to the requirements of, Exhibit B-3 and (y) comply with Landlord’s requirements to avoid aesthetic or other material conflicts with or an adverse effect on the design and function of the balance of the base building, Landlord shall not unreasonably withhold, delay or condition its consent thereto; provided, however, that notwithstanding the foregoing, Landlord’s determination of matters relating to any aesthetic design of alterations or changes visible outside the Premises shall be in Landlord’s sole discretion.

(2)           Tenant Plans.   On or before the Tenant Plans Date, Tenant shall deliver to Landlord a full set of construction drawings for the Tenant Improvement Work in suitable form for filing with an application for a building permit with the City of Waltham (the “Tenant Plans”). Provided that the Tenant Plans (x) contain at least the information required by, and shall conform to the requirements of, Exhibit B-4, (y) comply with Landlord’s requirements to avoid aesthetic or other material conflicts with or adverse effect on the design and function of the balance of the base building and (z) are consistent with the Interim Plans, Landlord shall not unreasonably withhold, delay or condition its consent thereto; provided, however, that notwithstanding the foregoing, Landlord’s determination of matters relating to any aesthetic design of alterations or changes visible outside the Premises shall be in Landlord’s sole discretion.

                In connection with the foregoing, it is understood and agreed that (i) Landlord must file for a building permit by April 21, 2008 (the “Building Permit Application Date”) based on the Tenant Plans submitted by Tenant on or before the Tenant Plans Date in order to commence and complete construction of the Tenant Improvement Work within the time periods contemplated by this Article III, even though Landlord’s review of the Tenant Plans and the pricing of the Tenant Improvement Work will not have been completed by such Building Permit Application Date, and (ii) any delay in the performance of the Tenant Improvement Work caused by the need to amend the application for a building permit as the result of modification to the Tenant Plans after the Tenant Plans Date shall be deemed to be a Tenant Delay (as that term is defined in subsection (B) below) for the purposes of this Article III.

(3)           General Matters.  In connection with the foregoing, it is understood and agreed that Landlord’s approval under this Section 3.2(A) is given solely for the benefit of Landlord, and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Interim Plans and/or the Tenant Plans (hereinafter collectively referred to as the “Plans”) for any other purpose whatsoever other than for satisfying the consent requirements under this Lease. Without limiting the foregoing, Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Plans shall in no event relieve Tenant of the responsibility for such design. Landlord agrees to respond to all Plans within sixteen (16) days of receipt thereof.  In its approval of the Tenant Plans, Landlord shall specify those alterations, additions and improvements that must be removed by Tenant at the expiration or earlier termination of the Term.  Landlord’s failure to so respond within said sixteen (16) day period shall be deemed to constitute Landlord’s approval of the Tenant Plans and determination that the alterations, additions and improvements shown thereon do not need to be removed by Tenant at the expiration or earlier termination of the Term.  If Landlord disapproves of any Plans, then Tenant shall have the Plans revised by its architect to incorporate all reasonable objections and conditions presented by Landlord and resubmitted to Landlord.  Such process shall be followed until the Plans shall have been approved by the Landlord without objection or condition. Landlord shall respond to the resubmission of any Plans by Tenant within five (5) days of Landlord’s receipt thereof (or ten (10) days in the case of a major redesign).  Landlord shall have no obligation to perform the Tenant Improvement Work until the Tenant Plans shall have been presented to and approved (or deemed approved) by Landlord.  In addition, Tenant shall, promptly execute and deliver to Landlord any affidavits and documentation submitted to Tenant by Landlord in order to obtain all permits and approvals necessary for Landlord to commence and complete the Tenant Improvement Work on a timely basis (“Permit Documentation”).

(B)          Construction Process.

(1)           Pricing.

(a)           Within seventeen (17) days after its receipt of the Interim Plans, Landlord shall furnish to Tenant a written estimate of all costs of the Tenant Improvement Work (the “Interim Plans Estimated Costs Notice”).  In preparing the Interim Plans Estimated Costs Notice, Landlord shall obtain estimates from no less than two (2) of the general contractors listed on Exhibit B-5 attached hereto (it being understood and agreed that throughout the bidding process contemplated by this subsection (B)(1), Landlord shall be obtaining separate bids for the Tenant Improvement Work and the Base Building Enhancements).  The Interim Plans Estimated Costs Notice shall include a copy of the estimates received from each of the general contractors.  In all events, Landlord and Tenant shall cooperate with each other in good faith in order to expedite the estimate process.  If the estimates submitted by Landlord are not consistent with the Tenant’s budget (a copy of which has been submitted to Landlord), Tenant shall have ten (10) days to review and to modify the Tenant Plans as Tenant deems reasonably necessary to achieve pricing that is consistent with Tenant’s budget.

(b)           Within twenty-four (24) days after its receipt of the Tenant Plans, Landlord shall furnish to Tenant a written statement of all costs of the Tenant Improvement Work (the “Tenant Plans Costs Notice”) for Tenant’s approval.   In connection with the foregoing, it is understood and agreed that Landlord shall, after consultation with Tenant and Tenant’s Construction Representative, make the determination in its reasonable discretion as to whether to bid the Tenant Improvement Work project as a Guaranteed Maximum Price “GMP” contract or a lump-sum contract based on the level of completion of the Tenant Plans (i.e. if such Tenant Plans are sufficiently detailed so that the project can be bid out at the subcontractor level).

(c)           In preparing the Tenant Plans Costs Notice in the case of a GMP contract, Landlord shall solicit bids from no less than three (3) of the general contractors listed on Exhibit B-5 attached hereto and shall require that all general contractor bids be based upon such general contractor having solicited and received bids from no less than two (2) licensed subcontractors with respect to all major sub-trades (defined as subcontracts in excess of $50,000.00) forming a part of the Tenant Improvement Work.  When bids are solicited, upon the receipt of bids from each of the subcontractors, Landlord or the general contractor selected to perform the Tenant Improvement Work (the “Contractor”) shall prepare a bid format which compares each bid, and shall deliver such bid format, together with copies of the bids themselves to Tenant (together with Landlord’s designation of the bid Landlord intends to accept).

In preparing the Tenant Plans Costs Notice in the case of a lump-sum contract, Landlord shall solicit bids from no less than three (3) of the general contractors listed on Exhibit B-5.  When bids are solicited, upon the receipt of bids, Landlord shall prepare a bid format which compares each bid, and shall deliver such bid format, together with copies of the bids themselves to Tenant (together with Landlord’s designation of the bid Landlord intends to accept).

(d)           Landlord shall have the right to select the general contractor who will perform the Tenant Improvement Work, subject to Tenant’s approval (not to be unreasonably withheld, conditioned or delayed);  provided, however, that Tenant may not object to the selection of any general contractor who will be able to complete the Tenant Improvement Work on or prior to the Estimated Commencement Date and whose bid for the Tenant Improvement Work does not exceed the lowest received bid by more than ten percent (10%).  In the event that Tenant does not approve of a general contractor selected by Landlord who can complete the Tenant Improvement Work on or prior to the Estimated Commencement Date but whose bid exceeds the lowest received bid by more than ten percent (10%), any delay in the completion of the Landlord’s Work resulting from Tenant’s failure to approve Landlord’s selected general contractor shall be deemed to be a Tenant Delay hereunder.  In all events, Landlord and Tenant shall cooperate with each other in good faith in order to expedite the bid process.

(2)           Construction Contract.  Promptly following Tenant’s approval of the Contractor and the Tenant Plans Cost Notice, Landlord shall enter into a construction contract (the “Construction Contract”) with the Contractor for the performance of the Tenant Improvement Work on the basis of a guaranteed maximum price or lump sum equal to the total amount set forth in the Tenant Plans Cost Notice approved by Tenant (the “Approved Tenant Plan Costs”).  Any and all costs to perform the Tenant Improvement Work in excess of the Approved Tenant Plan Costs in such Construction Contract shall be paid for by Landlord and not included in the Tenant Plan Excess Costs unless such excess costs are the result of any Change Order requested by Tenant or any Tenant Delay.  Landlord and Tenant shall endeavor to use commercially reasonable value engineering practices whenever possible in performing the Tenant Improvement Work.  Landlord agrees to copy Tenant (which copy may be via email to Tenant’s general counsel) on the first draft of the proposed construction contract and to deliver to Tenant a copy of the final Construction Contract executed between Landlord and the Contractor.

(3)           Tenant Plan Excess Costs.

To the extent the Approved Tenant Plan Costs exceed the Landlord’s Contribution set forth in Section 3.6, or the cost of the Tenant Improvement Work exceeds the Approved Tenant Plan Costs as a result of

Change Orders requested by Tenant or any Tenant Delay, such excess costs are hereinafter referred to as “Tenant Plan Excess Costs” and shall be paid by Tenant as Additional Rent in accordance with said Section 3.6. Tenant shall notify Landlord in writing, within three (3) days of receipt by Tenant of the Tenant Plans Cost Notice, of either its approval thereof and its authorization to Landlord to proceed with the Tenant Improvement Work in accordance with the Tenant Plans in the event Landlord had no objection to the Tenant Plans, or changes in the Tenant Plans prepared by Tenant’s architect which shall be responsive to any objections raised by Landlord. In the event of the latter modification, Landlord shall, as soon as practicable after Landlord obtains price quotations for any changes in the Tenant Plans, quote to Tenant all changes in Tenant Plan Excess Costs resulting from said plan modifications and whether Landlord approves the revised Tenant Plans. Tenant shall, within five (5) days after receipt of Landlord’s revised quotation of Tenant Plan Excess Costs submit to Landlord any revisions to the Tenant Plans required by Landlord.

(4)           Long Lead Item Release Date; Authorization to Proceed Date.

In connection with its review and approval of the Plans, Landlord shall identify and notify Tenant of any items contained in the Plans which Landlord then reasonably believes will constitute long lead items.  Landlord will give to Tenant Landlord’s best, good faith estimate of the period(s) of any delay which would be caused by a long-lead item.  On or before the Long Lead Item Release Date, Tenant shall have the right to either (a) revise the Tenant Plans to eliminate any such long-lead item or (b) authorize Landlord to construct the Tenant Improvement Work in accordance with the approved Tenant Plans including any such long-lead items (any such approved long-lead items being hereinafter called “Tenant Approved Long Lead Items”). Tenant acknowledges that certain Approved Long Lead Items may still delay completion of the Tenant Improvement Work and thus result in a Tenant Delay even if Tenant does authorize them on or before the Long Lead Item Release Date.

Tenant shall, on or before the later date to occur of (i) the Authorization to Proceed Date, and (ii) three (3) days following Tenant’s receipt of the Tenant Plans Cost Notice, give Landlord written authorization to proceed with the Tenant Improvement Work in accordance with the approved Tenant Plans (“Notice to Proceed”).

(5)           Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals subsequent to Landlord’s approval of the Tenant Plans and Tenant’s approval of the Tenant Plan Excess Costs, if any (each, a “Change Proposal”).  Landlord agrees to respond to any such Change Proposal within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Landlord’s Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) days after receipt of Landlord’s Change Order Response. If Tenant fails to respond to Landlord’s Change Order Response within such five (5) day period, such Change Proposal shall be deemed withdrawn. If Tenant approves such Change Proposal, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made and such Change Order increases the costs of the Tenant Improvement Work in excess of the Approved Tenant Plans Cost, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid in the same manner as Tenant Plan Excess Costs are paid as set forth in Section 3.6.

(6)           Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative for approvals or information in connection with the Tenant Improvement Work, within four (4) business days of Tenant’s receipt of such request.

(7)           Time of the Essence. Time is of the essence in connection with Landlord’s and Tenant’s obligations under this Section 3.2.

(C)          Tenant Delay.

(1)           A “Tenant Delay” shall be defined as the following to the extent it results in a delay in the Substantial Completion of the Landlord’s Work:

(a)           Tenant’s failure to deliver the Interim Plans to Landlord by the Interim Plans Date, or to deliver the Tenant Plans to Landlord on or before the Tenant Plans Date, or to provide to Landlord any Permit Documentation required to be submitted in connection with the application for a building permit for the Tenant Improvement Work within three (3) business days after submitted to Tenant by Landlord, or to give authorization to Landlord to proceed with the Tenant Improvement Work on or before the later to occur of (i) the Authorization to Proceed Date and (ii) three (3) days following Tenant’s receipt of the Tenant Plans Cost Notice; or

(b)           Tenant’s failure timely to respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative within the time periods set forth in Section 3.2(B)(6) above;

(c)           Tenant’s failure to pay the Tenant Plan Excess Costs in accordance with Section 3.6;

(d)           Any delay due to Tenant Approved Long Lead Items;

(e)           Any delay due to Change Orders or due to Tenant’s failure to approve any change orders proposed by Landlord or the Contractor which would not (i) materially affect the scope or quality of the Tenant Improvement Work (it being acknowledged and agreed that for the purposes hereof, the substitution of items of comparable quality to those shown on the Tenant Plans shall not be deemed to materially affect the scope or quality of the Tenant Improvement Work), (ii) delay the completion of the Tenant Improvement Work beyond December 31, 2008 or (iii) materially increase the costs to complete the Tenant Improvement Work.

(f)            Any delay resulting from Tenant’s failure to timely approve a general contractor (where Tenant was being unreasonable in withholding, conditioning or delaying its consent or where Tenant does not approve of the general contractor selected by Landlord who can complete the Tenant Improvement Work on or prior to the Estimated Commencement Date but whose bid exceeds the lowest received bid by more than ten percent (10%)); or

(g)           Any other delays caused by Tenant, Tenant’s contractors, architects, engineers or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

In calculating the duration of any Tenant Delay, such duration shall be based upon the actual number of days of delay in Substantial Completion of the Landlord’s Work attributable to the causes described above.  Notwithstanding the foregoing, no event shall be deemed a Tenant Delay unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant:  (x) that a Tenant Delay is occurring and setting forth Landlord’s good faith estimate as to the likely length of such Tenant Delay; (y) of the basis on which Landlord has determined that a Tenant

Delay is occurring; and (z) if readily ascertainable by Landlord, the actions which Landlord believes that Tenant must take to eliminate such Tenant Delay.  Landlord shall deliver to Tenant a Tenant Delay Notice within five (5) business days after Landlord becomes aware of such Tenant Delay or the periods prior to delivery of a Tenant Delay Notice will not constitute a Tenant Delay hereunder and provided further that Landlord agrees to exercise commercially reasonable efforts to immediately notify Tenant of any act, omission or interference of Tenant, its agents, employees or contractors in the performance of the Landlord’s Work which Landlord intends to claim as a Tenant Delay so as to permit Tenant a reasonable opportunity to promptly mitigate and/or eliminate such act, omission or interference.  Except to the extent that a specific time period for action is expressly set forth in this Article III, Tenant Delays shall not include the normal and ordinary process of communication between Landlord and Tenant during the design and construction process or the exercise by Tenant of its rights under this Article III to inspect the work and/or to dispute the achievement of Substantial Completion of the Landlord’s Work.  Notwithstanding anything herein or in this Lease to the contrary, Landlord may satisfy the Tenant Delay Notice requirement by verbal notification to Tenant’s Construction Representative at a regularly scheduled construction meeting attended by Tenant’s Construction Representative so long as such notification satisfies the requirements of clauses (x), (y) and (z) above and is subsequently reflected in the written minutes documenting such meeting and circulated to the attendees, including Tenant’s Construction Representative.

(2)           Tenant Obligations with Respect to Tenant Delays.

(a)          Tenant agrees that no Tenant Delay shall delay commencement of the Term or the obligation to pay Annual Fixed Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Work shall be deemed substantially completed as of the date when Landlord’s Work would have been substantially completed but for any Tenant Delays, as reasonably determined by Landlord in the exercise of its good faith business judgment and subject to the terms of this Article III.

(b)          Tenant shall reimburse Landlord, as Tenant Plan Excess Costs, the amount, if any, by which the Landlord’s Work is increased as the result of any Tenant Delay.

(c)          Any amounts due from Tenant to Landlord under this Section 3.2(C)(2) shall be due and payable within thirty (30) days of billing therefor, and shall be considered to be Additional Rent. Nothing contained in this Section 3.2(C)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in this Lease.

(D)          Construction Management Fee.

Landlord shall charge a construction management fee (the “Construction Management Fee”) for its management of the Tenant Improvement Work in an amount equal to the sum of (x) $325,000.00 and (y) four percent (4%) of the so-called “hard costs” of the Tenant Improvement Work in excess of $12,384,675.00 (being the product of (i) $75.00 and (ii) the Rentable Floor Area of the Premises).  The Construction Management Fee shall be payable by Tenant as Additional Rent on the Commencement Date.

3.3           Substantial Completion

(A)          Subject to any prevention, delay or stoppage due to Landlord’s Force Majeure (as hereinafter defined) or attributable to any Tenant Delays, Landlord shall use reasonable speed and diligence in the construction of the Base Building Enhancements and the Tenant Improvement Work (hereinafter collectively referred to as the “Landlord’s Work”) so as to have the same Substantially Completed (as hereinafter defined) on or before the Estimated Commencement Date set forth in Section 1.1, but Tenant shall have no claim against Landlord for failure to complete construction of the Landlord’s Work except as expressly set forth in Section 3.4 below.  Notwithstanding the foregoing, it is understood and agreed that Landlord shall have no responsibility for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring (although Landlord will reasonably cooperate with Tenant in order to facilitate the completion by Tenant of this work).

(B)           Landlord will reasonably cooperate with Tenant and Tenant’s Construction Representative in the performance of the Tenant Improvement Work to provide Tenant access to the Premises both prior to and during construction and the right to attend all job meetings between Landlord and Contractor for the Tenant Improvement Work and to review subcontractor submittals and shop drawings.  Tenant shall have the right to have Tenant’s Construction Representative or other qualified architect, engineer or contractor inspect the quality of construction of the Tenant Improvement Work and the compliance of the Tenant Improvement Work with the Tenant Plans, provided such inspection is performed at a time mutually agreeable to Landlord and Tenant and which will not cause any delay in the performance of the Landlord’s Work.  Landlord agrees to notify Tenant (which notice may be oral) of all job meetings held with the Contractor and related to the scheduling, design, modifications, change orders, or cost reporting or pricing of the Tenant Improvement Work.  Tenant shall have the right to review and approve change orders to any portion of the Tenant Improvement Work proposed by Landlord or Contractor, which such approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant’s approval of any change order which (i) materially affects the scope or quality of the Tenant Improvement Work (it being acknowledged and agreed that for the purposes hereof, the substitution of items of comparable quality to those shown on the Tenant Plans shall not be deemed to materially affect the scope or quality of the Tenant Improvement Work), (ii) delays the completion of the Tenant Improvement Work beyond December 31, 2008 or (iii) materially increases the costs to complete the Tenant Improvement Work shall be in Tenant’s sole and unfettered discretion.

(C)           In addition to and not in limitation of the insurance required to be maintained by Landlord under Section 4.3 of this Lease, Landlord shall require the Contractor and all contractors and subcontractors performing Landlord’s Work to maintain at all times during the construction of Landlord’s Work commercially reasonable insurance coverages comparable to those being maintained by contractors on similar projects in the Market Area.  Landlord shall use commercially reasonable efforts to cause the Contractor to name Tenant as a certificate holder and additional insured on all insurance coverages required under the Construction Contract (provided, however, that the failure or refusal by the Contractor to thus name Tenant shall not be considered to be a default by Landlord of any of its obligations under this Lease).  The cost of such insurance documented as allocable to Tenant Improvement Work under this subsection (C) shall be a part of the Approved Tenant Plan Costs.

(D)          Landlord shall provide Tenant with at least thirty (30) days prior written notice of the date Landlord anticipates that the Landlord’s Work will be Substantially Complete (the “Anticipated Delivery Date”) and shall provide Tenant with written notice of any revisions or changes to such Anticipated Delivery Date, and if the Landlord’s Work is not Substantially Complete as of the Anticipated Delivery Date set forth in Landlord’s notice, then the Substantial Completion Date will not be deemed to have occurred unless Tenant has been provided with at least fifteen (15) days prior written notice of a revised Anticipated Delivery Date and the Landlord’s Work is actually Substantially Completed as of such revised Anticipated Delivery Date.  The “Substantial Completion Date” shall be defined as the date on which the Landlord’s Work has been Substantially Completed. “Substantial Completion” and “Substantially Completed” shall each mean the date on which (1) the Landlord’s Work has been completed except for so-called “punch-list” items of work and adjustment of equipment and fixtures the incompleteness of which do not cause unreasonable interference with Tenant’s use of the Premises for the Permitted Uses or Tenant’s right to lawfully occupy the Premises, and (2) permission has been obtained from the applicable governmental authority (which such permission may be evidenced by the signature(s) of the appropriate municipal official(s) on the building permit for the Tenant Improvement Work) to the extent required by law, for occupancy by Tenant of the Premises for the Permitted Uses.  The above notwithstanding the parties shall schedule a joint inspection of the Premises at a mutually convenient time to confirm that the Landlord’s Work has been Substantially Completed and to identify any minor details, adjustments or other items of the Landlord’s Work which in accordance with good construction practice should be performed after Substantial Completion thereof (collectively, the “Punchlist Items”), if any, in writing; provided, however, such joint inspection shall take place at least five (5) business days prior to the date Landlord has notified Tenant (in accordance with the requirements of this Article III) will be the Substantial Completion Date.  If after such joint inspection, Landlord and Tenant disagree as to whether the Landlord’s Work is Substantially Complete or as to the existence or nature of any Punchlist Items, and such dispute has not been resolved within ten (10) days of the joint inspection, either party shall have the right to submit such dispute to expedited arbitration under Section 3.7 hereof (provided, however, the during the pendency of any such dispute and/or arbitration proceeding, the Substantial Completion Date shall be as determined by Landlord, subject to adjustment upon the resolution of the dispute by the parties or by arbitration).  After Substantial Completion, Landlord shall proceed diligently to complete all Punch List Items at Landlord’s expense within sixty (60) days after the occurrence of Substantial Completion (except for items which can only be performed during certain seasons or weather, which items shall be completed diligently as soon as the season and/or weather permits).

Notwithstanding anything contained herein to the contrary, in the event that Landlord is delayed in the performance of Landlord’s Work or cannot obtain permission from the applicable governmental authority for the occupancy of the Premises by reason of any Tenant Delay, then the Substantial Completion Date shall be deemed to be the date that Landlord would have achieved Substantial Completion or obtained such governmental permission, but for such Tenant Delay. Tenant agrees that no Tenant Delay shall delay commencement of the Term or the obligation to pay rent, regardless of the reason for such delay or whether or not it is within the control of Tenant or any such employee.  Nothing contained in this paragraph shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in this Lease.

(E)           When used in this Lease “Landlord’s Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorist acts, civil commotions, unusual scarcity of or unusual inability to obtain labor or materials (to the extent that such scarcity or inability is the result of conditions not prevalent in the market, and otherwise unforeseen, as of the date of this Lease), labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s wrongful action or inaction; provided, however, that in no event shall Landlord’s financial inability constitute a cause beyond Landlord’s reasonable control. Landlord shall provide Tenant with written notice within forty-eight (48) hours after the occurrence of any Landlord’s Force Majeure event hereunder (together with Landlord’s good faith estimate of the projected duration of such Landlord’s Force Majeure event), and shall also notify Tenant as soon as such Landlord’s Force Majeure event has ended. In no event shall any Landlord’s Force Majeure under this Section 3.3 (D) exceed a total of ninety (90) days in the aggregate. In addition, it is expressly understood and agreed that any casualty or Taking (as defined in Article VI below) that occurs prior to the Commencement Date of this Lease shall be deemed to be an event of Landlord’s Force Majeure and shall be governed by the provisions of this Article III related thereto and not by the provisions of said Article VI.

(F)           Landlord shall permit Tenant access for installing Tenant’s trade fixtures in portions of the Premises prior to Substantial Completion when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations.  Any such early access by Tenant hereunder shall not in and of itself constitute acceptance by Tenant of the Landlord’s Work or achievement by Landlord of Substantial Completion of the Landlord’s Work.  Landlord agrees to exercise commercially reasonable efforts to provide Tenant with access to a clean and secure server room (not to exceed 1,400 square feet of rentable floor area) and related IDF closets, with electric power, lighting and  heating, ventilating and air conditioning service supplied thereto and operational therein, at least forty-five (45) days prior to the Anticipated Delivery Date in order to allow for Tenant to access the same and install and test its IT equipment prior to the Substantial Completion Date.  Any such access by Tenant shall be at upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent, Tenant’s Electricity Payment, Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant unless resulting from or caused by the negligence or willful misconduct of Landlord or Landlord’s agents, employees, affiliates or contractors.

(G)           If, prior to the date that the Premises are in fact actually Substantially Complete, the Premises are deemed to be Substantially Complete pursuant to the provisions of this Section 3.3 (i.e. and the Commencement Date has therefore occurred), Tenant shall not (except with Landlord’s consent and provided Landlord proceeds with reasonable diligence to complete Landlord’s Work) be entitled to take possession of the Premises for the Permitted Uses until the Landlord’s Work is in fact actually Substantially Complete.

3.4           Tenant’s Remedies Based on Delays in Landlord’s Work

If the Substantial Completion Date has not occurred by December 1, 2008 as a result of a Landlord Delay, then the Rent Commencement Date under this Lease shall be postponed day for day on account of such Landlord Delay.  If the Substantial Completion Date has not occurred by February 1, 2009 (which date shall be extended automatically for such periods of time as Landlord is prevented in delivering the same by reason of Landlord’s Force Majeure (subject to the limitations thereon set forth in Section 3.3(D)) or any Tenant Delay (without limiting Landlord’s other rights on account thereof), the Annual Fixed Rent and payments on account of Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises shall be abated, from and after the Rent Commencement Date, by one (1) day for each day beyond February 1, 2009 (as so extended) that the Substantial Completion Date is delayed.

If the Substantial Completion Date has not occurred on or before April 30, 2009 which date shall be extended automatically for such periods of time as Landlord is prevented in delivering the same by reason of Landlord’s Force Majeure (subject to the limitations thereon set forth in Section 3.3(D)) or any Tenant Delay (without limiting Landlord’s other rights on account thereof), the Annual Fixed Rent and payments on account of Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises shall be abated, from and after the Rent Commencement Date, by two (2) days for each day beyond April 30, 2009 (as so extended) that the Substantial Completion Date is delayed.

If the Substantial Completion Date shall not have occurred by the Outside Completion Date (which date shall be extended automatically for such periods of time as Landlord is prevented in delivering the same by reason of Landlord’s Force Majeure (subject to the limitations thereon set forth in Section 3.3(D)) or any Tenant Delay (without limiting Landlord’s other rights on account thereof), Tenant shall have the right to terminate this Lease effective as of the tenth (10th) business day after receipt by Landlord of a notice from Tenant given on or after the Outside Completion Date (as so extended) indicating Tenant’s desire to so terminate; and upon the giving of such notice, the Term of this Lease shall cease and come to an end without further liability or obligation on the part of either party as of the expiration of the aforesaid ten (10) business day period, unless the Substantial Completion Date shall in fact have occurred on or before such expiration date.

The foregoing rent abatements and right of termination shall be Tenant’s sole and exclusive remedies at law or in equity or otherwise for the failure of the Substantial Completion Date to have occurred within the time periods set forth above.

3.5           Quality and Performance of Work

(A)          All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”), all Insurance Requirements (as defined in Section 5.7 hereof) and, with respect to the Tenant Improvement Work, with the Tenant Plans. Without limiting the generality of the foregoing, it is acknowledged and agreed that Landlord shall be responsible, at its sole cost, for ensuring that the construction of the Landlord’s Work and the Base Building Work complies with all provisions of the Americans With Disabilities Act in effect and applicable to the Building and the Site as of the date of the Substantial Completion Date (with respect to the Landlord’s Work) and as of the date of this Lease (with respect to the Base Building Work).  Any work performed by or on behalf of Tenant under this Lease shall be coordinated with any work being performed by or on behalf of Landlord and in such manner as to maintain harmonious labor relations.

(B)           Each party authorizes the other to rely in connection with design and construction upon the written approval or other written authorizations on such party’s behalf by any Construction Representative of the party named in Section 1.1 or any person hereafter designated in substitution or addition by notice to the party relying. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Tenant acknowledges that Tenant is acting for its own benefit and account and that Tenant will not be acting as Landlord’s agent in performing any work that may be undertaken by or on behalf of Tenant under this Lease, and accordingly, no contractor, subcontractor or supplier of Tenant shall have a right to lien Landlord’s interest in the Property in connection with any such work.

(D)          Landlord warrants to Tenant that: (a) the materials and equipment furnished in the performance of the Landlord’s Work and the Base Building Work will be of good quality; (b) the Landlord’s Work and the Base Building Work will be free from defects not inherent in the quality described in the applicable plans and specifications therefor; and (c) the Landlord’s Work and the Base Building Enhancements and all components thereof shall be weather-tight and otherwise in good working order and condition and shall comply with all Legal Requirements as of the Substantial Completion Date (with respect to the Landlord’s Work) and as of the date of this Lease (with respect to the Base Building Work). Any portion of the Landlord’s Work or the Base Building Work not conforming to the foregoing requirements will be considered defective. Landlord’s warranty hereunder shall not apply to the extent of damage or defect caused by (1) the negligent acts or omissions or the willful misconduct of Tenant, its employees, agents, contractors, sublessees or permitted occupants under Section 5.6.7 below (hereinafter, the “Tenant Parties”), (2) improper operation by any of the Tenant Parties, or (3) normal wear and tear and normal usage.

The foregoing warranty (x) with respect to the Landlord’s Work shall commence on the date on the Substantial Completion Date and shall expire on the day immediately preceding the first anniversary of the Substantial Completion Date, and (y) with respect to the Base Building Work shall commence on the date on which Landlord has completed the Base Building Work and expire on the date which is eleven (11) months after the commencement of the warranty on the Base Building Work (either such period, as applicable, being hereinafter referred to as the “Warranty Period”), provided that in any event Tenant is required to deliver notice to Landlord of any defects at least thirty (30) days prior to the expiration of the applicable Warranty Period (the “Warranty Notice Period”) in order to permit Landlord to take action to enforce Landlord’s warranty rights with respect to the Landlord’s Work and/or the Base Building Work, as applicable, provided, however, that Landlord shall exercise commercially reasonable efforts to enforce Landlord’s warranty rights with respect to any notice delivered by Tenant after the Warranty Notice Period. Landlord agrees that it shall, without cost to Tenant, correct any portion of the Landlord’s Work and/or Base Building Work which during the applicable Warranty Period is found not to be in accordance with the warranties set forth in this subsection (D).  All defective items shall, subject to Tenant Delays and provided that Tenant has afforded Landlord with reasonable access to the Premises subject to the terms and provisions of Section 5.9 below in order to undertake the work described herein, be completed by Landlord within a reasonable period of time to be mutually agreed upon by Landlord and Tenant given the nature of the defect at issue after Landlord’s receipt of a written notice from Tenant setting forth in reasonable detail the nature of the defect and Tenant’s assessment of why it believes such defect is covered by the warranties set forth herein (Landlord hereby agreeing to use reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Premises, consistent with the fact that Landlord is undertaking to remedy the defective work).  The foregoing warranty and the expiration of the applicable Warranty Period shall not serve to limit Landlord’s obligations  under this Lease, including without limitation, Article IV and Exhibit C nor reduce or eliminate any of the limitations on or exclusions  from Operating Expenses set forth in Section 2.6, and Landlord covenants that the Premises shall be delivered to the Tenant on the Commencement Date with all base building systems identified in Section 4.1 in good and proper working order for new, Class A buildings in the Market Area and with the Building (including the roof and façade) weathertight.

(E)           Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Article III within the applicable Warranty Notice Period, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Article III.  Notwithstanding the foregoing, Landlord agrees that upon and after the expiration of the applicable Warranty Notice Period, Landlord shall, at Tenant’s request and at Tenant’s sole cost and expense, enforce and exercise on behalf of Tenant any and all construction and manufacturers’ warranties and guaranties with respect to the Landlord’s Work and/or the Base Building Work, as applicable, to the extent still in force and effect at the time of Tenant’s request. The provisions of this subsection (E) shall not relieve Landlord of any obligation which Landlord has to make repairs or to perform maintenance pursuant to Article IV of the Lease nor limit any rights and remedies Tenant may have at law or in equity against the Contractor or any other party (other than Landlord) performing work or supplying materials in connection with the Landlord’s Work and/or the Base Building Work.

3.6           Landlord’s Contribution; Tenant Plan Excess Costs

(A)          As an inducement to Tenant’s entering into this Lease, Landlord shall provide to Tenant an allowance in an amount not to exceed Eight Million One Hundred Four Thousand Three Hundred Fifty and 00/100 Dollars ($8,104,350.00) (“Landlord’s Contribution”) to be used and applied by Landlord towards the cost of the Tenant Improvement Work. For the purposes hereof, the cost of the Tenant Improvement Work shall include the cost of leasehold improvements and architectural and engineering fees, mechanical, electrical and plumbing plans, telephone and computer systems and tel/data cabling installation (provided, however, that the amount of Landlord’s Contribution that may be applied towards the reimbursement of architectural and engineering fees, mechanical, electrical and plumbing plans, telephone and computer systems and tel/data cabling installation shall be capped at an amount equal to the product of (i) $15.00 and (y) the Rentable Floor Area of the Premises initially demised to Tenant), but shall not include any of Tenant’s other personal property, trade fixtures or trade equipment.  Tenant agrees that, as part of the Tenant Improvement Work, each floor of the Premises shall be improved to an average value of at least $40.00 per square foot of the Rentable Floor Area of the Premises located on such floor.

(B)           Landlord shall be under no obligation to apply any portion of the Landlord’s Contribution for any purposes other than as provided in this Section 3.6. In addition, in the event that (i) Tenant has received notice from Landlord that it is in default of its obligations under this Lease and such default remains uncured, or (ii) there are any liens which are not bonded to the reasonable satisfaction of Landlord against Tenant’s interest in the Lease or against the Building or the Site arising out of any work performed by Tenant or any litigation in which Tenant is a party, then, from and after the date of such event (“Event”), Landlord may suspend funding the remaining balance of the Tenant Allowance until the condition giving rise to the Event has been cured or otherwise rectified to Landlord’s reasonable satisfaction. Further, the Landlord’s Contribution shall only be applied towards the cost of leasehold improvements, and, except as expressly provided in subsection (A) above, in no event shall Landlord be required to make application of any portion of the Landlord’s Contribution towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant.  In the event that the costs of the Tenant Improvement Work are less than the Landlord’s Contribution, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under this Lease.

(C)           To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall reimburse Landlord, as Additional Rent, within twenty-one (21) days after the receipt of a Funding Request (as hereinafter defined) from Landlord, the Tenant Plan Excess Costs in the proportion that the Tenant Plan Excess Costs bear to the total cost of the Tenant Improvement Work.  Landlord shall submit disbursement requests (each, a “Funding Request”) to Tenant not more than once during each calendar month along with, for each payment, a payment request, which shall be substantially in the form of an Application for Payment on AIA Document G702 and G703 (it being acknowledged and agreed that individual contractors often make slight modifications to these AIA Documents) certified by the Contractor seeking that percentage of the Tenant Plan Excess Costs (less the applicable holdback amount specified in the Construction Contract for such work) which corresponds to the percentage of completion of the Tenant Improvement Work which has been achieved as of the date of such payment request.  With respect to the first Funding Request, Landlord and/or the Contractor will submit to Tenant with such first Funding Request insurance certificate(s) or policy(ies) (or endorsement(s) to existing policy(ies)) evidencing that all coverages required under the Lease are in effect with respect to the Premises and the Tenant Improvement Work.  With respect to the final Funding Request, Landlord and/or the Contractor shall submit Tenant with such final Funding Request (i) evidence of insurance as described in the immediately preceding sentence, (ii) a copy of the document evidencing the permission of the applicable governmental authority to the extent required by law for the occupancy of the Premises for the Permitted Uses (which such permission may be evidenced by the signature(s) of the appropriate municipal official(s) on the building permit for the Tenant Improvement Work).  With respect to all interim Funding Requests, Landlord and/or the Contractor shall submit to Tenant with such Funding Requests, (a) lien waivers or releases in anticipation of payment for the Tenant Improvement Work from the Contractor and all major subcontractors with respect to which payment is being requested, and (B) a certificate from the Contractor (if not already included in the AIA G702 or AIA G703 documentation submitted to Tenant) specifying the percentage of completion of the Tenant Improvement Work which has been achieved as of the date of such certificate.  Tenant shall have the right to have Tenant’s Construction Representative or architect, if Tenant so elects, inspect the Tenant Improvement Work to confirm completion of the work represented by the Funding Request, provided that any such inspection occurs within five (5) business days after receipt of the applicable Funding Request, subject to delays caused by Landlord’s failure to provide access to the Retained Premises at reasonable times to Tenant’s Construction

Representative or architect for such inspection (which such five (5) business day period shall be included within the twenty-one (21) day period within which Tenant has to fund the applicable portion of the Tenant Plan Excess Costs).

(D)          Landlord shall, upon request from Tenant or Tenant’s Construction Representative, deliver to Tenant copies of any and all operation and maintenance manuals covering the fixtures, equipment and machinery constituting a part of the Landlord’s Work.

3.7           Arbitration

Any disputes relating to provisions or obligations in this Article III or arising from the performance of the parties under this Article III shall be resolved by arbitration, under the Construction Industry Rules of the American Arbitration Association (the “AAA”), and subject to the provisions of Mass. General Laws, c. 251, with hearings conducted as expeditiously as practicable and with no undue delay, and in no event later than sixty (60) days after the date of demand, in Boston, Massachusetts. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before filing of any demand for arbitration hereunder. Any award of an arbitrator rendered hereunder shall be subject to confirmation and entry of judgment thereon in any court of competent jurisdiction sitting in Suffolk or Middlesex Counties, Massachusetts, and the parties hereby consent to the jurisdiction of such court. The costs and administration expenses of each arbitration hereunder and their apportionment between the parties shall be borne equally by the parties, and each party shall be responsible for its own attorneys’ fees and expert witness fees. In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under this Lease during the pending of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

ARTICLE IV

LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS

4.1           Landlord Covenants

4.1.1        Services Furnished by Landlord

Landlord shall furnish to the Premises and the Building the services, utilities, facilities and supplies set forth in Exhibit C in all events at least equal to those customarily provided by landlords in comparable Class A, high quality, multi-tenant office buildings in the Market Area, subject to escalation reimbursement in accordance with, and as limited by, Section 2.6.

4.1.2        Additional Services Available to Tenant

Landlord shall furnish, at Tenant’s expense, reasonable additional Building services which are usual and customary in similar office buildings in the Market Area upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord, subject to the provisions of Exhibit C of this Lease.  Tenant agrees to pay to Landlord, as Additional Rent, (i) the cost of any such additional Building services requested by Tenant and (ii) the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant, within thirty (30) days after being billed therefor. Landlord agrees that Tenant may install, at Tenant’s sole cost and expense (but subject to payment from Landlord’s Contribution subject to and in accordance with Article III hereof but only to the extent such installation is part of Tenant’s Work) in accordance with, and subject to, the applicable provisions of this Lease (including Article VI hereof) an additional or supplemental heating, ventilating and air-conditioning system (a “Supplemental HVAC System”). The costs of installation, maintenance and operation of the Supplemental HVAC System (including all costs associated with the installation, maintenance and operation of any equipment required in order to generate chilled water) shall be borne by Tenant. All facilities, equipment, machinery and ducts installed by Tenant in connection with the Supplemental HVAC System shall be subject to Landlord’s prior approval, which approval shall be granted or withheld in accordance with the provisions of Article VI hereof. Tenant agrees to cooperate fully with Landlord and to abide by all reasonable regulations and requirements which Landlord may prescribe in accordance with this Lease for the proper connection, functioning and protection of the Supplemental HVAC System.

4.1.3        Repairs and Maintenance

Except as otherwise provided in Article VI and subject to the escalation provisions of Section 2.6 (including the exclusions from Landlord’s Operating Expenses set forth in said Section 2.6), Landlord shall (i) make such repairs and/or replacements (as appropriate) to all structural and non-structural portions and components of the roof systems (including roof membranes) and the mechanical, electrical, plumbing, sprinkler, fire/life safety, access control and the heating, ventilating and air conditioning (“HVAC”) systems serving the Premises and the Building (but exclusive of any specialty installations installed or requested by Tenant that exclusively serve the Premises which shall be maintained at Tenant’s sole cost and expense), the Common Areas and the Structural Elements (as hereafter defined), all as may be necessary to keep them in good and operable condition consistent with the level of maintenance and repair customary for comparable, first-class office properties in the Market Area, and (ii) maintain the Property (exclusive of Tenant’s responsibilities under this Lease) in a first class manner comparable to the maintenance of similar first-class office properties in the Market Area. The term “Structural Elements” shall mean the structural components of the Building, including without limitation the roofs, foundations, exterior structural walls, floor/ceiling slabs, exterior glass and mullions, columns, beams, shafts, elevator cabs and other load-bearing elements of the Building.

4.1.4        Signage

(A)          Premises Signage. Landlord shall provide and install, at Landlord’s expense, letters or numerals on the main entrance door to the Premises to identify Tenant’s name and Building address; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted on the Premises. In addition, Tenant shall have the right, at its sole cost and expense and subject to Landlord’s right to reasonably approve all graphics, to install letters or numerals on all other entrance doors to the Premises to identify Tenant’s name and Building address and that of its subtenants and Permitted Occupants.

(B)           Lobby Signage. Landlord shall, during the Term of this Lease, provide Tenant with a listing of Tenant’s name on the Building Directory and, at Tenant’s request, the name of Tenant’s subtenants.  The initial listing of Tenant’s name shall be at Landlord’s cost and expense.  Any changes, replacements or additions by Tenant to such directory shall be at Tenant’s sole cost and expense. In addition, Tenant shall have the non-exclusive right to include Tenant’s name and logo on “Impact Signage” to be installed by Landlord at Landlord’s cost and expense in the main lobby of the Building as shown on the conceptual plan attached hereto as Exhibit I-1.  At Tenant’s request, Landlord will consider in its sole discretion permitting any subtenant of Tenant’s subleasing a full floor or more of the Premises to install, at Tenant’s sole cost and expense, Impact Signage in the main lobby of the Building, provided that Landlord shall be under no obligation to permit the same unless Tenant leases the entirety of the Total Rentable Floor Area of the Building (in which event Tenant shall be entitled to utilize all available Impact Signage in the Building and to provide the same to its subtenants as it deems appropriate, subject to Landlord’s reasonable approval of the design and location of such subtenant Impact Signage).

(C)           Monument Signage. Landlord shall use reasonable efforts to obtain all necessary permits to install monument signage (the “Monument”) at the entrance to the Building.  If Landlord receives the required permits, Landlord shall install the Monument, and Tenant shall have the non-exclusive right to have its name and logo on said Monument (“Monument Signage”) substantially in accordance with the conceptual plan attached hereto as Exhibit I-2; provided that if any material changes are made to the Monument from what is shown on Exhibit I-2, the location of Tenant’s Monument Signage shall always be in a similar position of prominence as that shown on said exhibit.  The initial listing of Tenant’s name and logo, after reasonable approval by Tenant, on the Monument shall be at Landlord’s cost and expense; provided, however, any changes, replacements or additions to the Monument Signage after initial installation requested by Tenant shall be done at Tenant’s sole cost and expense and shall be subject to Landlord’s approval in Landlord’s reasonable discretion (so long as such changes, replacements or additions are consistent with Exhibit I-2).

(D)          Building Signage. Tenant shall have the right, at its sole cost and expense, to design and install one (1) identification sign with Tenant’s name and logo on the exterior façade of the Building (the “Building Signage”), subject to applicable zoning requirements and other applicable laws and to Tenant obtaining all necessary permits and approvals therefor (Landlord hereby agreeing to cooperate with Tenant, at no cost or expense to Landlord, in Tenant’s obtaining of such permits and approvals). To the extent permitted by applicable zoning laws, such Building Signage may be illuminated in the manner described on the conceptual plan attached hereto as Exhibit I-3. Tenant’s right to Building Signage shall be exclusive so long as Tenant shall directly lease and occupy at least 100,000 square feet of rentable floor area in the Building and Landlord shall not grant or permit other tenants or third parties or Landlord (including any affiliates of Landlord) the right to maintain exterior signage on the façade of the Building.  The Building Signage shall be substantially in accordance with and in the location shown on Exhibit I-3; provided, however, that the final design thereof shall be subject to Landlord’s approval in Landlord’s reasonable discretion so long as the final design and location thereof is not materially different than that shown on the conceptual plan attached as Exhibit I-3.  In the event that, at any time during the Term, Tenant ceases to directly lease and occupy less than 75,000 square feet of rentable floor area in the Building, Tenant shall, upon Landlord’s written request and at Tenant’s sole cost and expense, remove the Building Signage installed by Tenant pursuant to this Section 4.1.4 (D) in accordance with the provisions of subsection (E) below.

In the event that Landlord or any of its affiliates, parent companies or subsidiaries constructs a new building on property adjacent to the Site that materially obstructs or otherwise adversely impacts the visibility of the Building Signage, Tenant shall have the one-time right, at its sole cost and expense and subject to all terms and provisions of this Section 4.1.1 as are applicable to the Building Signage (including, without limitation, Landlord’s approval rights and all applicable occupancy thresholds), to relocate the Building Signage to another location on the exterior façade of the Building.

(E)           Conditions. Notwithstanding the foregoing provisions of this Section to the contrary, within thirty (30) days after the date on which the Term of this Lease is terminated due to a Tenant default, then Tenant shall, at its cost and expense, remove the Monument Signage, the Impact Signage and the Building Signage and restore all damage to the Monument and the Building caused by the installation and/or removal of such Monument Signage, Impact Signage or Building Signage. Such removal and restoration shall be performed in accordance with the terms and conditions governing alterations pursuant to Section 5.2 herein. The right to the Building Signage granted pursuant to this Section 4.1.4 is personal to Phase Forward, Inc. and any Permitted Transferee (as that term is defined in Section 5.6.1 below).  The right to the Monument Signage and Tenant’s Impact Signage may be transferred (x) to any Permitted Transferee and (y) subject to Landlord’s reasonable approval, to any other approved assignee or subtenant, but no more than one (1) time during the Lease Term. So long as Tenant meets the occupancy requirements of subsection (D) above related to the right to maintain the Building Signage, Landlord shall not name the Building after or change the address of the Building to include the name of any corporate or business entity without Tenant’s prior written consent in Tenant’s sole discretion.

4.2           Interruptions and Delays in Services and Repairs, Etc

(A)          Except as may be expressly set forth in subsection (C) below Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation the causes set forth in Section 3.2 hereof as being reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

(B)           Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(C)           Notwithstanding anything to the contrary in this Lease contained, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or to remediate any Hazardous Materials (as that term is defined in Section 5.3 below and provided such Hazardous Materials were not used, stored or disposed of at the Property by Tenant or its agents, employees, subtenants or contractors), or (iii) failure of electric supply, water and/or sewer service, all elevator service, HVAC service or all access to the Premises, any portion of the Premises becomes untenantable so that for the Premises Untenantability Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant’s business is materially adversely affected (including, without limitation, as the result of the Premises being rendered inaccessible as the result of any of the circumstances described in subsections (i), (ii) or (iii) above), then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period by reason of such untenantability, and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees or contractors, Annual Fixed Rent, Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises shall thereafter be abated in proportion to the impact on the continued operation in the ordinary course of Tenant’s business until the day such condition is completely corrected. For the purposes hereof, the “Premises Untenantability Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Premises Untenantability Cure Period shall be ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of such condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

(D)          Notwithstanding anything to the contrary herein contained, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or to remediate any Hazardous Materials (as that term is defined in Section 5.3 below and provided such Hazardous Materials were not used, stored or disposed of at the Property by Tenant or its agents, employees, subtenants or contractors), or (iii) failure or inadequacy of electric supply, water and/or sewer service, all elevator service, HVAC service or all access to the Premises, any material portion of the Premises becomes untenantable for a period (“Untenantability Period”) of five (5) consecutive months (which five (5) month period shall be extended by the period of time, which shall not exceed an additional one (1) month, that Landlord is delayed in curing such condition as the result Landlord’s Force Majeure) after Landlord’s receipt of written notice of such condition from Tenant, then, provided that Tenant ceases to use the affected portion of the Premises during the entire period of such untenantability, and Landlord’s inability to cure such condition is not caused the fault or neglect of Tenant, or Tenant’s agents, employees or contractors, then Tenant may terminate this Lease by giving Landlord written notice as follows:

(1)           Said notice shall be given after the expiration of the Untenantability Period.

(2)           Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(3)           If said condition is remedied on or before said effective date, said notice shall have no further force and effect.

(4)           If said condition is not remedied on or before said effective date for any reason other then Tenant’s fault, as aforesaid, the Lease shall terminate as of said effective date, and the Annual Fixed Rent and Additional Rent due under the Lease shall be apportioned as of said effective date.

(E)                                 The remedies set forth in this Section 4.2 shall be Tenant’s sole remedies for the events described herein. The provisions of this subsection shall not apply in the event of untenantability caused by fire or other casualty, or taking (which shall be subject to the terms and conditions of Article VI below)

4.3           Landlord’s Insurance.

Landlord shall carry at all times from and after the commencement of construction of the Landlord’s Work and continuing throughout the Term of this Lease, (i) commercial general liability insurance with respect to the Building in an amount not less than $10,000,000.00 combined single limit per occurrence, and (ii) insurance against loss or damage to the Building covered by the so-called “all risk” type insurance coverage with customary exceptions, in an amount equal to one hundred percent (100%) of the full replacement cost thereof (which such property insurance shall include so-called “Builder’s Risk” coverage). Further, Landlord may also maintain such insurance against loss of Annual Fixed Rent and Additional Rent for up to twelve (12) months (or such longer period of time as Landlord’s mortgagee may require) and such other risks and perils as Landlord deems proper. Any and all such insurance (x) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, (y) may be written with deductibles as reasonably determined by Landlord (which such deductible is currently $25,000.00 and which Landlord hereby covenants and agrees shall not exceed $75,000.00 during the Original Term of this Lease) and (z) shall be subject to escalation reimbursement in accordance with Section 2.6.

Nothing contained herein shall be construed so as to require Landlord to maintain terrorism or environmental pollution liability insurance or insurance covering mold in the Building (it being acknowledged, however, that Landlord does in fact maintain such coverages as of the date of this Lease); provided, however, that in the event the Landlord originally named herein shall sell, transfer, assign, convey or ground lease its interest in the Property to an unaffiliated third party, such new owner and any subsequent party succeeding to the original Landlord’s interest as Landlord under this Lease shall not be entitled to charge to Tenant at any time during the Term as part of Operating Expenses Allocable to the Premises any costs of terrorism or environmental pollution liability insurance in excess of one hundred ten percent (110%) of the costs being paid by Tenant on account of such coverages during the last full calendar year immediately prior to the conveyance by the original named Landlord.

In the event that Landlord does not carry terrorism and/or environmental pollution liability insurance during calendar year 2009 but subsequently does maintain the coverage(s) that was not so maintained in 2009 during any other Lease Year during the Term, Base Operating Expenses shall be equitably adjusted by adding an amount equal to the amount that would reasonably have been payable by Landlord for such coverage(s) in 2009.

4.4           Landlord’s Indemnity.

Subject to the limitations of Section 8.4 below and to the provisions of Section 8.19 below, to the maximum extent this agreement is effective according to law and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, agents, licensees, invitees, servants or employees, Landlord agrees to defend with counsel first approved by Tenant (counsel appointed by Landlord’s insurance carrier shall be deemed approved by Tenant and for any other circumstances such approval shall not be unreasonably withheld or delayed) indemnify and save harmless Tenant and Tenant’s beneficiaries, partners, subsidiaries, officers, directors, agents, trustees and employees (collectively, the “Tenant Parties”) from and against any claim arising from any injury to any person occurring in the Premises, in the Buildings or on the Site from and after the date that Landlord commences construction of the Landlord’s Work and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors provided, however that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures or personal property of Tenant and Landlord shall in no event be liable for any indirect or consequential damages; and provided, further, that the provisions of this Section 4.4 shall not be applicable to the holder of any mortgage now or hereafter on the Site or the Buildings (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting, the Site and/or Buildings) except to the extent otherwise agreed by such holder in any Subordination, Non-Disturbance and Attornment Agreement by and between Tenant and such holder.

4.5           Leasing Restriction

Provided that, on the condition that and only so long as (i) the Tenant originally named herein (or its Permitted Transferee engaged in the same line of business as the Tenant originally named herein) directly leases from Landlord at least 100,000 square feet of rentable floor area in the Building, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than twenty-five percent (25%) of the Premises then leased by Tenant (except for an assignment or sublease under Section 5.6.1 below and except for the Initial Second Floor Subleases), (a) Landlord shall not hereafter directly enter into a lease of other space in the Building with Medidata Solutions Worldwide (“Medidata”), or any of Medidata’s successors, parent or holding companies, subsidiaries, divisions or affiliates (but only to the extent any of the foregoing are engaged in the same line of business as Medidata and are in direct competition with the Tenant originally named herein or any Successor Entity to which this Lease is assigned or the Premises sublet under Section 5.6.1 below), and (b) Landlord agrees to include in all leases entered into after the date hereof (the “Future Leases”) the same clause as is contained in Section 5.6.2(h) below (the “Assignment and Subletting Restriction Clause”) which would allow Landlord to withhold its consent (and Landlord shall so withhold its consent) to a proposed assignment or sublease that would be in violation of the restrictions of this Section 4.5. Landlord further represents that the PRTM Lease and the lease between Landlord and Administaff Client Services, L.P. dated

September 18, 2007 (the “Existing Leases”) do contain the Assignment and Subletting Restriction Clause.  Landlord shall use commercially reasonable efforts to enforce the terms of the Assignment and Subletting Restriction Clauses in the Existing Leases and the Future Leases, but in no event shall Landlord be liable to Tenant (x) for the failure of other occupants of the Building to comply with the Assignment and Subletting Restriction Clause so long as Landlord has withheld its consent and used commercially reasonable efforts to enforce the same as aforesaid or (y) to the extent that a court of competent jurisdiction determines that the Assignment and Subletting Restriction Clause is invalid and/or unenforceable.

ARTICLE V

TENANT’S COVENANTS

Tenant covenants and agrees to the following during the Term and such further time as Tenant occupies any part of the Premises:

5.1           Payments

Tenant shall pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2.

5.2           Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 and excepting only reasonable wear and tear and damage by fire or taking under the power of eminent domain, Tenant shall keep the Premises in good order, repair and condition and with all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, and at the expiration or termination of this Lease peaceably yield up the Premises and all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear and damage by fire or other casualty only excepted. Prior to such yielding up, Tenant shall first remove (i) all goods and effects of Tenant, and (ii) to the extent specified by Landlord by notice to Tenant given at least sixty (60) days prior to such expiration or termination, the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers, and (iii) all Required Removables (as defined in Section 5.14 below) and, to the extent specified for removal by Landlord at the time Landlord approves of the same under Article III above or Section 5.14 below, all other alterations and additions made by Tenant, and in all events repairing any damage caused by such removal and restoring the Premises and other affected areas of the Building or the Site and leaving them clean and neat. Tenant shall not permit or commit any waste.

Subject to the provisions of Section 8.19, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building or to the Site caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3           Use

Tenant shall use and occupy the Premises for the Permitted Use only, and shall not injure or deface the Premises, Building or the Site nor permit in the Premises or on the Site any auction sale, vending machine, or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to operate in the Premises in such a way as to result in the leakage of fluid, nor use or devote the Premises or any part thereof for any purpose other than the Permitted Use, nor permit any use thereof which is inconsistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Landlord represents that to the best of its actual knowledge as of the date of this Lease, the use of the Premises for office use will not invalidate Landlord’s insurance or increase the premiums therefor.

If Tenant abandons or vacates the entire Premises for a period of in excess of one hundred eighty (180) days, Landlord shall have the right, on not less than ten (10) days’ prior written notice thereof to Tenant, to enter into the Premises in order to turn the lights on in the vacated portion(s) of the Premises during nighttime hours from dusk until 10:00 p.m. at the same level as if the Premises were fully occupied, and Tenant shall pay for all electricity charges related thereto.  Vacancy or abandonment shall not be deemed to be an Event of Default by Tenant hereunder.

Further, (i) except as otherwise set forth herein, Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall promptly notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall reasonably elect from time to time to determine that Tenant is complying with the foregoing.  Notwithstanding the foregoing, Tenant may use Hazardous Materials and other substances typically used by Tenant for the conduct of the Permitted Uses, provided that Tenant uses, stores and disposes of such Hazardous Materials and other substances in the manner which they are normally used, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises.

                                                Landlord represents and warrants to Tenant that, except as set forth in that certain MCP Environmental Summary Letter dated November 5, 2007 from Sanborn, Head & Associates, Inc. (a copy of which has been provided to Tenant), to the best of Landlord’s actual knowledge as of the date of this Lease there are no Hazardous Materials in the Building or on the Site which are or would be required to be removed or otherwise abated in accordance with applicable Hazardous Materials Laws.  Subject to the limitations of Section 8.4 hereof, Landlord shall use reasonable efforts to remove or abate, as required by applicable Hazardous Materials Laws and without inclusion in Operating Expenses, (x) Hazardous Materials on the Site or in the Common Areas, the Structural Elements or the base building systems of the Building and (y) Hazardous Materials that are present in other areas of the Building as the result of the actions of Landlord, its employees, agents or contractors.  Notwithstanding the foregoing but without limitation of Tenant’s rights under Section 4.2 of this Lease, Landlord’s obligation to remove or abate Hazardous Materials pursuant to this Section 5.3 shall not apply to (i) requirements of Hazardous Materials Laws resulting from the use of Hazardous Materials, or additions, alterations or improvements in the Premises (other than the Landlord’s Work and the Base Building Work), by Tenant or anyone claiming by, through or under Tenant, or (ii) Hazardous Materials which are in the Building or on the Site because of the action or inaction of any tenant or occupant in the Building, including Tenant, or any employee, agent or contractor thereof, or (iii) any tenant space in the Building, including the Premises, and any additions, alterations and improvements therein, unless in the case of this clause (iii) such Hazardous Materials (1) existed in, at or on the Premises, the Building or the Site prior to the Commencement Date or migrated to the Premises, the Building or the Site from another property or (2) are present as the result of the action or inaction of Landlord, its affiliates, employees, agents or contractors.  In connection with the foregoing, Landlord hereby agrees to use best efforts to enforce the terms of its leases with other tenants of the Building in the event of a violation of Hazardous Materials Laws resulting from the action or inaction of any tenant or occupant of the Building or any employee, agent or contractor thereof; provided, however, that, subject to Section 4.2, in no event shall Landlord be liable to Tenant for any violation of Hazardous Materials Laws by any tenant or occupant of the Building.

Subject to the limitations of Section 8.4 hereof, Landlord agrees to defend with counsel first approved by Tenant (counsel appointed by Landlord’s insurance carrier shall be deemed approved by Tenant and for any other circumstances such approval shall not be unreasonably withheld or delayed), indemnify and save Tenant harmless from liability, loss and damage to persons or property and from any claims, actions, proceedings and expenses in connection therewith resulting from the failure of Landlord to fulfill its obligations under this Section 5.3 or any breach of Landlord’s representations and warranties under this Section 5.3; provided, however, that in no event shall the foregoing indemnity render Landlord liable for any loss or damage to Tenant’s Property and Landlord shall in no event be liable for indirect or consequential damages.

5.4           Obstructions; Items Visible From Exterior; Rules and Regulations

Tenant shall not obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Site used by Tenant in common with others; nor without the prior consent of Landlord and except as otherwise expressly set forth in this Lease, shall Tenant permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and Tenant shall comply with all reasonable Rules and Regulations of general applicability to tenants of the Building now or hereafter made by Landlord, of which Tenant has been given notice and which are not inconsistent with any of Tenant’s rights under this Lease, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such Rules and Regulations. All rules and regulations shall be applied and enforced on all tenants in a non-discriminatory manner, except where differing circumstances justify different treatment.

5.5           Safety Appliances

Tenant shall keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office use, and shall procure all licenses and permits so required because of such use and, if requested by Landlord, Tenant shall do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6           Assignment; Sublease

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under Sections 5.6.1-5.6.5 shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

5.6.1        Notwithstanding the foregoing provisions of Section 5.6 above and the provisions of Section 5.6.2 and 5.6.4 below, but subject to the provisions of Sections 5.6.3 and 5.6.5 below, Tenant shall have the right to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation, or (ii)

which is under common control with Tenant, or (iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases all or substantially all of the stock of (or other membership interests in) Tenant or (v) which merges or combines with Tenant, provided, that to the extent Tenant does not remain in existence after an assignment to or other transaction with a Successor Entity, the Successor Entity has a net worth (on a pro forma basis using generally accepted accounting principles consistently applied after giving effect to the merger, consolidation or purchase of assets, stock or other membership interests) reasonably sufficient to perform the obligations of the tenant under this Lease (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee.  If any parent or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

5.6.1.1    Notwithstanding the provisions of Section 5.6 above, in the event Tenant desires

(a)                                  to assign this Lease, or

(b)                                 to sublet (i) such portion (the “Sublease Portion”) of the Premises as (x) contains by itself at least fifty percent (50%) of the total Rentable Floor Area of the Premises or (y) would bring the total amount of the Premises then being subleased (inclusive of the Initial Second Floor Subleases but exclusive of subleases permitted pursuant to Section 5.6.1 above) to fifty percent (50%) or more, or (ii) any Sublease Portion for a term equal to all or substantially all of the remaining Term hereof (any such sublease satisfying clauses (i) or (ii) being hereinafter referred to as a “Major Sublease”),

Tenant shall give Landlord either (x) a Proposed Transfer Notice (as defined in Section 5.6.3 hereof) in the event Tenant already has a specific assignment or sublease transaction or (y) a notice stating that Tenant is contemplating entering into an assignment or Major Sublease (either such notice being hereinafter referred to as a “Notice of Intent to Transfer”) and Landlord shall have the right at its sole option, to be exercised (1) within thirty (30) days after receipt of Tenant’s Notice of Intent to Transfer, or (2) within fifteen (15) business days after receipt of Tenant’s Proposed Transfer Notice (such response time period, as applicable to the type of notice received from Tenant, being referred to herein as the “Acceptance Period”), to terminate this Lease, in the case of a proposed assignment, or to terminate this lease with respect to the Sublease Portion in the case of a proposed Major Sublease, as of a date specified in a notice to Tenant, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Landlord’s notice to Tenant.  Notwithstanding the foregoing, in the event a proposed sublease which, when combined with other subleases of the Premises then in effect (inclusive of the Initial Second Floor Subleases but exclusive of subleases permitted pursuant to Section 5.6.1), reaches the fifty percent (50%) of the Premises threshold set forth above for Landlord to recapture, Landlord may only recapture for the then proposed sublease and, to the extent not exempted from Landlord’s rights under this Section 5.6.1.1, future proposed subleases but may not recapture or terminate this Lease as to any subleases of the Premises previously entered into by Tenant.  In the case of an assignment, upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date.  In the case of a Major Sublease, all obligations relating to the Sublease Portion for the period after such termination date (but not those relating to (x) the period before such termination date or (y) portions of the Premises other than the Sublease Portion), shall cease and Landlord shall, at Landlord’s sole cost and expense, remove or close off and secure, in compliance with applicable laws, any internal stairways, doors, or corridors which connect the terminated portion of the Premises from the remainder of the Premises and shall, if applicable, install any corridors and/or demising walls required to separate and demise the terminated portion of the Premises from the remaining portion of the Premises.  In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section, the provisions of Sections 5.6.2-5.6.5 shall be applicable.  This Section 5.6.1.1 shall not be applicable to an assignment or sublease pursuant to Section 5.6.1 or to the Initial Second Floor Subleases.  For purposes of this Section 5.6.1.1, a sublease shall be deemed to be for substantially all of the remaining Term of this Lease if such sublease would expire with less than six (6) months remaining prior to the expiration of the Term (taking into account any extension options previously exercised by Tenant and/or available to Tenant if Tenant notifies Landlord that Tenant expects to exercise an available extension option).  Notwithstanding anything herein to the contrary, if Landlord fails to exercise its rights under this Lease with respect to a Notice of Intent to Transfer within the Acceptance Period, Landlord will not thereafter have the right to exercise its rights under this Section 5.6.1.1 with respect to a Proposed Transfer Notice for any portion of the space identified in Tenant’s previous Notice of Intent to Transfer provided Tenant’s Proposed Transfer Notice is received within the one hundred fifty (150) day time period set forth in Section 5.6.2(2) below.

In the event Landlord exercises its option to terminate this Lease as to the portion or, if applicable, the entire Premises as and to the extent permitted under this Section 5.6.1.1, then Tenant may rescind its request for Landlord’s consent to such transfer by notice to Landlord within ten (10) business days following receipt of Landlord’s election to terminate whereupon Landlord’s election to terminate this Lease as to the applicable portion of the Premises proposed to be transferred shall be null and void.

5.6.2        Notwithstanding the provisions of Section 5.6 above, but subject to the provisions of this Section 5.6.2 and the provisions of Sections 5.6.3, 5.6.4 and 5.6.5 below:

(1)           in the event that Tenant shall have provided Landlord with a Proposed Transfer Notice and Landlord shall have either (x) elected not to exercise the termination right as set forth in Section 5.6.1.1 or (y) failed to give any or timely notice under Section 5.6.1.1, then (i) for a period of ninety (90) days after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) for a period of ninety (90) days after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.6.1.1, as the case may be, Tenant shall have the right to assign this Lease or sublet the whole or any part of the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned; or

(2)           in the event that Tenant shall have provided Landlord with a Notice of Intent to Transfer and Landlord shall have either (x) elected not to exercise the termination right as set forth in Section 5.6.1.1 or (y) failed to give any or timely notice under Section 5.6.1.1, then so long as Tenant shall provide Landlord with a Proposed Transfer Notice meeting all of the requirements of Section 5.6.3 below (i) within one hundred fifty (150) days after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) within one hundred fifty (150) days after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.6.1.1, as the case may be, Tenant shall have the right to assign this Lease or sublet the whole or any part of the Premises in accordance with such Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned; or

(3)           in the case of a proposed sublease that is not subject to the provisions of Section 5.6.1.1 (exclusive of subleases for which Landlord’s consent is not required pursuant to Section 5.6.1), Tenant shall have the right to assign this Lease or sublet the whole or any part of the Premises in accordance with a Proposed Transfer Notice meeting all of the requirements of Section 5.6.3 below, provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

It is understood and agreed that Landlord’s consent shall be deemed given hereunder in the event that Landlord shall fail to respond to a Proposed Transfer Notice meeting all of the requirements of Section 5.6.3 below within fifteen (15)

business days after receipt thereof from Tenant.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)                                  the proposed assignee or subtenant is a tenant in the Building or elsewhere on the Site or is in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere on the Site or is not of a character consistent with the operation of a first-class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency or to a so-called “call center”). Notwithstanding the foregoing, Tenant may sublease all or a portion of the Premises (the “Subleased Premises”) to a tenant of the Building or elsewhere within the area delineated as the “CityPoint Project” on Exhibit K attached hereto (the “Subtenant”) if such Subtenant’s need, as to the size of premises and length of term, cannot then (i.e., at the time that Tenant requests Landlord’s consent to such Subtenant) be satisfied by Landlord or its affiliates within the Building or the CityPoint Project; or

(b)                                 in the case of a proposed assignment, the proposed assignee does not possess adequate financial capability to perform the Tenant obligations as and when due or required; or

(c)                                  the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof; or

(d)                                 the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to materially increase Landlord’s Operating Expenses beyond that which Landlord now incurs for use by Tenant; (ii) be likely to materially increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises.  Notwithstanding the foregoing, if Landlord objects to a proposed assignee or subtenant on the grounds of subsection (i) or (ii) of this Section 5.6.2(d), Tenant may overcome such objection by agreeing to pay the amount of such increase; or

(e)                                  there shall be existing an Event of Default (defined in Section 7.1);

or

(f)                                    any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates; or

(g)                                 the holder of any mortgage on property which includes the Premises having approval rights over such proposed assignment or sublease of a full floor or more (or equivalent square footage if the subleased premises is not all located on the same floor) does not approve of the same (where such holder has approval rights pursuant to the terms of the mortgage); or

(h)                                 due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building, provided, however, that the foregoing basis shall not apply unless Tenant is leasing less than 75,000 square feet of rentable floor area in the Building.

Notwithstanding the foregoing, so long as Tenant remains fully and primarily liable to Landlord, Tenant’s right to sublease the all or any portion of the Premises shall not be restricted by Landlord (x) due to the financial condition of the subtenant or (y) by any rent hurdle or other rental threshold that Landlord may deem needed in order to consent to a proposed sublease.

5.6.3       Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed assignment or sublease, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment pursuant to Section 5.6.2, such information as to the proposed assignee’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 5.6.2 above (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made (including, in the case of a sublease, the portion of the Premises proposed to be sublet and the term of such sublease), (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.2, all other information necessary to make the determination referred to in Section 5.6.2 above and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.1 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said

Section 5.6.1.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such sublease or assignment shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.1.1 and 5.6.2 shall again be applicable.

5.6.4        In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.1 hereof), such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, actually received by Tenant shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate prorations in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums actually received by Tenant either initially or over the term of the sublease or assignment plus all other profits and increases actually received by Tenant as a result of such subletting or assignment, exclusive of amounts paid to Tenant for the purchase or lease of personal property or equipment of Tenant (except to the extent such amounts exceed the fair market value or rental value of the same), after deducting the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to rent concessions, architectural fees, attorneys’ fees, moving expenses, brokerage commissions and alteration allowances associated with the subleasing or assignment at issue, in each case actually paid, and in the case of an assignment only and only to the extent that the assignee has paid consideration specifically on account of the same, the unamortized costs of leasehold improvements paid for by Tenant in excess of Landlord’s Contribution), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within thirty (30) days of receipt of same by Tenant.

5.6.5        (a)                                  It shall be a condition of the validity of any assignment or subletting of right under Section 5.6.1 above, or consented to under Section 5.6.2 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant hereunder, including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 5.6.1, such subtenant shall agree on a pro rata basis to be so bound) and (b) to comply with the provisions of Sections 5.6 through 5.6.5 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(b)                                 Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation (other than the Initial Second Floor Subleases, for which Landlord agrees to waive such fees), within thirty (30) days after receipt of an invoice from Landlord, as Additional Rent, an amount for each such request equal to the greater of (i) One Thousand and 00/100 Dollars ($1,000.00) and/or (ii) if Landlord reasonably determines that a third-party consultant is needed or expedient to review such request, then Tenant shall reimburse Landlord for the reasonable third-party out-of-pocket costs incurred by Landlord in hiring said third party to review such request, up to a maximum of Five Thousand and 00/100 Dollars ($5,000.00) in connection with any single request for consent.

(c)                                  If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time after the occurrence of an Event of Default hereunder, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.5 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(d)                                 The consent by Landlord to an assignment or subletting under any of the provisions of Sections 5.6.1 or 5.6.2 shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(e)                                  On or after the occurrence of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(f)                                    In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations and be approved by Landlord, including without limitation all requirements concerning access and egress; and (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises.

(g)                                 At no time during the Lease Term shall there be more than ten (10) subleases outstanding.

(h)                                 Without limiting Tenant’s obligations under Section 5.14 and except as provided in Section 5.6.1.1 of this Lease, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder, including, without limitation, any work in connection with such assignment or subletting.

5.6.6        It is acknowledged and agreed that Tenant may initially sublease all or some portion of the Premises located on the second (2nd) floor of the Building for sublease terms expiring on or before the later date of (a) December 31, 2011, and (b) three (3) years following the Commencement Date (any such subleases being hereinafter referred to as the “Initial Second Floor Subleases”).  Notwithstanding anything contained in Sections 5.6-5.6.5 above to the contrary, it is understood and agreed that (i) the provisions of Section 5.6.1.1 and Section 5.6.4 above shall not apply to the Initial Second Floor Subleases and (ii) Landlord shall not be entitled to withhold its consent to any of the prospective Initial Second Floor Subleases on the grounds that Landlord or its affiliates may also be negotiating to lease space within the Building or the CityPoint Project to such proposed subtenant.

5.6.7        Tenant shall have the right, without the consent of Landlord (but upon reasonable prior notice to Landlord), to permit the use or occupancy of space in the Premises by any affiliate, subsidiary or other related entity of Tenant or, with respect to a portion of the Premises that is not separately demised and consists of not more than 25,000 rentable square feet of the Premises in the aggregate for periods of less than one (1) year at a time, by persons who have an ongoing contractual or other business relationship with Tenant providing for cooperative or collaborative research and development such that such occupants have a reasonable need to work in proximity with Tenant (such persons who shall be permitted to occupy portions of the Premises pursuant to this Section 5.6.7 being referred to individually as a “Permitted Occupant”, or collectively as the “Permitted Occupants”); provided that (x) the Permitted Occupants shall use the Premises in conformity with all applicable provisions of this Lease, (y) such occupancy will terminate automatically upon the expiration or earlier termination of this Lease and (z) Tenant shall remain fully liable for the acts or omissions of the Permitted Occupants in the Premises and at the Property.

5.6.8        At the written request of Tenant, Landlord will approve or disapprove of a proposed transferee prior to receiving a final, executed copy of the proposed assignment, sublease and other contractual documents, provided that (i) Landlord has been provided with sufficient information to make such decision, and (ii) any approval by Landlord of a proposed transferee shall be conditioned upon Landlord’s subsequent approval of the actual signed assignment, sublease or other contractual documents that are entered into to effectuate the proposed Transfer. Notwithstanding the foregoing, Landlord’s approval shall be null and void and deemed withdrawn if Tenant does not, within ninety (90) days of Tenant’s initial request for Landlord’s approval, enter into an assignment or sublease upon substantially the same economic and other material terms as were set forth in the documentation previously delivered to Landlord.

5.7           Indemnity; Insurance

(A)                              Indemnity. Subject to the limitations of Section 8.4 below and to the provisions of Section 8.19 below, to the maximum extent this agreement is effective according to law and to the extent not resulting from the negligence or willful misconduct of Landlord or its employees, agents or contractors, Tenant shall defend with counsel first approved by Landlord (counsel appointed by Tenant’s insurance carrier shall be deemed approved by Landlord and for any other circumstances such approval shall not be unreasonably withheld or delayed), save harmless, and indemnify Landlord and Landlord’s managing agent, beneficiaries, partners, subsidiaries, officers, directors, agents, trustees and employees (“Landlord Parties”) from any liability for injury, loss, accident or damage to any person or property, and from any claims, actions, proceedings and expenses and costs in connection therewith (including without limitation reasonable counsel fees) (i) arising from or claimed to have arisen from (a) the omission, fault, willful act, negligence or other misconduct of Tenant or Tenant’s contractors, licensees, invitees, agents, servants, independent contractors or employees or (b) any use made or thing done or occurring on the Premises not due to the omission, fault, willful act, negligence or other misconduct of Landlord or its employees, agents or contractors, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease.

(B)                                Insurance.  Tenant shall maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, commercial general liability insurance or comprehensive general liability insurance written on an occurrence basis with a broad form comprehensive liability endorsement under which Tenant is the named insured and Landlord and Landlord’s managing agent (and such persons as are in privity of estate with Landlord and Landlord’s managing agent as may be set out in notice from time to time) are named as additional insureds with limits which shall, at the commencement of the Term, be at least equal to those stated in Section 1.1 and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the Market Area with respect to similar properties, and worker’s compensation insurance with statutory limits covering all of Tenant’s employees working in the Premises. Tenant shall deposit with Landlord on or before the earlier of the date Tenant enters the Premises or the Commencement Date and concurrent with all policy renewals, certificates for any insurance Tenant is required to maintain under this Lease, in a form reasonably acceptable to Landlord and bearing the endorsement that the insurer will endeavor to provide Landlord with thirty (30) days’ written notice prior to cancellation of the policies. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain and maintain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability, if applicable) and provide Landlord with evidence of the same. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies qualified to do business, and in good standing, in the Commonwealth of Massachusetts and which have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord if such Guide is no longer published.

5.8                                 Personal Property at Tenant’s Risk

Tenant covenants that all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Site, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except that Landlord shall in no event be indemnified, released, or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent of Landlord’s negligence or willful misconduct or to the extent such indemnity, hold harmless or exoneration is prohibited by law. Further, Tenant, at Tenant’s expense, shall maintain at all times during the Term of this Lease business interruption insurance and insurance against loss or damage covered by so-called “all risk” type insurance coverage with respect to Tenant’s fixtures, equipment, goods, wares and merchandise, tenant improvements made by or paid for  by Tenant (if such tenant improvements are removable by Tenant at the end of the Term of this Lease) and other property of Tenant (collectively “Tenant’s Property”). Such insurance shall be in an amount at least equal to the full replacement cost of Tenant’s Property. Tenant shall maintain all of its equipment, furniture and furnishings in good order and repair. In addition, during such time as Tenant is performing work in or to the

Premises, Tenant, at Tenant’s expense, shall also maintain builder’s risk insurance for the full insurable value of such work.

5.9           Right of Entry

To permit Landlord and its agents at reasonable times and upon reasonable prior notice (except in the event of an emergency) (i) to examine the Premises and if Landlord shall be entitled and shall so elect, to make any repairs or replacements Landlord may deem necessary; (ii) to remove, at Tenant’s expense, any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and (iii) to show the Premises to prospective tenants during the fifteen (15) months preceding expiration of the Term (or twenty-four (24) months, if Tenant has no further extension options) and to prospective purchasers and mortgagees at all reasonable times. Landlord agrees to use commercially reasonable efforts to conduct any such entry under this Section 5.9 in such a manner and at such times so as to minimize any unreasonable interference with Tenant’s business operations in the Premises, consistent with the reasons for such entry (Landlord hereby agreeing to use commercially reasonable efforts to schedule any such access hereunder during Tenant’s normal business hours and in the presence of a representative of Tenant when feasible, except in the event of an emergency).

Notwithstanding anything to the contrary set forth above, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require for the purpose of securing certain valuable property or confidential information.  Landlord may not enter such Secured Areas except (i) in the case of an emergency, (ii) in the event of a Landlord inspection (it being understood and agreed that prior to commencing any non-emergency inspection of the Secured Areas, Landlord shall be required to demonstrate reasonable grounds therefor and provide Tenant with two (2) business days’ prior written notice of the specific date and time of such Landlord inspection) or (iii) in connection with Landlord’s provision of regularly recurring services to the Premises required under this Lease (including, without limitation, cleaning services).

5.10         Floor Load; Prevention of Vibration and Noise

Tenant shall not place a load upon the Premises (exclusive of Tenant’s equipment installed on the roof of the Building pursuant to Sections 8.26 and 8.28 below) exceeding an average rate of 100 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and shall not move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.11         Personal Property Taxes

Tenant shall pay promptly when due all taxes which may be imposed upon Tenant’s

Property in the Premises to whomever assessed.

5.12         Compliance with Laws

Tenant shall comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be responsible for compliance with any Legal Requirements requiring (a) structural repairs or modifications to any element of the Building, including without limitation the roof, exterior and load bearing walls, foundation and structural floor slabs, or (b) repairs or modifications to any utility or building service equipment, or (c) installation of new building service equipment, such as fire detection or suppression equipment, even if any of the foregoing items described in clauses (a), (b) or (c) relate to areas located solely within the Premises, unless any of the same are required due to (i) Tenant’s particular manner of use of the Premises (as opposed to office use generally) or (ii) any additions, alterations or improvements performed by or for Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.12.

5.13         Payment of Litigation Expenses

In the event of litigation or other legal proceeding between Landlord and Tenant relating to the provisions of this Lease or Tenant’s occupancy of the Premises, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys’ fees).

5.14         Alterations

Except as may be expressly set forth herein, Tenant shall not make alterations and additions to the Premises except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building, or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration (Landlord hereby agreeing that it will not withhold its consent to the installation of internal staircases on the grounds that the same require unusual expense to readapt, provided that Landlord may nonetheless withhold such approval on other grounds or condition approval on the Premises being restored at the end of the Term to its condition prior to the installation of such internal staircases) or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, or (d) enlarge the Rentable Floor Area of the Premises, or (e) except with respect to the Tenant Improvement Work, are inconsistent in Landlord’s judgment with alterations satisfying Landlord’s standards for new alterations in the Building.

Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work.

Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Article III hereof for which a fee has previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) One Hundred Fifty and 00/100 Dollars ($150.00) per hour, plus (ii) if Landlord reasonably determines that a third-party consultant is needed to review such work or plans, then Tenant shall reimburse Landlord for the reasonable third-party out-of-pocket costs incurred by Landlord in hiring said third party to review Tenant’s plans and Tenant’s work.

In the case of all alterations, additions and improvements (“Alterations”), Tenant shall deliver reasonably detailed plans and specifications to Landlord at the time Tenant seeks Landlord’s approval. All Alterations shall become a part of the Building upon the expiration or earlier termination of this Lease unless and until Landlord shall specify the same for removal as hereinafter set forth. If Tenant shall make any Alterations that are considered Required Removables (as hereinafter defined), then Landlord may elect, provided Landlord so elects at the time Tenant requests Landlord’s consent to such Alterations, to require Tenant at the expiration or sooner termination of the Term of this Lease to remove the same and restore the Premises to substantially the same condition as existed prior to the installation of such Required Removables. For the purposes hereof, “Required Removables” shall mean all cabling and wiring, interconnecting/internal staircases, data centers in excess of 3,000 square feet of rentable floor area (either singly or collectively), non-core restrooms (and any horizontal plumbing lines associated with such restrooms), locker rooms, showers and cafeterias or full-service kitchens (but not the type of kitchenettes typically found in first-class office buildings) installed by or on behalf of Tenant.  Landlord hereby agrees to make such election at the time that Landlord approves Tenant’s plans for such Alterations.  All of Tenant’s Alterations and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Site or interfere with construction or operation of the Building and other improvements to the Site and, except for installation of furnishings, shall be performed by contractors or workers first reasonably approved by Landlord. Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them; and cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as Landlord may reasonably require, but in no event less than $2,000,000.00 combined single limit per occurrence on a per location basis (all such insurance to be written in companies approved by Landlord and naming and insuring Landlord and Landlord’s managing agent as additional insureds and insuring Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, additions or improvements or installations are substantially complete and a set of schematic plans, in both print and electronic forms, promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor; provided, however, that if the work is not of a nature where as-built plans would customarily be prepared, Tenant shall only be required to prepare and submit the type of plans that would customarily be prepared in connection with such work. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any Alterations and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and whether or not Tenant is contesting any such items or costs, not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach. Tenant acknowledges and agrees that Landlord shall be the owner of any Alterations in the Premises or the Building to the extent paid for by Landlord.

Notwithstanding the provisions of the immediately preceding paragraph, Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given at least ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make Alterations to the Premises where:

(i)            the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building;

(ii)           the same do not affect the roof or any structural element of the Building and do not materially, adversely affect the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and/or fire protection systems of the Building;

(iii)          either (a) such Alterations do not require the issuance of a building permit by the appropriate municipal authority or (b) the cost of said Alterations does not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) for any given project; and

(iv)          Tenant shall comply with the other provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, no later than ten (10) days after the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord may, by notice to Tenant given no later than thirty (30) days subsequent to the date on which the plans and specifications are submitted to Landlord, require Tenant to restore the Premises to its condition prior to such alteration, addition or improvement upon the expiration or earlier termination of the Lease Term.

Upon and subject to the terms of this Article, Tenant may construct internal staircases between floors within the Premises and Tenant shall have the right to select the location of such internal staircases subject to Landlord’s approval which shall not be unreasonably withheld so long as the same shall not adversely affect the structural integrity of the Building.

5.14.2      Tenant’s Security System

Tenant may install a security system within the Premises, provided such system and its installation (i) shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed (provided Landlord may deny consent to any system which is not compatible with the Building’s overall security and fire safety and life safety systems), (ii) shall be in accordance with all applicable Legal Requirements, and (iii) shall be performed at Tenant’s sole expense, and shall otherwise be installed in accordance with the provisions governing Alterations under this Lease. Landlord agrees to cooperate with Tenant and Tenant’s security system vendor to tie-in and coordinate the Building’s access control system with Tenant’s security system such that card keys issued by Landlord or Landlord’s contractor to Tenant or Tenant’s employees will permit access both to the Premises and to the front entry door to the Building and the back entry door in the loading dock area of the Building (it being understood and agreed that Landlord reserves the right to limit or prohibit access to the back entry door if Landlord determines in its reasonable discretion that such access is causing a potentially unsafe condition), but will prohibit other parties from using Building access cards issued by Landlord or Landlord’s contractor from accessing the Premises with such cards.

5.15         Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

5.16         Patriot Act

(A)                              As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 5.7 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

(B)                                As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or by any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation, the making or receiving of any contribution of funds, good or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, is expressly understood and agreed that (x) any breach by Landlord of the foregoing representatives and warranties shall be covered by the indemnity provisions of Section 4.4 above and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (B) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include (1) any shareholder of Boston Properties, Inc., (2) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a nationally recognized stock exchange or (3) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

ARTICLE VI

CASUALTY AND TAKING

6.1           Damage Resulting from Casualty

In case during the Lease Term the Building or the Site are damaged by fire or other casualty, Landlord shall within sixty (60) days after the occurrence thereof notify Tenant in writing of Landlord’s reasonable estimate of the length of time necessary to repair or restore such fire or casualty damage from the time that repair work would commence (“Landlord’s Restoration Estimate”).  If Landlord’s Restoration Estimate exceeds two hundred ten (210) days from the time that repair work would commence (and, so long as Tenant leases seventy percent (70%) or more of the Total Rentable Floor Area of the

Building, the Premises is materially damaged), Landlord may, at its election, terminate this Lease by notice given to Tenant within ten (10) business days after the date of Landlord’s Restoration Estimate specifying the effective date of termination, provided, however, that Landlord shall only be permitted to terminate this Lease on account of such damage if Landlord terminates the leases of all other tenants in the Building similarly affected by the casualty (where Landlord has a termination right thereunder). The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

If the Premises is materially damaged and Landlord’s Restoration Estimate exceeds two hundred ten (210) days from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within ten (10) business days after the receipt of Landlord’s Restoration Estimate, specifying the effective date of termination. The effective date of termination specified by Tenant shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In addition, in case during the final eighteen (18) months of the Lease Term, the Premises are damaged by fire or casualty and if Landlord’s Restoration Estimate exceeds one hundred fifty (150) days from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within ten (10) business days after the receipt of Landlord’s Restoration Estimate, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding Tenant’s Property) into substantially the same condition as existed prior to the fire or other casualty and a just proportion of the Annual Fixed Rent, Tenant’s estimated electricity charges (if applicable), Tenant’s Operating Expenses Payment, Tenant’s Tax Payment and Tenant’s Electricity Payment according to the nature and extent of the injury to the Premises shall be abated until the earlier to occur of (i) the date the Premises is substantially restored to the extent required under this Lease and Tenant has had a reasonable period of time (in no event to exceed thirty (30) days after Landlord has completed its restoration obligations as aforesaid) to perform its restoration obligations hereunder and to install its furniture, fixtures and equipment, which Tenant agrees to undertake in a reasonably expeditious manner, and (ii) the date Tenant commences business operations in the Premises.

Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds.  If such net insurance proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are insufficient for, the restoration of the Building and if Landlord does not otherwise elect to restore the Building, then Landlord shall give prompt notice to Tenant terminating this Lease, the effective date of which termination shall not be less than sixty (60) days after the date of notice of such termination.

Unless such restoration is (x) commenced within six (6) months from the date of the casualty or taking (except to the extent such restoration work could be completed within the one (1) year period described in subsection (y) below, notwithstanding the fact that it did not commence within six (6) months from the date of the casualty or taking), such period to be subject, however, to extension where the delay in commencement of such work is due to Force Majeure (but in no event beyond ten (10) months from the date of the casualty or taking) and (y) is completed within one (1) year from the date of the casualty or taking, such one (1) year period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure (but in no event beyond eighteen (18) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such six-month or one-year (as extended) period, as the case may be, until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used in this Article VI, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction; provided, however, that (1) in no event shall Landlord’s financial inability constitute a cause beyond Landlord’s reasonable control and (2) in order for Landlord to claim the benefit of any delay due to Force Majeure, Landlord shall be required to use reasonable efforts to minimize the extent and duration of such delay and to notify Tenant of the existence and nature of the cause of such delay within a reasonable time after the delay first commences.

6.2           Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord or required to be maintained by Landlord under this Lease and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, either party may, at its election, terminate the Term of this Lease by notice to the other party given within sixty (60) days after such loss; provided, however that Landlord may not terminate this Lease on account of an uninsured casualty and shall restore the Premises, the Common Areas and the Site in accordance with the terms of this Lease, if and to the extent such damage would have been covered by the insurance coverages required to be carried by Landlord under this Lease. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. Landlord agrees that if neither party elects to terminate the Lease pursuant to this Section 6.2, Landlord shall restore the damage in accordance with the provisions of Section 6.1 hereof (including, without limitation, Tenant’s termination rights contained therein).

6.3           Rights of Termination for Taking

If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. In addition, if twenty-five percent (25%) or more of the parking areas serving the Building shall be taken by condemnation or right of eminent domain and Landlord is unable to provide Tenant, within ninety (90) days after the effective date of such taking, with a substitute location for parking (at the Original Parking Ratio) within a reasonable proximity to the Building, then Tenant may terminate this Lease by notice to Landlord of its desire to do so, provided that such notice is given no earlier than ninety (90) nor later than one hundred twenty (120) days after the effective date of such taking.

Further, if so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken); provided that in the event of such termination, Landlord shall also terminate all other tenant leases in affected portions of the Building that contain similar termination rights. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property but including Tenant’s Alterations to the extent compensation therefor has been considered in Landlord’s award and has not been recovered by Tenant pursuant to Section 6.4). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it. If such net condemnation proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are insufficient for, the restoration of the Building and if Landlord does not otherwise elect to restore the Building, then Landlord shall give prompt notice to Tenant terminating this Lease, the effective date of which termination shall not be less than sixty (60) days after the date of notice of such termination; provided, however, that Landlord shall only be permitted to terminate this Lease on account of such taking if Landlord terminates the leases of all other tenants in the Building similarly affected by the taking (where Landlord has a termination right thereunder).

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s Operating Expenses Payment and Tenant’s Tax Payment shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s Operating Expenses Payment, Tenant’s Tax Payment and Tenant’s Electricity Payment shall be abated for the remainder of the Lease Term.

6.4           Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Building and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request, and if Tenant shall fail to execute and deliver the same within fifteen (15) days after notice from Landlord, Tenant hereby covenants and agrees that Landlord shall be irrevocably designated and appointed as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof which conform with the provisions hereof.

Notwithstanding the immediately preceding paragraph, if and to the extent that any improvements shall be taken pursuant to the power of eminent domain, shall have been separately paid for by Tenant when made, shall not be restored and for which a separate award shall not be made by the taking authority but the determination of the award takes into account such improvements, Tenant shall be entitled out of the award to an amount equal to Tenant’s unamortized cost of such improvements. Tenant’s unamortized cost of any of such improvements shall be determined from Tenant’s federal income tax returns and shall exclude any contributions to such cost by Landlord whether effected by deductions from rent, special allowances, payments for Annual Fixed Rent or Additional Rent or otherwise.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

6.5                                 Allocation of Proceeds Following Termination

In the event that this Lease is terminated (x) by Landlord under Section 6.1 or 6.3 above or (y) by Tenant under the provisions of the seventh (7th) paragraph of Section 6.1 or the first (1st) paragraph of Section 6.3 above, Tenant shall be entitled to receive out of the Proceeds or Award Balance (as hereinafter defined) the Book Value of the Tenant Improvement Work (as hereinafter defined); provided, however, that if the sum of the Book Value of the Tenant Improvement Work and the Book Value of the Landlord’s Contribution (as hereinafter defined) exceed the Proceeds or Award Balance, then the Book Value of the Tenant Improvement Work and the Book Value of the Landlord’s Contribution shall be proportionately reduced to an amount which, when added together, shall equal the Proceeds or Award Balance and in such event Tenant shall be entitled to receive out of the Proceeds or Award Balance the amount of the Book Value of the Tenant Improvement Work as so reduced.  To the extent that the sum of the Book Value of the Tenant Improvement Work and the Book Value of the Landlord’s Contribution is less than the Proceeds or Award Balance, Landlord shall be entitled to the entire excess balance thereof.

For the purposes hereof:

(i)            The “Proceeds or Award Balance” shall be the amount, if any, by which the net insurance proceeds or net condemnation award (as applicable) exceeds the total of (a) the portion of the proceeds or award allocable to the Site (i.e. as if the land were unimproved), plus (b) the replacement cost of the Building (exclusive of the Tenant Improvement Work), plus (c) all amounts payable to Landlord’s mortgagee or ground lessor on account of such casualty or taking, plus (d) in the event of a termination by Tenant under the provisions of the seventh (7th) paragraph of Section 6.1, all amounts expended by Landlord towards the restoration of the Tenant Improvement Work prior to the date of Tenant’s notice of termination.

(ii)           The “Book Value of the Tenant Improvement Work” shall be the then unamortized portion of all Tenant Plan Excess Costs, calculated on a straight-line basis over the Original Term and determined as of the date of the casualty or taking.

(iii)          The “Book Value of the Landlord’s Contribution” shall be the then unamortized portion of the Landlord’s Contribution, calculated on a straight-line basis over the Original Term and determined as of the date of the casualty or taking.

ARTICLE VII

DEFAULT

7.1           Tenant’s Default

(a)                                  If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i)            Tenant shall fail to pay the fixed rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) business days after written notice from Landlord thereof; or

(ii)           Landlord having rightfully given the written notice specified in subdivision (i) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the fixed rent, Additional Rent or other charges on or before the date on which the same become due and payable; or

(iii)          Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Sections 5.6 through 5.6.5 of this Lease and the same continues for fifteen (15) business days after written notice from Landlord thereof; or

(iv)          Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(v)           Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vi)          Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(vii)         A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive) (or if such petition is of such a nature that Tenant cannot reasonably dismiss or stay the same within such sixty (60) day period, Tenant shall fail to commence promptly to dismiss or stay the same and to prosecute such remedy to completion with diligence and continuity), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) (or if such appointment is of such a nature that Tenant cannot reasonably vacate or stay the same within such sixty (60) day period, Tenant shall fail to commence promptly to vacate or stay the same and to prosecute such remedy to completion with diligence and continuity), then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance),

Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)                                 If this Lease shall have been terminated as provided in this Article, then, to the extent permitted by applicable law, Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)                                  In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the Term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the CityPoint Project, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the CityPoint Project.

(d)           (i)                                     Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after such termination and whether or not Landlord shall have collected any damages as aforesaid, as liquidated final damages and in lieu of all other damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant for any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of the giving of such notice represents the amount of the excess, if any, of the total rent and other benefits which would have accrued to Landlord under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above the then fair market cash rental value (in advance) of the Premises for the balance of the Lease Term, both discounted to present value using six percent (6%) as the discount rate.

(ii)                                  For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant’s share of excess taxes, Tenant’s share of excess operating costs and Tenant’s share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)           In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions, abatements or free rent to the extent that Landlord reasonably considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting.

(f)            The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

7.2           Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Except to the extent expressly provided in this Lease, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1           Extra Hazardous Use

Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Building above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as Additional Rent thereunder.

8.2           Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

8.3                                 Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.4                                 Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. So long as an Event of Default by Tenant is not in existence under this Lease, Tenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building at the time owned, or in which Landlord holds an interest as ground lessee, or the profits and proceeds thereof, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest as trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but in no event (except as otherwise expressly set forth herein) shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord or Tenant ever be liable to the other for any indirect or consequential damages or loss of profits or the like; provided that the foregoing shall not limit or alter any procedural right or remedy of Landlord under this Lease nor shall the same apply to the obligations of Tenant with respect to any hold-over by Tenant after the expiration or earlier termination of this Lease.

8.5                                 Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice of a default from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 8.5 or Section 8.15, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

8.6                                 Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)                                  That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; or upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 8.4 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees in a written non-disturbance agreement reasonably acceptable to Tenant to recognize the rights of Tenant under this Lease, including the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

8.7                                 Surrender

No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

8.8                                 Brokerage

(A)          Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof (the “Broker”); and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)           Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the Broker; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers including the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Term of this Lease.

8.9                                 Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

8.10         Provisions Binding, Etc

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

8.11         Recording; Confidentiality

Landlord and Tenant agree not to record the within Lease, but simultaneously with their execution and delivery of this Lease to execute and deliver a Notice of Lease in the form attached hereto as Exhibit L. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s employees, brokers, agents, partners, lenders, accountants and attorneys and like parties who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed. In connection with the foregoing, it is acknowledged and agreed that Tenant will be required by applicable governmental regulations to disclose this Lease in its public filings with the United States Securities and Exchange Commission and, therefore, this Lease (and any amendments thereto) will be available to the public without the requirement of any further notice to Landlord under this Section 8.11.

8.12         Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by (i) registered or certified mail, postage prepaid or (ii) recognized overnight courier service providing evidence of delivery, charges prepaid or (iii) delivery by either of the foregoing methods or by hand in the case of any notices required to be given under Article III of this Lease:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises with a copy to Tenant, Attention: General Counsel at the same address (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord, and any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant, and each such notice, as applicable, shall be fully effective.  Any notice required to be given under Article III of this Lease shall be considered fully effective upon receipt of such notice by the parties’ respective Construction Representatives as designated in Article I of this Lease (provided that copies of all such notices are simultaneously delivered to the parties as set forth in the first grammatical paragraph and the two immediately following subparagraphs of this Section 8.12).

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

8.13         When Lease Becomes Binding

Employees or agents of Landlord or Tenant have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

8.14         Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

8.15         Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefore, provided, however, that in consideration of and as a condition precedent to Tenant’s agreement to subordinate this Lease with respect to mortgages hereafter placed on the Site shall be the receipt by Tenant of a commercially reasonable non-disturbance agreement from and wherein the applicable mortgagee expressly recognizes the rights of Tenant under this Lease (including the right to use and occupy the Premises and to lease additional premises at the Building) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition (an “SNDA”) as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request. The SNDA shall be in the customary form required by such mortgagee as amended by such commercially reasonable changes as Tenant may reasonably require. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

Landlord hereby represents that as of the date of this Lease, there is no mortgage or ground lease currently encumbering the Building or the Site.

8.16         Status Reports and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, on the request of Landlord made from time to time, will within fifteen (15) business days after such request furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, and/or the Site or any potential purchaser of the Premises, the Building, and/or the Site, (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments (which may be limited to Tenant’s actual knowledge), that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. Any such status statement  delivered by Tenant pursuant to this Section 8.16 may be relied upon by any Interested Party.

In addition, within fifteen (15) business days after Landlord’s request, Tenant shall deliver to Landlord or any Interested Party designated by Landlord, financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord, including, but not limited to annual audited financial statements for the prior fiscal year to the extent available and maintained by Tenant, except that so long as Tenant’s stock is publicly traded on a national exchange (or publicly listed in an equivalent manner, such as on NASDAQ) that requires its financial statements to be publicly disclosed, Tenant shall have no obligation to deliver any financial statements to Landlord.  In the event that Tenant is not publicly traded or listed as aforesaid, any audited financial statements delivered by Tenant pursuant to this Section 8.16 may be relied upon (to the extent commercially reasonable to do so) by any Interested Party.

Landlord shall keep any non-public information provided by Tenant pursuant to this Section 8.16 confidential, and shall not disclose the same other than (i) to Landlord’s officers, employees and consultants (or to any of the Interested Parties) or (ii) to the extent required by applicable law or by any administrative, governmental or judicial proceeding.

At Tenant’s request, Landlord shall similarly within fifteen (15) business days after Tenant’s request, furnish to Tenant a commercially reasonable statement with similar types of information as set forth above, which statement may be relied upon by any actual or prospective assignee, subtenant, lender or purchaser of Tenant.

8.17         Self-Help

(A)          If Tenant shall at any time default in the performance of any obligation under this Lease beyond any applicable notice and cure period, Landlord shall have the right, but shall not be obligated, after five (5) business days’ prior written notice of Landlord’s intention to do so (except in the case of emergency in which case no notice shall be required) to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the Default Rate (as defined in Section 8.22 below)) and all costs and expenses in connection with the performance of any such act by Landlord shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

(B)           In the event that Landlord shall be in default in the performance of any of Landlord’s obligations under this Lease (with the exception of Landlord’s obligations to perform the Base Building Work and the Base Building Enhancements under Article III above) beyond the expiration of the applicable notice and cure periods provided in Section 7.2 above, then if Landlord or the holder of any such mortgage (at the option of such mortgagee) fails to (i) commence to cure such default within the time periods specified in said Section 7.2 and (ii) thereafter prosecute such cure to completion with due diligence given the nature thereof, then thereafter at any time prior to Landlord’s or such mortgagee’s commencing such cure or subsequent to Landlord or such mortgagee commencing such cure if Landlord or such mortgagee has not prosecuted such cure to completion with due diligence given the nature of such cure, Tenant may, but need not (and without limitation of any other rights and remedies to which Tenant may be entitled under this Lease, at law or in equity on account of such default of Landlord), perform such obligation and charge the reasonable cost thereof to Landlord; provided, however, that in the case of emergency repairs (i) such notice by Tenant to Landlord and such mortgagee need not be in writing, and (ii) Tenant may make such emergency repairs and charge the reasonable cost thereof to Landlord if either Landlord or such mortgagee has not made such emergency repairs within a reasonable time after such notice. All sums so paid by Tenant (together with interest at the Default Rate) and all costs and expenses in connection with the performance of any such act by Tenant shall be payable to Tenant immediately on demand. If Landlord fails to reimburse Tenant for the sums paid by Tenant within thirty (30) days of Tenant’s demand therefor (such demand to include reasonable evidence of the costs so incurred by Tenant), and Landlord has not, within ten (10) business days of its receipt of Tenant’s demand, given written notice to Tenant objecting to such demand and submitting the same to arbitration under Section 8.31 below (or if Landlord has timely disputed Tenant’s demand, has submitted such dispute to arbitration in accordance with said Section 8.31 and has thereafter failed to pay Tenant the amount of any final, unappealable arbitration award against Landlord within thirty (30) days after the issuance thereof) then subject to the last sentence of this paragraph, Tenant shall have the right to offset the amount of such sums demanded by Tenant against the Annual Fixed Rent and Additional Rent payable under this Lease until offset in full. Notwithstanding the foregoing, Tenant shall have no right to reduce any monthly installment of Annual Fixed Rent by more than ten percent (10%) of the amount of Annual Fixed Rent which would otherwise have been due and payable by Tenant to Landlord, unless the aggregate amount of such deductions over the remainder of the Lease Term (as the same may have been extended) will be insufficient to fully reimburse Tenant for the amount demanded by Tenant, in which event Tenant may effect such offset by making deductions from each monthly installment of Annual Fixed Rent in equal monthly amounts over the balance of the remainder of the Lease Term.

8.18         Holding Over

Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to (A) for the first one hundred eighty (180) days Tenant holds over after the expiration of the Term, the greater of (x) 150% of the Annual Fixed Rent and Additional Rent (calculated on a daily basis) at the rate payable under the terms of this Lease during the previous twelve (12) months of the Term, and (y) the fair market rental value of the Premises and (B) thereafter, the greater of (x) 200% of the Annual Fixed Rent and Additional Rent (calculated on a daily basis) at the highest rate payable under the terms of this Lease and (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the Term of this Lease; provided, however, that the foregoing indemnity shall not apply to any indirect or consequential damages incurred by Landlord during the first sixty (60) days of any holding over in the Premises by Tenant. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

8.19         Non-Subrogation

Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance (or which would have been covered had such party carried the insurance required to be carried by it under this Lease) to the extent of the indemnification received under such insurance policy (or which would have been received had such party carried the insurance required to be carried by it under this Lease) and to the extent of any deductible maintained by such party in excess of $25,000.00; provided, however, that the waiver and release set forth in this Section 8.19 shall not apply to the commercial general liability insurance required to be carried by the parties under this Lease.  In addition, this waiver of rights by the parties shall apply to, and be for the benefit of, the Landlord Parties and the Tenant Parties, as applicable.

8.20                           Extension Option

(A)          On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the option to extend and as of the commencement of the Extended Term in question (i) there exists no monetary or other material Event of Default (defined in Section 7.1), (ii) this Lease is still in full force and effect, and (iii) Tenant has not then sublet more than fifty percent (50%) of the Rentable Floor Area of the Premises (except for a subletting permitted without Landlord’s consent under Section 5.6.1 hereof or any occupancy by Permitted Occupants), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option periods as hereinbelow set forth) for two (2) periods of five (5) years as hereinafter set forth. Each option period is sometimes herein referred to as an “Extended Term.” Notwithstanding any implication to the contrary, Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

(B)           If Tenant desires to exercise the applicable option to extend the Term, then Tenant shall give notice to Landlord (the “Extension Exercise Notice”) not earlier than twenty-four (24) months (except to the extent that delivery of an earlier Extension Exercise Notice is required in order for Tenant to lease additional space at the Building or at 230 CityPoint for a term co-terminous with this Lease) nor later than fifteen (15) months prior to the expiration of the Term (as it may have been previously extended) exercising such option to extend.  Within thirty (30) days after Landlord’s receipt of the Extension Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the applicable Extended Term (“Landlord’s Rent Quotation”); provided, however, that if Tenant delivers the Extension Exercise Notice to Landlord at any time prior to the date which is eighteen (18) months prior to the expiration of the then-current Term, Landlord shall not be required to provide Landlord’s Rent Quotation until that date which is seventeen (17) months prior to the expiration of the then-current Term.  If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for a period of ten (10) business days after the expiration of the Negotiation Period, (i) to deliver to Landlord a notice (“Tenant’s Rescission Notice”) rescinding Tenant’s Extension Exercise Notice, or (ii) to deliver to Landlord a request (“Broker Determination Request”) for a broker determination of Annual Market Rent (the “Broker Determination”) for such Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit H.  If Tenant timely gives Tenant’s Rescission Notice, then Tenant’s Extension Exercise Notice shall be of no further force and effect.  If Tenant timely shall have requested the Broker Determination, then the same shall constitute an agreement to extend the Term upon all of the same terms and conditions in this Lease, except the Annual Fixed Rent for such Extended Term shall be an amount equal to ninety-five percent (95%) of the Annual Market Rent as determined by the Broker Determination.  If Tenant fails to timely give either a Tenant’s Rescission Notice or a Broker Determination Request, Tenant shall be deemed to have given a Tenant’s Rescission Notice.

(C)           Upon the giving of the Extension Exercise Notice by Tenant to Landlord exercising Tenant’s applicable option to extend the Lease Term in accordance with the provisions of Section 8.20(B) above, but subject to Tenant’s right to give a Rescission Notice as set forth in Section 8.20(B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the applicable Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the applicable Extended Term as determined in the relevant manner set forth in this Section 8.20; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term beyond the second Extended Term. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option and in no event shall the Lease Term hereof be extended for more than ten (10) years after the expiration of the Original Lease Term hereof.

(D)          Notwithstanding anything contained herein to the contrary, Tenant shall have the right to exercise its then-applicable option to extend the Lease Term with respect to less than the entirety of the Premises then being leased by Tenant provided that (i) Tenant in its Extension Exercise Notice designates the portions of the Premises proposed to be surrendered by Tenant effective as of the commencement of the applicable Extended Term (the “Surrendered Premises”), which such Surrendered Premises must be comprised of then leased contiguous space on floors 2, 3, 4 and/or 6 of the Building (e.g., Tenant must surrender an entire floor or the entire area on a floor partially leased by Tenant first, rather than the equivalent square footage over a series of floors) and be in a commercially rentable configuration (it being acknowledged and agreed that Tenant shall pay all costs and expenses associated with subdividing and separately physically demising the Surrendered Premises from the remainder of the Premises, if necessary), (ii) Tenant must directly lease and occupy at least 75,000 square feet of rentable floor area both at the time it exercises its option to extend and as of the commencement of the applicable Extended Term, and (iii) the terms and provisions of this Section 8.20 shall remain unmodified and in full force and effect with respect to those portions of the Premises not thus surrendered by Tenant (the “Remaining Premises”). If Tenant shall exercise its extension option with respect to less than the entirety of the Premises as set forth herein, (x) Tenant shall vacate the Surrendered Premises leaving the same in the condition required by this Lease upon the date which would have been the expiration date of the then-current Lease Term (had Tenant not exercised its option to extend with respect to the Remaining Premises), (y) the Surrendered Premises shall be removed from the Premises demised to Tenant under the Lease, (iii) the “Rentable Floor Area of the Premises” shall be reduced by the Rentable Floor Area of the Surrendered Premises and such reduced Rentable Floor Area of the Premises shall be used for purposes of calculating Tenant’s payments for Annual Fixed Rent, electricity, real estate taxes and operating costs from and after the commencement of the applicable Extended Term. In addition, Landlord and Tenant agree to execute an appropriate amendment to this Lease to reflect the removal of the Surrendered Premises from the space demised from Landlord to Tenant under the Lease.

8.21                           Security Deposit

(A)          Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit (the “Security Deposit”) in the amount of Nine Hundred Sixty-One Thousand Nine Hundred Eighty and 25/100 Dollars ($961,980.25), in the form of a Letter of Credit. Landlord shall hold the Security Deposit, throughout the Term of this Lease (including the Extended Term, if applicable), as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a corporate credit rating from Standard and Poor’s Professional Rating Service of BBB- or a comparable minimum rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit G, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, and (v) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within ten (10) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is sixty (60) days subsequent to the scheduled expiration of this Lease (as the same may be extended) (the “LC Expiration Date”) or if the issuer will not grant automatic renewals or will not grant them through the LC Expiration Date, the Letter of Credit shall be renewed by Tenant each year or prior to the earlier expiration date, as the case may be, and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”), so that Landlord is holding a valid Letter of Credit through the LC Expiration Date. In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this

Section 8.21. Any failure or refusal to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligation hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 8.21. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

In the event of any sale, transfer or leasing of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit (or shall either transfer, or otherwise take an adjustment at closing for, any cash security deposit then being held by Landlord) to the purchaser, transferee or lessee and, upon such transfer of the Letter of Credit (or transfer or closing adjustment for cash security deposit, if any), Landlord shall thereupon be released by Tenant from all liability for the return thereof and Tenant shall look solely to the new landlord for the return of the same.

(B)           Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 8.21, to Tenant on the expiration or earlier termination of the Term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

8.22                           Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) two percent (2%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate (the “Default Interest Rate”) equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

Landlord agrees to waive the late charge due hereunder for the first late payment by Tenant under this Lease per calendar year, provided that Landlord receives such payment from Tenant within five (5) business days from the Due Date.

8.23         Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. Except as otherwise provided in Section 2.6.1 above, if Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within one hundred twenty (120) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute.

8.24         Waiver of Trial By Jury

To induce the other party to enter into this Lease, each party hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

8.25         Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

8.26         Tenant’s Equipment

Tenant shall be permitted, at its sole cost and expense, to install (x) equipment for telecommunications, data transmission and other similar technologies (the “Telecommunications Equipment”) and (y) equipment for the Premises’ additional or supplementary HVAC system, fans, and other equipment reasonably necessary for Tenant’s use and occupancy of the Premises (the “HVAC Equipment” and collectively with the Telecommunications Equipment, the “Tenant’s Equipment”) in a location or locations on the Site. The Telecommunications Equipment may be located on the rooftop of the Building in a location to be mutually agreed upon by Landlord and Tenant in good faith and in their reasonable discretion. Landlord will determine whether or not the

HVAC Equipment may also be located on the rooftop of the Building at such time as Landlord reviews the specifications therefor as contemplated by this Section 8.26. The exact specifications of the Tenant’s Equipment, and the method of installing the Tenant’s Equipment, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Tenant and Tenant’s contractors shall have reasonable access to the roof in order to inspect, service, repair, maintain and replace any Tenant’s Equipment located thereon, subject to Landlord’s reasonable rules and regulations of which Tenant has been given prior notice relative to the access to and use of the rooftop. Tenant shall use Landlord’s roof contractor for the installation of flashing for any rooftop penetrations necessary for the placement of the Tenant’s Equipment on the rooftop of the Building.

Tenant’s use of the Tenant’s Equipment shall be upon all of the conditions of the Lease, except as modified below:

(a)           It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing all necessary connections (the “Connections”) between the Tenant’s Equipment and the Premises. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate the Connections in any portion of the Building until (x) Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld or delayed, of Tenant’s plans and specifications for the placement and installation of the Connections, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Connections. Landlord shall inform Tenant at the time of its review of the Connections whether Landlord will require the same to be removed by Tenant upon the expiration or earlier termination of this Lease.

(b)           Tenant shall have no obligation to pay Annual Fixed Rent, Tax Excess or Operating Expense Excess in respect of the Tenant’s Equipment or the Connections provided that the same are used solely to provide service to Tenant’s business operations in the Premises (as opposed to being utilized by the telecommunications carrier to provide service to other tenants of the Building and/or the CityPoint Project).

(c)           Except as otherwise set forth in this Lease, Landlord shall have no liability to Tenant for the installation and subsequent operation of the Tenant’s Equipment. To the extent Landlord grants other third parties the right to install equipment on the roof of the Building, any agreement with a third party granting the right to install telecommunications equipment subsequent to the date of this Lease shall contain language prohibiting interference with Tenant’s Equipment then existing and shall provide Landlord with a termination right if such interference is not remedied after a reasonable period of time. If measurable interference shall occur, Tenant shall provide notice thereof to Landlord and Landlord shall use reasonable efforts to cause the same to be remedied, however, if despite such efforts the same are not remedied within a period reasonably necessary to cure such interference, Landlord shall exercise the termination right set forth in its agreement with such interfering party.

(d)           Landlord shall have no obligation to provide any services to the Tenant’s Equipment, provided, however, Tenant shall have the right to access telephone/data closets and shafts and conduits in the Building, plenum areas and other pathways in the Building, in order to connect the Tenant’s Equipment to the Premises, and Tenant shall have the right to connect Tenant’s Equipment to existing base building utility systems, subject to Landlord’s right to reasonably approve such connections and to Landlord’s reasonable rules and regulations of which Tenant has been given prior notice relative to the access to and the use of such areas within the Building. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 8.26, arrange for all utility services required for the operation of the Tenant’s Equipment.

(e)           Tenant shall, at its sole cost and expense, be solely responsible for all maintenance and repair to the Tenant’s Equipment and the Connections.

(f)            Tenant shall have no right to make any changes, alterations, signs, or other improvements to the Tenant’s Equipment or the Connections without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(g)           Tenant shall be responsible for the cost of repairing any damage to the Building or the Property caused by its use of the Tenant’s Equipment and the Connections or any work related thereto.

(h)           Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to connect to the Tenant’s Equipment other than Tenant.

(i)            To the maximum extent permitted by law, Tenant’s use of the Tenant’s Equipment and the Connections shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Tenant’s Equipment and the Connections are damaged for any reason, except to the extent arising from the negligence or willful misconduct of Landlord or its agents, employees or contractors.

(j)            Tenant shall comply with all applicable laws, ordinances and regulations in Tenant’s use of the Tenant’s Equipment and the Connections.

(k)           The Tenant’s Equipment and the Connections shall not interfere with the maintenance, use, occupancy or operation of the Building by Landlord or any other tenant, occupant or licensee of the Building, including, without limitation, interference with any communications equipment, telephones, radios, CATV, MATV, televisions, HVAC systems, elevators or computers currently in place or hereafter installed in connection with the Building. In the event any such interference is not cured by Tenant within thirty (30) days after written notice thereof from Landlord to Tenant, Landlord shall have the right to require Tenant to relocate or remove the Tenant’s Equipment causing such disturbance.

(l)            Landlord shall have the right, upon no less than ninety (90) days’ notice to Tenant and at Landlord’s sole cost and expense, to relocate the Tenant’s and the Connections to another location on the roof of the Building reasonably acceptable to Tenant provided that such relocation does not adversely affect Tenant’s use of Tenant’s Equipment and Landlord makes temporary arrangements for Tenant’s Equipment to continue to operate during such relocation. Landlord and Tenant shall cooperate with each other in good faith to schedule such relocation work on nights and weekends so as to minimize interference with Tenant’s business operations. Any such relocation by Landlord shall not independently (in the absence of another cause) be deemed to constitute a service interruption under Section 4.2 above.

(m)          In addition to the indemnification provisions set forth in this Lease which shall be applicable to the Tenant’s Equipment and the Connections, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Tenant’s Equipment and the Connections.

(n)           Landlord shall have the right to designate or identify the Tenant’s Equipment and any related components or conduits with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Tenant’s Equipment.

(o)           It is expressly understood and agreed that the Tenant’s Equipment shall remain the property of Tenant and that Tenant shall be required to remove the same upon the expiration or earlier termination of this Lease and to repair any damage caused by the installation or removal of the Tenant’s Equipment.

Landlord shall use commercially reasonable efforts to insure that the placement and operation of other telecommunications equipment on the rooftop of the Building does not interfere with the use and operation by Tenant of the Tenant’s Equipment and the Connections and shall impose and enforce upon other tenants or occupants of the Building installing telecommunications equipment on the roof requirements similar to those contained in subsection (k) above; provided, however, that Landlord shall not be liable to Tenant if any such interference actually occurs, so long as Landlord is using commercially reasonable efforts as aforesaid.

8.27         Building Amenities

(A)          Landlord shall, as part of the Base Building Work, initially construct, fixture and furnish a conference center, full-service cafeteria serving breakfast and lunch (to be operated by Rebecca’s or an operator of similar quality) and a building fitness center with full men’s and women’s locker rooms, restrooms and showers (each an “Amenity” and collectively, the “Amenities”), and Tenant shall have the right to use such Amenities, free of charge, in common with other tenants of the Building entitled to use thereof throughout the Term hereof.  The finishes and equipment for the fitness facility will be of similar quality to other fitness centers built and managed by Boston Properties in its other suburban assets (i.e. 230 CityPoint, Waltham-Weston Corporate Center). Landlord shall institute and administer a scheduling procedure for use of the conference center by tenants in the Building.  During the Term, Landlord shall repair, maintain, insure and clean the Amenities consistent the level of repair, maintenance, insurance and cleaning of similar amenities in other first class multi-tenant office buildings in the Market Area.

(B)           So long as Tenant directly leases and occupies at least 100,000 square feet of rentable floor area in the Building, Landlord shall consult with Tenant in good faith regarding the initial selection of, as well as the ongoing contract with, the cafeteria operator; provided, however, that the final decision as to all matters regarding the selection of and contract with such cafeteria operator shall be made by Landlord in its reasonable discretion.

(C)           So long as Tenant directly leases and occupies (together with its Permitted Occupants and approved and permitted subtenants) at least sixty percent (60%) of the Total Rentable Floor Area of the Building, Landlord shall not make any material changes to or discontinue operation of the Amenities without Tenant’s prior written consent, which consent shall be in Tenant’s reasonable discretion. Notwithstanding the foregoing, so long as Tenant directly leases and occupies (together with its Permitted Occupants and approved and permitted subtenants) at least 70,000 square feet of rentable floor area in the Building, Landlord shall not (i) change and/or discontinue the Building fitness center or (ii) modify the food service in the cafeteria so that it serves only pre-made foods, without Tenant’s prior written consent, which consent shall be in Tenant’s reasonable discretion.

(D)          Tenant shall have the right, at its sole cost and expense and subject to Landlord’s reasonable approval as to location and décor elements, to install, decorate and maintain a holiday tree in the main lobby of the Building from the day after Thanksgiving through New Year’s Day.

8.28         Emergency Generator.

Tenant shall be permitted, at its sole cost and expense, to install a gas-fired emergency generator, not to exceed 154 inches long x 60 inches wide x 80 inches tall in dimension and 8,000 pounds (the “Emergency Generator”) on the roof of the Building, in the location described on Exhibit J attached to this Lease and incorporated herein by reference. The exact specifications of the Emergency Generator, and the method of installing the Emergency Generator on the roof, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed (it being understood and agreed that Landlord’s approval of any Emergency Generator that exceeds the specifications set forth above shall be in Landlord’s sole discretion). Tenant and Tenant’s contractors shall have reasonable access to the roof in order to inspect, service, repair, maintain and replace the Emergency Generator, subject to Landlord’s reasonable rules and regulations applicable to access to and use of the rooftop provided that Tenant has been given prior notice thereof.  Tenant shall use Landlord’s roof contractor for the installation of flashing for rooftop penetrations necessary for the placement of the Emergency Generator.

Tenant’s use of the Emergency Generator shall be upon all of the conditions of the Lease, except as modified below:

(a)                   It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing all necessary connections (the “Generator Connections”) between the Emergency Generator and the Premises. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate the Generator Connections in any portion of the Building until (x) Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld or delayed, of Tenant’s plans and specifications for the placement and installation of the Generator Connections, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Generator Connections. Landlord shall inform Tenant at the time of its review of the Generator Connections whether Landlord will require the same to be removed by Tenant upon the expiration or earlier termination of this Lease.

(b)                   Tenant shall have no obligation to pay Annual Fixed Rent, Tax Excess or Operating Expense Excess in respect of the Emergency Generator or the Generator Connections.

(c)                   The Emergency Generator shall be used solely to provide back-up power in the event of an outage for Tenant’s lights and plugs and business equipment in the Premises and dedicated heating, ventilation and air conditioning systems serving the Premises, but not for the purposes of running any life-safety systems or equipment (it being understood and agreed that such dedicated HVAC systems may not function during such an outage, even if connected to the Emergency Generator, to the extent that the base building systems are not functioning).

(d)                   Landlord shall have no liability to Tenant for the installation and subsequent operation of the Emergency Generator.

(e)                   Landlord shall have no obligation to provide any services to the Emergency Generator; provided, however, Tenant shall have the right to access shafts and conduits in the Building plenum areas, and other pathways in the Building, in order to connect the Emergency Generator to the Premises, subject to Landlord’s right to reasonably approve such connections and subject to Landlord’s reasonable rules and regulations applicable to access to and use of such areas provided that Tenant has been given prior notice thereof.  Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 8.28, arrange for all utility services required for the operation of the Emergency Generator.

(f)                    Tenant shall, at its sole cost and expense, be solely responsible for all maintenance and repair to the Emergency Generator and the Generator Connections. In connection therewith, Tenant shall provide Landlord with evidence on an annual basis of the existence of a maintenance contract for the Emergency Generator with a service provider reasonably acceptable to Landlord.

(g)                   Tenant shall have no right to make any changes, alterations, signs, or other improvements to the Emergency Generator or the Generator Connections without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(h)                   Tenant shall be responsible for the cost of repairing any damage to the Building or the Property caused by its use of the Emergency Generator and the Generator Connections or any work related thereto.

(i)                    Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to connect to the Emergency Generator other than Tenant.

(j)                    To the maximum extent permitted by law, Tenant’s use of the Emergency Generator and the Generator Connections shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Emergency Generator or the Generator Connections are damaged for any reason, except to the extent arising from the negligence or willful misconduct of Landlord or its agents, employees or contractors.

(k)                   Tenant shall comply with all applicable laws, ordinances and regulations in Tenant’s use of the Emergency Generator and the Generator Connections.

(l)                    Landlord shall have the right, upon no less than ninety (90) days’ notice to Tenant and at Landlord’s sole cost and expense, to relocate the Emergency Generator and the Generator Connections to another area within the Property reasonably acceptable to Tenant and provided such relocation does not adversely affect Tenant’s use of the Emergency Generator and Landlord makes temporary arrangements for the Emergency Generator to continue to operate during such relocation.  Landlord and Tenant shall cooperate with each other in good faith to schedule such relocation work on nights and weekends so as to minimize interference with Tenant’s business operations. Any such relocation by Landlord shall not independently (in the absence of another cause) be deemed to constitute a service interruption under Section 4.2 above.

(m)                  In addition to the indemnification provisions set forth in this Lease which shall be applicable to the Emergency Generator and the Generator Connections, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Emergency Generator and the Generator Connections.

(n)                   Landlord shall have the right to designate or identify the Emergency Generator and any related components or conduits with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Emergency Generator.

(o)                   It is expressly understood and agreed that the Emergency Generator shall remain the property of Tenant and that Tenant shall be required to remove the same upon the expiration or earlier termination of this Lease and to repair any damage caused by the installation or removal of the Emergency Generator.

8.29         Neighborhood Utilities and Telecommunications Lines

Landlord shall use commercially reasonable efforts to cause the existing overhead utility and telecommunications wires located on Fourth Avenue adjacent to the Site to be placed underground in a manner consistent with the image of the Building as a first-class office building. All costs related to design, obtaining necessary permits and approval and installation of the duct work below grade shall be borne by Landlord (or other third parties, as appropriate) and shall not be deemed to be part of Landlord’s Operating Expenses under Section 2.6 above.

Notwithstanding the foregoing, it is understood and agreed that Landlord’s inability to cause the overhead wires to be placed underground shall not constitute a default by Landlord under this Lease, provided that Landlord has used commercially reasonable efforts as aforesaid. In connection with (but not in limitation of) the foregoing, Tenant acknowledges that the decision as to whether or not to place the overhead wires underground will be made largely by municipal authorities and third parties such as abutting landowners and utility and telecommunications companies, over whom Landlord has no control. Landlord shall not be deemed to have failed to use commercially reasonable efforts for the purposes of this Section 8.29 in the event that such municipal authorities and/or third parties refuse to grant the necessary permits and approvals or impose unreasonable conditions that make the relocation of the overhead wires commercially impractical or unfeasible.

8.30         Waiver of Landlord’s Lien

From time to time upon Tenant’s reasonable written request, Landlord agrees to furnish Tenant or any vendor or other supplier under any conditional sale, chattel mortgage or other security arrangement, any consignor, any holder of reserved title or any holder of a security interest, with a waiver of Landlord’s lien upon Tenant’s trade fixtures, furnishings, signs, equipment, machinery, inventory and personal property in or on the Premises.

8.31         Arbitration

Any disputes (i) under Section 2.6.1 above as to whether Tenant has overpaid or underpaid Operating Expenses Allocable to the Premises, Landlord’s Tax Expenses Allocable to the Premises, and/or Tenant’s Electricity Payments relating to matters in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) and/or (ii) under Section 8.17(B) above as to whether Landlord is required to reimburse Tenant for costs incurred by Tenant in connection with the exercise of its self-help rights and/or (iii) under Section 8.27 above as to whether or not Tenant was acting reasonably in withholding its consent to a proposed change in or discontinuance of any of the Amenities shall be submitted to arbitration in accordance with the provisions of applicable Massachusetts state law, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in Boston, Massachusetts. Any award of an arbitrator rendered hereunder shall be subject to confirmation and entry of judgment thereon in any court of competent jurisdiction sitting in Suffolk or Middlesex Counties, Massachusetts, and the parties hereby consent to the jurisdiction of such court. The costs and administration expenses of each arbitration hereunder and their apportionment between the parties shall be borne equally by the parties, and each party shall be responsible for its own attorneys’ fees and expert witness fees. In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under this Lease during the pending of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

EXECUTED as a sealed instrument in two or more counterparts each of which shall be deemed to be an original.

WITNESS:	LANDLORD:

/s/ Madeleine C. Timin	BP FOURTH AVENUE, L.L.C.,
a Delaware limited liability company

	By:	Boston Properties Limited Partnership,
its sole member

	By:	Boston Properties, Inc.
its general partner

		By:	/s/ David C. Provost
		Name:	David C. Provost
		Title:	Senior Vice President, Leasing

TENANT:

ATTEST:		PHASE FORWARD, INC.,
a Delaware corporation
By:	/s/ Ari Buchler
Name:	Ari Buchler	By:	/s/ Rodger Weismann
Title:	Secretary	Name:	Rodger Weismann
		Title:	Senior Vice President and Chief Financial Officer
Hereto duly authorized

EXHIBIT A

DESCRIPTION OF SITE

77 Fourth Avenue (Parcel 20)

A certain parcel of land located in the City of Waltham, in the County of Middlesex and the Commonwealth of Massachusetts bounded and described as follows;

Beginning at a point on the westerly line of Fourth Avenue marked by a stone bound and being the northeastern corner of the parcel described; thence

S 23° 46'59" W	a distance of three hundred thirty-eight and twenty-three hundredths feet (338.23') by the westerly line of Fourth Avenue to a point; thence

Southwesterly

and curving to the right along the arc of a curve having a radius of sixteen and no hundredths feet (16.00'), a length of sixteen and sixty- three hundredths feet (16.63') by the westerly line of Fourth Avenue to a point; thence

Southwesterly

and curving to the left along the arc of a curve having a radius of sixty and no hundredths feet (60.00'), a length of seventy-eight and fifty-six hundredths feet (78.56') by the westerly line of Fourth Avenue to a point; thence

S 40° 11' 12" W	a distance of fifty-eight and forty-three hundredths feet (58.43') to a point; thence

Southwesterly

and curving to the left along the arc of a curve having a radius of two hundred ten and no hundredths feet (210.00"), a length of one hundred fifty and seventy-nine hundredths feet (150.79') to a point; thence

S 10° 01'24" W	a distance of three hundred thirty-eight and thirty hundredths feet (338.30') to a point; thence

N 79° 58'36" W	a distance of thirty-five and ninety-four hundredths feet (35.94') to a point, thence

N 05° 49'41" E	a distance of three hundred seventy and eighty-four hundredths feet (370.84') to a point; thence

Northeasterly

and curving to the left along the arc of a curve having a radius of seven hundred twenty-five and no hundredths feet (725.00'), a length of one hundred and eighty-seven hundredths feet (100.87') to a point; thence

N 02° 08'36" W	a distance of one hundred thiry-nine and forty-four hundredths feet (139.44') to a point; thence

Northeasterly

and curving to the right along the arc of a curve having a radius of seven hundred twenty-five and no hundredths feet (725.00'), a length of one hundred forty-four and fifty-two hundredths feet (144.52') to a point; thence

Northeasterly

and curving to the left along the arc of a curve having a radius of seven hundred seventy five and no hundredths feet (775.00'), a length of one hundred thirteen and forty six hundredths feet (113.46') to a point; thence

N 00° 53'22" E	a distance of two hundred eight and eighty-four hundredths feet (208.84') to a point; thence

Northeasterly	and curving to the right along the arc of a curve having a radius of fifteen and no hundredths feet (15.00'), a length of thirty and thiry-five hundredths feet (30.35') to a point; thence

S 63° 09'49" E	a distance of three hundred forty-two and sixty-nine hundredths feet (342.69') by the southerly line of Fourth Avenue to a point; thence

Southeasterly

and curving to the right along the arc of a curve having a radius of fifty and no hundredths feet (50.00'), a length of seventy-five and eighty-eight hundredths fee (75.88') by the southerly line of Fourth Avenue to the point of beginning.

Shown as Parcel 20 on a plan entitled “Plan of Land in Waltham, Massachusetts” dated February 28, 2000, prepared by Vanasse Hangen Brustlin, Inc., recorded with Middlesex South Registry of Deeds as Plan No. 628 of 2000, and containing 186,733 square feet or 4.287 acres of land according to said Plan.

EXHIBIT B-1

BASE BUILDING PLANS AND SPECIFICATIONS

1.             PROJECT DESCRIPTION

A seven (7) story first class office building with structured parking garage.

2.             FOUNDATIONS

The structure will be supported on a foundation of concrete spread footings with concrete foundation walls.

3.             STRUCTURE

A.            The structure will be designed in accordance with the following live loads:

1.             Wind and seismic load in accordance with State Building Code.

2.             Floor live load 100 lbs. (including partitions).

3.             Mechanical equipment rooms – actual weight of equipment.

4.             Roof – 35 lbs. per square foot minimum and in accordance with governing building codes, plus allowances for specific drifting and equipment loads.

B.            The structure will consist of steel frame with a braced frame and composite steel and concrete floor; with substantially column free floors from core to perimeter wall.  Floor to floor heights will allow for a typical suspended ceiling height in the office areas of 9’0” A.F.F.

C.            Structure will be fireproofed where required by the Building Code.  Structural assemblies requiring fireproofing will be sprayed with a  fireproofing system as provided by W. R. Grace & Co. or equal.

D.            Fire exit stairs will be standard steel pan stair assemblies with painted steel handrails and concrete fill.

E.             Miscellaneous iron items (canopy framing, elevator sill angles, ladders, railings, loose lintels, expansion plates, toilet partition support frames, etc.) will be provided as needed.

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4.             ROOFING AND WATERPROOFING

A.            The roofing system will be one of the following; a mechanically fastened, heat welded thermoplastic system such as manufactured by Sarnofil Roofing Systems, Inc., or an EPDM roof.

B.            Roof insulation will be rigid fiberglass board, applied with staggered joints conforming to requirements of the State Energy Code and acceptable for use with the system specified.

C.            Compatible roof walkway pads shall be provided for equipment access and servicing.

5.             EXTERIOR WALLS

A.            The exterior wall system will consist of a combination of the following; aluminum curtain wall, metal panels, precast concrete and stone.

B.            Exterior entrance doors will be similar in construction to building window systems.

C.            Exterior wall system to be designed in accordance with the Building Code.

6.             INTERIOR FINISHES

A.            Main Lobby

Floors:	Granite flooring as dictated by the design.

Walls:	Feature walls will be a combination of stone and wood panels accented with veneer plaster.

Ceilings:	A combination of gypsum board and 4’x4’ ceilings panels.

B.            Toilet Rooms

Floors:	Thin set ceramic tile. Carpet in vestibules, Granite thresholds at door openings.

Walls:	7’ high ceramic tile on wet walls. Painted drywall on other walls.

Ceilings:	Acoustical ceiling tile.

Lavatory Counters:	Granite or other solid surface material with under-mount china lavatories.

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C.            Interior side of exterior walls below the finished ceiling will be finished with 5/8” drywall or exposed foil-faced insulation above 9’.  Windowsills will be plastic laminate.

D.            Exit stair treads and landings will be sealed concrete.  Stairwell walls will be painted drywall.

E.             Door frames will be 16 gage hollow metal.  Doors will be 18 gauge, flush, 1-3/4” thick hollow metal at all areas.  All doors and hardware shall comply with regulations of the Architectural Access Board.

F.             Interior core drywall surfaces will be 5/8” drywall prepared to receive one coat of primer and one coat of latex satin eggshell paint.  Interior hollow metal surfaces will receive one coat of primer and two coats of semi-gloss enamel.  Architectural woodwork and wood doors will receive a sealer and clear polyurethane finish.

7.             SPECIALTIES AND EQUIPMENT

A.            A uniform building graphics system, consisting of a building identification sign and a building directory will be provided.

B.            Metal toilet enclosures will be ceiling mounted and of steel panel construction with baked enamel finish.  Toilet enclosures will be similar or equal to those manufactured by Accurate Partitions.

C.            Toilet room accessories will be similar or equal to those manufactured by Bobrick Company, all in accordance with regulations of Architectural Access Board.

D.            All exterior windows will be equipped with solid horizontal blinds.

8.             VERTICAL TRANSPORTATION

Elevators in the office area will be geared, 3,500# cars with a speed of 350 fpm.  Elevator Cab Finishes: Stone border and base with carpet inset, wood paneling with stainless steel trim to match elevator doors and control panel. Metal ceiling canopy with recessed accent lighting.

9.             PLUMBING

A.            Domestic water system will be supplied by metered service from a public water main, with operating pressure augmented by pressure boosting equipment, if required.  Water piping will be Type L copper tubing; hot water piping will be insulated.  Electric domestic water heaters serving 1 to 6 floors with a recirculation system will be provided for toilet room hot water.

Water heaters shall be UL approved and have ASME approved storage tank

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where required by local code.

B.            Sanitary system will drain to public sewer, and will serve all fixtures and equipment.  Sanitary piping will be no hub cast iron or galvanized steel.  Stubouts for tenant plumbing requirements will be provided on two opposite sides of the core area.

C.            Storm water drainage system will serve all roofs, areaways and plazas, and will drain through concealed pipes into city storm water system.  Storm water drainage piping will be service weight, no hub cast iron or galvanized steel; horizontal runs will be insulated.

D.            Plumbing fixtures will be as manufactured by American Standard, Kohler, Crane, or equal.  Water closets to be wall-carrier mounted.

E.             The building will have one water cooler per floor, specified for lead-free fabrication, compliant with ADA accessibility guidelines (Hi lo fountain).

F.             Frost-free hose bibs will be provided as required for exterior maintenance.

10.           FIRE PROTECTION SYSTEM

A.            Fire standpipes will be supplied from a public water main with operating pressure augmented by pressure boosting equipment, if required.  Standpipes will be cross connected with siamese connections and hose bibs for Fire Department use only.  Piping larger than 2” dia will be Schedule 10 black steel pipe, piping 2” dia or less will be treaded schedule 40 black steel; riser piping shall be schedule 40 black steel pipe; all piping, valves and equipment will be Underwriters’ Laboratories approved and labeled.  Temper switches will be provided on all main control valves.  All hose outlet threads and connections will conform to local Fire Department criteria.

B.            Automatic sprinkler system will be supplied from a public water main with operating pressure augmented by pressure boosting equipment, if required.  The system will be designed so that all occupied space in the building will be fully sprinklered at a head density in accordance with light hazard occupancy in office space.  The Base Building provides distribution piping and sprinkler heads for common areas such as mechanical rooms, toilets, etc. and general coverage (15’ x 15’ grid) with upturned heads in Tenant areas.  Each floor’s loop will be individually valved off the riser and drained.  Provide concealed heads at lobby, elevator lobbies and toilet rooms.  The location of base building grids will be coordinated to accommodate tenant’s improvement work.

C.            Alarm and detection system are described under Section 12, Electrical Systems.

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11.           HEATING, VENTILATING AND AIR CONDITIONS

A.           HVAC systems will be designed in accordance with the following performance criteria and anticipated load.

B.

1.             The HVAC systems will be capable of maintaining indoor conditions no higher than 78°, 50% RH when outdoor conditions are no higher than 88ºF DB and 74ºF WB, and no lower than 72ºF DB when the outdoor conditions are no lower than 9ºF DB.  No provision for humidification is provided.

2.             Outdoor air will be introduced to the building at a minimum rate of 20 cfm per person, assuming one person per 150 square feet floor area.

3.             Internal heat gain will be calculated on the basis of sustained peak loading conditions of one person per 150 square feet of gross usable floor area and a combined lighting and power load of 5.0 watts per gross usable square foot area (for medium pressure duct design).

4.             Heated supply air temperature will be 95ºF to 110ºF.

5.             Cooled supply air temperature will be 55ºF to 58ºF.

6.             Measured sound levels in the building when unoccupied and the system is operating at full load will not exceed the levels given below:

Lobbies and corridors:        NC50

General offices:                     NC45

All other offices:                  NC40

C.            The following describes the HVAC system:

1.             The base building system will consist of a roof top air handler with gas fired morning warm-up.

2.             Variable air volume controls with fan powered VAV boxes with electric coils at the perimeter and VAV fan powered boxes without coils for interior zones.

3.             Heating shall be via fan boxes with electric coils at the perimeter.

4.             Toilet room and mechanical room exhaust systems and associated ductwork and fans. Electric rooms located on each office floor will be ventilated using general exhaust.

5.             Automatic temperature control system consisting of direct digital controls

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(DDC) and appurtenances.  Connections of VAV units, fans and associated systems, and tie into the central control system.

6.             Stair pressurization supply air, smoke vestibule supply and exhaust systems and stair relief system.

7.             Acoustical duct lining for all return and transfer ductwork in mechanical equipment room and LP supply ductwork 10’-0” downstream of VAV box.  Supply ductwork beyond lined ductwork shall be insulated with 1-1/2” duct insulation.  Ductwork shall be fully lined or insulated.

8.             Air distribution system consisting of ductwork, volume dampers, fire dampers, registers, diffusers and linear diffusers for core areas only.

9.             Diesel fired emergency generator, diesel storage tank, exhaust pipe, ductwork, etc.

10.           Cabinet unit heaters to heat stairways in some limited locations.

11.           Certified testing and balancing to insure proper system operation.

12.           ELECTRICAL

A.            Electrical systems will be designed in accordance with the following anticipated loads:

1.             Lighting power requirements will be calculated on the basis of 1.5 watts per square foot of building area.

2.             Tenant convenience outlet power requirements will be calculated on the basis of 4.5 watts per square foot of building area.

3.             Power requirements for HVAC and other fixed building equipment will be determined by the actual equipment installed.

B.            The electrical power distribution system will receive low tension power at 480/277 volts, 3 phase, 4 wire from the transformers provided by the utility company, and will incorporate one or more main switchboards and all subsidiary panelboards (power, lighting, equipment) as required.  The distribution system will supply power as follows:

1.             480 volts, 3 phase to all motors ½ horsepower and larger.

2.             277 volts, single-phase to all fluorescent (and other discharge-type lamp) lighting fixtures.

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3.             120 volts, single-phase to all incandescent lighting fixtures.

4.             120 volts, single-phase to all general convenience receptacle outlets.

5.             120 volts single-phase; 208 volts, single-phase; 208 volts, 3-phase to specific use “solid connection” or receptacle outlets, as determined from the requirements of the appliances assigned to the outlets.

C.            Metering will be accomplished in one of two ways.

1.             Utility meters at main switchboards and Owner specified check meters on the floors to verify tenant consumption.  These check meters to be solid-state, 1% accuracy and networked to a central computer.

D.            Three-phase, dry type transformers (480 volt delta to 208/120 volt wye) will be used to provide power of voltages not available from direct connection to the main service.  Transformers will be the self-cooled indoor type with Class H insulation and steel enclosures.

E.             The emergency electrical power system will consist of:

1.             Diesel powered emergency generator(s) sized to meet the power demands of all Base Building emergency equipment.

2.             An emergency power distribution system supplying the fixtures illuminating egress passages and stairs, exit signs, elevators , fire alarm system, fire pump, (if required) and stairwell pressurization fans.

3.             An automatic transfer switch, which will connect the emergency power distribution system to the standard building distribution system or the emergency generator, as required.

F.             The automatic fire detection and alarm system will be electronically operated double-supervised, connected to the Fire Department, and provided with a battery backup.  All components of the fire alarm system (fire command station, manual alarm stations, alarm indicators, automatic smoke and heat detectors, fan control relays, etc.) will be Underwriters’ laboratories rated, and the system will comply with all requirements of the NFPA, ADA, governing building code and local authorities.  Activation of a manual alarm station or an automatic detection device (waterflow switches, smoke detectors, etc.) will:

1.             Sound the evacuation signals and flash the alarm lamps throughout the building.

2.             Printout the device in alarm at the fire command center.

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3.             Summon the municipal fire department.

4.             Activate smoke exhaust fans and/or shut down the HVAC system to prevent spread of smoke as appropriate.

Battery back-up failure or any disruption of the system wiring will sound an alarm at the system control panel.

G.            The base building will provide an area in the basement for the tenant’s telecommunications vendor.  Three dedicated 4” sleeves will be provided for tenant’s use.  The sleeves will be located on each floor in the base building telecommunications closet.

13.           To clarify the delineation from Base Building to tenant work, the following criteria apply:

A.            The Base Building sprinkler system will consist of general coverage (15’ x 15’ grid) with upturned heads to meet minimum code requirements for light hazard occupancy.  All relocation and/or additional heads and associated piping shall be tenant work.  (Sprinkler work in multi-tenant elevator lobbies and common corridors will be Base Building work).

B.            Except as modified in Exhibit B-2, Base Building HVAC system extends up to vertical riser in base building shaft.  Tenant work includes medium pressure distribution ductwork, all downstream secondary ductwork, interior and exterior boxes, controls, registers, grilles and diffusers.

C.            Except as modified in Exhibit B-2, Base Building electrical system extends up to the bus duct in tenant electric room sized to accommodate tenant electrical design load of 6.0 watts/SF for lighting and power.

D.            Tenant Work, which is not included in Base Building, would normally cover the following:

a.             Ceiling high and , except on multi-tenant floors, demising partitions

b.             Tenant entrance doors and interior doors

c.             Acoustical ceilings

d.             Carpet or other floor covering

e.             Interior finish on exterior wall

f.              Light fixtures

g.             Single pole switches

h.             Wall-mounted duplex outlets

i.              Wall-mounted telephone outlets

j.              Final sprinkler head layout, fixture upgrades, quantities above Base Building, and all piping associated with changes

k.             Except as modified in Exhibit B-2, Interior and exterior VAV boxes, all Registers, Diffusers and Grilles (RDG) with medium pressure and

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distribution ductwork. Medium pressure supply ductwork shall have duct sound attenuators and external duct insulation throughout.

l.              All electrical work on Tenant’s meter

m.            Fire alarm stations and exit signs required by code (but such items shall be included in Base Building to the extent located in core areas)

n.             Elevator lobby finishes on single tenant floors (elevator frames and doors are brushed stainless steel)

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EXHIBIT B-2

BASE BUILDING ENHANCEMENTS

1.             Landlord shall provide a level floor slab with variation no greater than ¼” within a 10’ x 10’ area.

2.             Landlord’s core and perimeter shell walls and interior columns shall be provided finished and taped from deck to 6” above level of the finished ceiling.

3.             Landlord shall provide HVAC medium distribution means (via ring duct) which meets Tenant’s requirements and which is coordinated with the Tenant’s architects and engineers. Duct design and configuration to be based on a mutually approved plan prepared by the Tenant. Tenant shall reimburse Landlord for additional costs which are incurred above and beyond a typical ring.

4.             Landlord shall provide a comprehensive per floor electrical service within the Premises that includes step-down transformers, meters and distribution panels that support no less than six (6) watts per rentable square foot of floor area exclusive of base building loads. Equipment shall be located within common area electrical riser rooms and closets.

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EXHIBIT B-5

PRE-APPROVED GENERAL CONTRACTORS

1.             J. Calnan & Associates

2.             Commodore Builders

3.             Lee Kennedy Company

4.             Shawmut Design and Construction

5.             StructureTone, Inc.

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EXHIBIT C

LANDLORD SERVICES

I.              CLEANING

Cleaning and janitorial services shall be provided Monday through Friday (starting at or after 6:00 pm EST), exclusive of holidays observed by the cleaning company and Saturdays and Sundays.

A.            OFFICE AREAS

Cleaning and janitorial services to be provided in the office areas shall include:

1.             Vacuuming, damp mopping of resilient floors and trash removal nightly.

2.             Dusting of horizontal surfaces within normal reach (tenant equipment to remain in place), including but not limited to, tenant furniture systems (minimum once per week).

3.             High dusting and dusting of vertical blinds and light fixtures to be rendered as needed (minimum once per week).

B.            LAVATORIES

Cleaning and janitorial services to be provided in the common area lavatories of the building shall include:

1.             Dusting, damp mopping of resilient floors, trash removal, sanitizing of basins, bowls and urinals as well as cleaning of mirrors and bright work (nightly).

2.             Refilling of soap, towel, tissue and sanitary dispensers to be rendered as necessary.

3.             High dusting to be rendered as needed (minimum once per week).

C.            MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS

Cleaning and janitorial services to be provided in the common areas of the building shall include:

1.             Trash removal, vacuuming, dusting and damp mopping of resilient

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floors and cleaning and sanitizing of water fountains (nightly).

2.             High dusting to be rendered as needed (minimum once per week).

D.            WINDOW CLEANING

All exterior windows shall be washed on the outside surfaces at least once per year, and on the inside surfaces at least once per year.

II.            HVAC

A.            Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lighting and standard electrical load of 3.0 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall not be less than the following:

(i)            Cooling season indoor temperatures of not in excess of 73 - 79 degrees Fahrenheit when outdoor temperatures are 91 degrees Fahrenheit ambient.

(ii)           Heating season minimum room temperature of 68 - 75 degrees Fahrenheit when outdoor temperatures are 6 degrees Fahrenheit ambient.

B.            Landlord shall provide heating, ventilating and air conditioning as normal seasonal changes may require during the hours (the “Building Hours”) of 8:00 a.m. to 6:00 p.m. Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturdays (legal holidays in all cases excepted). Landlord and Tenant will cooperate with each other in good faith to operate the heating, ventilating and air conditioning systems on Saturdays only in those portions of the Premises that are actually occupied on such days.

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any other time period, Landlord shall use Landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or the Landlord within a reasonable amount of time preceding the extra usage. Tenant may request such after hours service on

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a zone-by-zone basis.  Landlord shall charge Tenant for an amount equal to the sum of (x) the actual costs charged to Landlord by the utility company to provide such service and (y) a reasonable additional charge for depreciation of equipment, manpower and administrative fees, and Tenant shall pay the same to Landlord, as additional rent, upon receipt of billing therefor.

III.           ELECTRICAL SERVICES

A.            Landlord shall provide electric power for a combined load of 6.0 watts per square foot of useable area (exclusive of base building HVAC equipment load) for lighting and for office machines through standard receptacles for the typical office space.

B.            In the event that Tenant has special equipment (such as computers and reproduction equipment) that requires either 3-phase electric power or any voltage other than 120, or for any other usage in excess of 6.0 watts per square foot, Landlord may at its option require the installation of separate metering (Tenant being solely responsible for the costs of any such separate meter and the installation thereof) and direct billing to Tenant for the electric power required for any such special equipment.

C.            Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant. Landlord will clean lighting fixtures at Tenant’s request and expense.

IV.           ELEVATORS

Landlord shall manage the operation of the passenger elevators in the Building so that there is sufficient elevator service at all times to meet the demands of the Building occupants in a manner consistent with other comparable first-class office buildings in the Market Area, provided that (1) there shall not be less than three (3) elevators serving the Premises during Building Hours, and (2) at least one (1) passenger elevator servicing the Premises shall be operational and available on a 24 hour, seven (7) day a week basis. Only one (1) passenger elevator may be used as a freight elevator at any given time (and if only one (1) passenger elevator is then in service, such elevator may nonetheless also be used as a freight elevator but only during non-Building Hours). There shall be no additional charge for use of any freight elevator in the Building (including any passenger elevator serving as a freight elevator).

V.            WATER

Provide hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

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VI.           SECURITY; ACCESS

Landlord will provide a Building perimeter access control system at least one (1) designated entry door of the Building, including loading areas and provide Tenant with access/key cards for Tenant’s employees at no additional charge. Tenant shall have the right to integrate Tenant’s access control system for the Premises with Landlord’s access control for the Building to allow for single card use by Tenant’s employees for both the Building and the Premises.

Tenant shall have access to the Premises on a twenty-four hour per day, seven (7) day a week basis, subject to Landlord’s reasonable rules and regulations relative to such access and to events beyond Landlord’s reasonable control.

Landlord will provide, through a third-party security services contactor, random security patrols of the building perimeter and parking areas during non-Building Hours, and, upon request from Tenant’s employees, an escort for Tenant’s employees to their vehicles in the parking areas during non-Building Hours (it being acknowledged and agreed that (x) this escort will be provided by the roving security guard assigned to patrol the Site and other properties owned by Landlord and its affiliates and accordingly that there may be a variable waiting period between the time that the call is placed and the time that the security guard arrives on the Site, and (y) the obligation to provide an escort service shall not apply to any mortgagee or subsequent third-party holder of the landlord’s interest in this Lease).

VII.          SNOW REMOVAL

Snow removal and treatment of ice will be performed by Landlord or its contractor in a manner that is comparable to such service provided at other Class A, high quality, multi-tenant office buildings in the Market Area.

VIII.        BUILDING ILLUMINATION

Landlord will illuminate the Building at night in a manner that is consistent with the LEEDS certification of the Building.

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EXHIBIT H

BROKER DETERMINATION OF ANNUAL MARKET RENT

Where in the Lease to which this Exhibit is attached provision is made for a Broker Determination of Annual Market Rent, the following procedures and requirements shall apply:

1.             Definition of Annual Market Rent. “Annual Market Rent” shall mean the annual fair market rental value of (i) the RFO Premises in connection with Tenant’s Right of First Offer under Section 2.1.2 of the Lease, or (ii) the Premises in connection Tenant’s exercise of its extension options under Section 8.20 of the Lease, as applicable.  Such annual fair market rental value determination (a) may include provision for annual increases in rent during said Extended Term if so determined, (b) shall take account of, and be expressed in relation to, the payment in respect of taxes and operating costs and provisions for paying for so-called tenant electricity as contained in the Lease, (c) shall be based on comparable office use within the Market Area and (d) shall take into account all relevant factors as determined by the brokers selected in accordance with the provisions hereof.

2.             Tenant’s Request. Tenant shall send a notice to Landlord in accordance with Sections 2.1.1, 2.1.2 or 8.20 of the Lease, as applicable, requesting a Broker Determination of the Annual Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major metropolitan Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Market Area, (iii) state Tenant’s determination of Annual Market Rent, and (iv) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord, together with Landlord’s determination of Annual Market Rent.

3.             Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above and Landlord’s determination of Annual Market Rent.

4.             Determination by Landlord’s Broker and Tenant’s Broker. Landlord’s broker and Tenant’s broker shall have thirty (30) days to agree in writing on whether Landlord’s determination of Annual Market Rent or Tenant’s determination of Annual Market Rent more closely reflects the actual Annual Market Rent. Upon

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such agreement, the determination so chosen shall be the Annual Market Rent.

5.             Selection of Third Broker. If Landlord’s broker and Tenant’s broker are not able to agree within such thirty (30) day period, then within ten (10) days thereafter the two (2) brokers shall select a third such broker also having at least the affiliation and experience referred to above.

6.             Determination by Third Broker. Within thirty (30) days after the selection of the third broker, the third broker shall decide in writing whether Landlord’s determination of Annual Market Rent or Tenant’s determination of Annual Market Rent more closely reflects the actual Annual Market Rent. Upon such decision, the determination so chosen shall be the Annual Market Rent.

7.             Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

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